Exhibit 99.1

Item 6.	Selected Financial Data

The selected consolidated financial data presented below as of and for the years ended March 31, 2010 and 2009; the periods May 16, 2007 through March 31, 2008 and April 1, 2007 through May 15, 2007; the three months ended March 31, 2007 and as of and for the years ended December 31, 2006 and 2005 were derived from the audited consolidated financial statements of Novelis Inc. The selected consolidated financial data should be read in conjunction with our consolidated financial statements for the respective periods and the related notes included elsewhere in this Form 10-K.

As of May 15, 2007, all of our common shares were indirectly held by Hindalco; thus, earnings per share data is not reported. Amounts in the table below are in millions, except per share amounts.

			May 16,	April 1,	Three
			2007	2007	Months
	Year Ended	Year Ended	Through	Through	Ended
	March 31,	March 31,	March 31,	May 15,	March 31,	Year Ended December 31,
	2010	2009	2008(A)	2007(A)	2007(B)	2006	2005(C)
	Successor	Successor	Successor	Predecessor	Predecessor	Predecessor	Predecessor
Net sales	$8,673	$10,177	$9,965	$1,281	$2,630	$9,849	$8,363
Net income (loss) attributable to our common shareholder(D)	$405	$(1,910)	$(53)	$(97)	$(64)	$(275)	$90
Dividends per common share	$—	$—	$—	$—	$—	$0.20	$0.36

	March 31,	March 31,	March 31,	March 31,	December 31,
	2010	2009	2008	2007	2006	2005(C)
	Successor	Successor	Successor	Predecessor	Predecessor	Predecessor
Total assets(A)	$7,762	$7,567	$10,737	$5,970	$5,792	$5,476
Long-term debt (including current portion)	$2,596	$2,559	$2,575	$2,300	$2,302	$2,603
Short-term borrowings	$75	$264	$115	$245	$133	$27
Cash and cash equivalents	$437	$248	$326	$128	$73	$100
Shareholders’/invested equity	$1,869	$1,419	$3,490	$175	$195	$433

(A)	On May 15, 2007, the Company was acquired by Hindalco through its indirect wholly-owned subsidiary. Our acquisition by Hindalco was recorded in accordance with Staff Accounting Bulletin No. 103, Push Down Basis of Accounting Required in Certain Limited Circumstances (SAB 103). In the accompanying consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and have been allocated to the assets acquired and liabilities assumed in accordance with Financial Accounting Standards Board (FASB) Statement No. 141, Business Combinations (FASB 141), the applicable accounting standard at the Arrangement date. Due to the impact of push down accounting, the Company’s consolidated financial statements and certain notes for the year ended March 31, 2008 are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the period up to, and including, the acquisition date (April 1, 2007 through May 15, 2007, labeled “Predecessor”) and (2) the period after that date (May 16, 2007 through March 31, 2008, labeled “Successor”). The accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

The consideration paid by Hindalco to acquire Novelis has been pushed down to us and allocated to the assets acquired and liabilities assumed based on our estimates of fair value, using methodologies and assumptions that we believe are reasonable. This allocation of fair value results in additional charges or income to our post-acquisition consolidated statements of operations.

(B)	On June 26, 2007, our board of directors approved the change of our fiscal year end to March 31 from December 31. On June 28, 2007, we filed a Transition Report on Form 10-Q for the three month period ended March 31, 2007 with the United States Securities and Exchange Commission (SEC) pursuant to Rule 13a-10 under the Securities Exchange Act of 1934 for transition period reporting.

(C)	The consolidated financial statements for the year ended December 31, 2005 include the results for the period from January 1 to January 5, 2005 prior to our spin-off from Alcan, in addition to the results for the period from January 6 to December 31, 2005. The combined financial results for the period from January 1 to January 5, 2005 present our operations on a carve-out accounting basis. The consolidated balance sheet as of December 31, 2005 (and subsequent periods) and the consolidated results for the period from January 6 (the date of the spin-off from Alcan) to December 31, 2005 (and subsequent periods) present our financial position, results of operations and cash flows as a stand-alone entity.

All income earned and cash flows generated by us as well as the risks and rewards of these businesses from January 1 to January 5, 2005 were primarily attributed to us and are included in our consolidated results for the year ended December 31, 2005, with the exception of losses of $43 million ($29 million net of tax) arising from the change in fair market value of derivative contracts, primarily with Alcan. These mark-to-market losses for the period from January 1 to January 5, 2005 were recorded in the consolidated statement of operations for the year ended December 31, 2005 and were recognized as a decrease in Shareholders’/invested equity.

(D)	Net income (loss) attributable to our common shareholder for the year ended March 31, 2009 includes non-cash pre-tax impairment charges of $1.5 billion, pre-tax unrealized losses on derivatives instruments of $519 million, a $122 million pre-tax gain on extinguishment of debt and $95 million in pre-tax restructuring charges. Restructuring charges, net for the year ended March 31, 2010; the period May 16, 2007 through March 31, 2008; April 1, 2007 through May 15, 2007; the three months ended March 31, 2007; and the years ended December 31, 2006 and 2005 were $14 million; $6 million; $1 million; $9 million; $19 million; and $10 million, respectively. For additional discussion on restructuring actions, see Note 2 — Restructuring Programs in our accompanying audited consolidated financial statements.

Certain non-recurring expenses were incurred related to the acquisition by Hindalco. The three months ended March 31, 2007 and the period May 16, 2007 through March 31, 2008 each include $32 million of sales transaction fees. The period May 16, 2007 through March 31, 2008 also includes $45 million of stock compensation expense related to the Arrangement.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW AND REFERENCES

Novelis is the world’s leading aluminum rolled products producer based on shipment volume. We produce aluminum sheet and light gauge products for the beverage and food can, transportation, construction and industrial, and foil products markets. As of March 31, 2010, we had operations in 11 countries on four continents: North America, Europe, Asia and South America, through 31 operating plants, six research facilities and two market-focused innovation centers. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, alumina refining, primary aluminum smelting and power generation facilities that are integrated with our rolling plants in Brazil. We are the only company of our size and scope focused solely on aluminum rolled products markets and capable of local supply of technologically sophisticated products in all of these geographic regions.

The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Annual Report, particularly in “Special Note Regarding Forward-Looking Statements and Market Data” and “Risk Factors.”

BACKGROUND AND BASIS OF PRESENTATION

On May 18, 2004, Alcan announced its intention to transfer its rolled products businesses into a separate company and to pursue a spin-off of that company to its shareholders. The spin-off occurred on January 6, 2005 following approval by Alcan’s board of directors and shareholders, and legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held.

Acquisition by Hindalco

On May 15, 2007, the company was acquired by Hindalco through its indirect wholly-owned subsidiary pursuant to a plan of arrangement (the Arrangement) at a price of $44.93 per share. The aggregate purchase price for all of the company’s common shares was $3.4 billion, and $2.8 billion of Novelis’ debt was also assumed for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares were indirectly held by Hindalco.

As discussed in Note 1 — Business and Summary of Significant Accounting Policies in the accompanying consolidated financial statements, the Arrangement was recorded in accordance with Staff Accounting Bulletin No. 103. Accordingly, in the accompanying consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and allocated to the assets acquired and liabilities assumed in accordance with FAS 141, Business Combinations. Due to the impact of push down accounting, the company’s consolidated financial statements and certain notes separate the company’s presentation into two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the periods up to, and including, the May 15, 2007 acquisition date (labeled Predecessor) and (2) the periods after that date (labeled Successor). The accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

Amalgamation of AV Aluminum Inc. and Novelis Inc.

Effective September 29, 2010, in connection with an internal restructuring transaction, pursuant to articles of amalgamation under the Canadian Business Corporations Act, we were amalgamated (the “Amalgamation”) with our direct parent AV Aluminum Inc., a Canadian corporation (AV Aluminum), to form an amalgamated corporation named Novelis Inc., also a Canadian corporation.

As a result of the Amalgamation, we and AV Aluminum continue our corporate existence, and the amalgamated Novelis Inc. remains liable for all of our and AV Aluminum’s obligations and we continue to own all of our respective property. Since AV Aluminum was a holding company whose sole asset was the shares of the pre-amalgamated Novelis, our business, management, board of directors and corporate governance procedures following the Amalgamation are identical to those of Novelis immediately prior to the Amalgamation. Novelis Inc., like AV Aluminum, remains an indirect, wholly-owned subsidiary of Hindalco. We have retrospectively recast all periods presented to reflect the amalgamated companies.

As of March 31, 2010 and March 31, 2009, the Amalgamation increased the Company’s previously reported Additional paid-in capital by $33 million, and reduced Accumulated deficit by $33 million. The Amalgamation had no impact on our consolidated statements of operations for the years ended March 31, 2010 and March 31, 2009 or the period April 1 through May 15, 2007. For the period May 16, 2007 through March 31, 2008, the Amalgamation increased Interest expense and amortization of debt issuance costs by $23 million and increased our Income tax provision by $10 million, resulting in an increase to our net loss attributable to our common shareholder of $33 million. The corresponding change to Net loss attributable to our common shareholder has also been made to the consolidated statement of shareholders equity for the period May 16, 2007 through March 31, 2008. The impact of the change to net loss, interest expense and income tax provision have been reflected in the consolidated statement of cash flows for the period May 16, 2007 through March 31, 2008 in operating activities, with no change to Net cash provided by operating activities. There was no change to the consolidated statement of cash flow for the years ended March 31, 2010 and March 31, 2009, or the period April 1 through May 15, 2007.

Combined Financial Results of the Predecessor and Successor

For purposes of management’s discussion and analysis of the results of operations in this Form 10-K, we combined the results of operations for the period ended May 15, 2007 of the Predecessor with the period ended March 31, 2008 of the Successor. We believe the combined results of operations for the year ended March 31, 2008 provide management and investors with a more meaningful perspective on Novelis’ financial and operational performance than if we did not combine the results of operations of the Predecessor and the Successor in this manner. Similarly, we combine the financial results of the Predecessor and the Successor when discussing segment information and sources and uses of cash for the year ended March 31, 2008.

The combined results of operations are non-GAAP financial measures, do not include any pro forma assumptions or adjustments and should not be used in isolation or substitution of the Predecessor’s and the Successor’s results. Shown below are combining schedules of (i) shipments and (ii) our results of operations for periods allocable to the Successor, the Predecessor and the combined presentation for the year ended March 31, 2008 that we use throughout the discussion of results from operations.

	May 16, 2007	April 1, 2007
	Through	Through	Year Ended
	March 31,	May 15,	March 31,
	2008	2007	2008
	Successor	Predecessor	Combined

Shipments (in kt):
Rolled products(1)	2,640	348	2,988
Ingot products(2)	147	15	162

Total shipments	2,787	363	3,150

(1)	Rolled products include tolling (the conversion of customer-owned metal).

(2)	Ingot products include primary ingot in Brazil, foundry products in Korea and Europe, secondary ingot in Europe and other recyclable aluminum.

	May 16, 2007	April 1, 2007
	Through	Through	Year Ended
	March 31,	May 15,	March 31,
	2008	2007	2008
	Successor	Predecessor	Combined

Results of Operations (in millions)
Net sales	$9,965	$1,281	$11,246

Cost of goods sold (exclusive of depreciation and amortization shown below)	9,063	1,209	10,272
Selling, general and administrative expenses	298	91	389
Depreciation and amortization	375	28	403
Research and development expenses	46	6	52
Interest expense and amortization of debt issuance costs	214	27	241
Interest income	(18)	(1)	(19)
Gain on change in fair value of derivative instruments, net	(22)	(20)	(42)
Restructuring charges, net	6	1	7
Equity in net income of non-consolidated affiliates	(25)	(1)	(26)
Other (income) expenses, net	(6)	35	29

	9,931	1,375	11,306

Income (loss) before income taxes	34	(94)	(60)
Income tax provision	83	4	87

Net loss	(49)	(98)	(147)
Net income (loss) attributable to noncontrolling interests	4	(1)	3

Net loss attributable to our common shareholder	$(53)	$(97)	$(150)

HIGHLIGHTS

The global economic downturn had a significant impact on our business with low levels of shipments in the second half of fiscal 2009 and first half of fiscal 2010, particularly in the automotive, construction and industrial markets. As a result of our efforts to preserve liquidity, cost reductions enacted and capital spending controls, we were able to achieve pre-tax and net income of $727 million and $405 million, respectively.

•	We reported pre-tax income of $727 million for fiscal 2010, which includes $578 million of unrealized gains on derivatives. The $578 million of unrealized gains includes a $504 million reversal of previously recognized losses upon settlement of derivatives and $74 million of unrealized gains relating to mark to market adjustments on metal and currency derivatives. Current year results also include $14 million of restructuring expenses. Net income attributable to our common shareholder for fiscal 2010 was $405 million.

•	We reported a pre-tax loss of $2.2 billion for fiscal 2009, which includes $519 million of unrealized losses on derivatives. The prior year results also include non-cash impairment charges of $1.5 billion, $95 million in restructuring charges and a $122 million gain on a debt exchange transaction. Net loss attributable to our common shareholder for fiscal 2009 was $1.9 billion.

•	Shipments of flat rolled products in fiscal 2010 were down 2% overall as compared to fiscal 2009. However, shipments in our fourth quarter of 2010 increased in all regions as compared to the same period a year ago. Fourth quarter increases in North America, Europe and Asia were the most significant, with 11%, 21% and 50% increases, respectively. Shipments in South America remained stable during the past year, as this market is heavily focused on can sheet shipments and was not as significantly impacted by the economic downturn.

•	We had $1.0 billion of liquidity as of March 31, 2010. This represents an increase of $636 million as compared to our liquidity position at March 31, 2009, driven by strong operational cash flow, the bond issuance and increased gross borrowing capacity under the ABL.

All of these matters are discussed in further detail in “Results of Operations” and “Liquidity and Capital Resources.”

BUSINESS AND INDUSTRY CLIMATE

The global economic slowdown negatively impacted our sales and shipment levels as well as our profitability, operating cash flows and liquidity. During the second half of fiscal 2009, we experienced rapidly declining aluminum prices and sharply lower end-customer demand. However, beverage and food can shipments, which on an annual basis, represent between 56% and 58% of our rolled products business, stabilized during the first quarter of fiscal 2010 at levels which were only moderately below historical levels. The impacts were more severe in automotive, construction and industrial markets, although conditions have now also begun to recover in those product categories. On a regional basis, the impacts were most severe in Europe, Asia and North America.

Key Sales and Shipment Trends
(In millions, excepts Shipments which are in kt)

					Year					Year
	Three Months Ended				Ended	Three Months Ended				Ended
	June 30,	Sept 30,	Dec 31,	March 31,	March 31,	June 30,	Sept 30,	Dec 31,	March 31,	March 31,
	2008	2008	2008	2009	2009	2009	2009	2009	2010	2010

(Successor)
Net sales	$3,103	$2,959	$2,176	$1,939	$10,177	$1,960	$2,181	$2,112	$2,420	$8,673
% increase (decrease) in net sales versus comparable previous year period	10%	5%	(20)%	(32)%	(10)%	(37)%	(26)%	(3)%	25%	(15)%
Rolled product shipments:
North America	286	293	242	246	1,067	254	258	243	274	1,029
Europe	271	254	197	188	910	185	203	188	227	803
Asia	133	122	106	86	447	130	139	134	129	532
South America	87	87	87	85	346	81	93	84	86	344

Total	777	756	632	605	2,770	650	693	649	716	2,708

Beverage and food cans	417	416	363	361	1,557	396	407	371	406	1,580
All other rolled products	360	340	269	244	1,213	254	286	278	310	1,128

Total	777	756	632	605	2,770	650	693	649	716	2,708

Percentage increase (decrease) in rolled products shipments versus comparable previous year period:
North America	3%	5%	(10)%	(11)%	(3)%	(11)%	(12)%	—%	11%	(4)%
Europe	(5)%	(8)%	(19)%	(30)%	(15)%	(32)%	(20)%	(5)%	21%	(12)%
Asia	13%	5%	(21)%	(30)%	(9)%	(2)%	14%	26%	50%	19%
South America	16%	13%	5%	(2)%	7%	(7)%	7%	(3)%	1%	(1)%

Total	3%	1%	(13)%	(20)%	(7)%	(16)%	(8)%	3%	18%	(2)%

Beverage and food cans	11%	9%	(6)%	(7)%	2%	(5)%	(2)%	2%	12%	1%
All other rolled products	(5)%	(7)%	(22)%	(33)%	(17)%	(29)%	(16)%	3%	27%	(7)%

Total	3%	1%	(13)%	(20)%	(7)%	(16)%	(8)%	3%	18%	(2)%

Business Model and Key Concepts

Most of our business is conducted under a conversion model, which allows us to pass through increases or decreases in the price of aluminum to our customers. Nearly all of our products have a price structure with two components: (i) a pass-through aluminum price based on the London Market Exchange (LME) plus local market premiums and (ii) a “conversion premium” price on the conversion cost to produce the rolled product which reflects, among other factors, the competitive market conditions for that product.

A key component of our conversion model is the use of derivative instruments on projected aluminum requirements to preserve our conversion margin. We enter into forward metal purchases simultaneous with the sales contracts that contain fixed metal prices. These forward metal purchases directly hedge the economic risk of future metal price fluctuation associated with these contracts. The recognition of unrealized gains and losses on metal derivative positions typically precedes customer delivery and revenue recognition under the related fixed forward priced contracts. The timing difference between the recognition of unrealized gains and losses on metal derivatives and recognition of revenue impacts income (loss) before income taxes and net income (loss). Gains and losses on metal derivative contracts are not recognized in segment income until realized. Additionally, we sell short-term LME futures contracts to reduce the cash flow volatility of fluctuating metal prices associated with the metal price lag.

The average and closing prices based upon the LME for aluminum for the years ended March 31, 2010, 2009 and 2008 are as follows:

				Percent Change
				Year Ended	Year Ended
				March 31, 2010	March 31, 2009
	Year Ended March 31,			versus	versus
London Metal Exchange Prices	2010	2009	2008	March 31, 2009	March 31, 2008
	Successor	Successor	Combined

Aluminum (per metric tonne, and presented in U.S. dollars):
Closing cash price as of end of period	$2,288	$1,366	$2,935	67%	(53)%
Average cash price during period	$1,868	$2,234	$2,620	(16)%	(15)%

After reaching a peak of $3,292 per tonne in July 2008, aluminum prices rapidly declined to a low of $1,254 per tonne in February 2009, our fourth quarter of fiscal 2009. Prices have steadily increased since that time, with a closing price of $2,287 on March 31, 2010.

Rapid changes in LME prices have the following impacts on our business:

•	Our products have a price structure based upon the LME price. Increases or decreases in the LME price have a direct impact on net sales, cost of goods sold (exclusive of depreciation and amortization) and working capital on a lag basis.

•	In periods of declining prices, we settle derivative contracts in cash with brokers in advance from our customers. The lag between derivative settlement and customer collection typically ranges from 30 to 60 days, which temporarily impacts our liquidity. During fiscal 2010, we had net outflows of $395 million for payments related to the settlement of derivatives.

LME prices increased 67% from the March 31, 2009 closing price of $1,366 per tonne to $2,288 per tonne at March 31, 2010 which resulted in $122 million of net gains on change in fair value of metal derivatives during fiscal 2010.

Metal Price Ceilings

As a result of contracts entered into by Alcan prior to our spin-off in 2005, we had contracts that contained a ceiling over which metal prices could not be contractually passed through to certain customers. The last of these contracts expired on December 31, 2009, and we entered into a new multi-year agreement to continue supplying similar volumes to the same customer. This new agreement became effective January 1, 2010, and does not contain a metal price ceiling.

Contracts with metal price ceilings negatively impacted our margins when the price we paid for metal was above the ceiling price contained in these contracts. We calculate and report this difference to be the difference between the quoted purchase price on the LME (adjusted for any local premiums and for any price lag associated with purchasing or processing time) and the metal price ceiling in our contracts. Cash flows from operations were also negatively impacted by the same amounts, adjusted for any timing difference between customer receipts and vendor payments, and offset partially by reduced income taxes.

LME prices were below the ceiling price for the first five months of fiscal 2010 but rose above the ceiling again in September 2009. In fiscal 2010, we were unable to pass through $10 million of metal purchase costs associated with sales under this contract, as compared to fiscal 2009 when we were unable to pass through $176 million of metal purchase costs associated with sales under this contract.

In connection with the allocation of purchase price (i.e., total consideration) paid by Hindalco, we established reserves totaling $655 million as of May 15, 2007 to record these sales contracts with metal price ceilings at fair value. These reserves were accreted into net sales over the term of the underlying contracts. This accretion had no impact on cash flow. For fiscal 2010, 2009 and the combined 2008, we recorded accretion of $152 million, $233 million and $270 million, respectively. With the expiration of the last contract with a price ceiling, the balance of the reserves was zero effective December 31, 2009.

Metal Price Lag

On certain sales contracts, we experience timing differences on the pass through of changing aluminum prices from our suppliers to our customers. Additional timing differences occur in the flow of metal costs through moving average inventory cost values and cost of goods sold (exclusive of depreciation and amortization). In periods of declining prices, our earnings are negatively impacted by this timing difference while the opposite is true in periods of rising prices. We refer to this timing difference as “metal price lag.” We sell short-term LME forward contracts to help mitigate our exposure to metal price lag.

Foreign Exchange Impact

Fluctuations in foreign exchange rates also impact our operating results. The following table presents the exchange rates as of the end of each period as well as the average of the month-end exchange rates for each of the past three fiscal years.

	Exchange Rate as of			Average Exchange Rate
	March 31,			Year Ended March 31,
	2010	2009	2008	2010	2009	2008

U.S. dollar per Euro	1.353	1.328	1.581	1.414	1.411	1.432
Brazilian real per U.S. dollar	1.784	2.301	1.744	1.861	1.982	1.837
South Korean won per U.S. dollar	1,131	1,337	989	1,213	1,221	932
Canadian dollar per U.S. dollar	1.014	1.258	1.028	1.085	1.134	1.025

The U.S. dollar weakened as compared to the local currency in all regions during fiscal 2010. In Europe and Asia, the weakening of the U.S. dollar resulted in foreign exchange gains as these operations are recorded in local currency. In North America and Brazil, where the U.S. dollar is the functional currency due to predominantly U.S. dollar selling prices and local currency operating costs, we incurred foreign exchange losses as the U.S. dollar weakened.

In fiscal 2009, the U.S. dollar strengthened as compared to the local currency in all regions, resulting in foreign exchange losses in Europe and Asia as these operations are recorded in local currency, and foreign exchanges gains in Brazil and North America. See “Segment Review” for each of the periods presented below for additional discussion of the impact of foreign exchange on the results of each region.

Results of Operations

Year Ended March 31, 2010 Compared with the Year Ended March 31, 2009

For the year ended March 31, 2010, we reported net income attributable to our common shareholder of $405 million on net sales of $8.7 billion, compared to the year ended March 31, 2009 when we reported net loss attributable to our common shareholder of $1.9 billion on net sales of $10.2 billion. The prior year results include pre-tax impairment charges totaling $1.5 billion, which reflected the deterioration in the global economic environment and resulting decreases in the market capitalization of our parent company, valuation of our publicly traded debt and related increase in our cost of capital.

While shipments were flat, Cost of goods sold (exclusive of depreciation and amortization) decreased $2.1 billion, or 22%, on a sales reduction of 15%. The decrease in average metal prices impacted both sales and costs of goods sold, also the reduction in cost of goods sold reflects the benefit of our previously announced restructuring actions and cost reduction initiatives. Selling, general and administrative expenses increased $43 million, or 15%, primarily due to the increase in accrued incentive compensation in the current year as compared to the prior year when business conditions were declining.

The current year also includes $578 million in unrealized gains on derivative instruments, as compared to unrealized losses of $519 million in the prior year. Additionally, we recorded an income tax provision of $262 million on our net income in fiscal 2010, as compared to a $246 million income tax benefit in the prior year. These items are discussed in further detail below.

Segment Review

We measure the profitability and financial performance of our operating segments based on Segment income. Segment income provides a measure of our underlying segment results that is in line with our portfolio approach to risk management. We define Segment income as earnings before (a) depreciation and amortization; (b) interest expense and amortization of debt issuance costs; (c) interest income; (d) unrealized gains (losses) on change in fair value of derivative instruments, net; (e) impairment of goodwill; (f) impairment charges on long-lived assets (other than goodwill); (g) gain on extinguishment of debt; (h) noncontrolling interests’ share; (i) adjustments to reconcile our proportional share of Segment income from non-consolidated affiliates to income as determined on the equity method of accounting (described below); (k) restructuring charges, net; (k) gains or losses on disposals of property, plant and equipment and businesses, net; (l) other costs, net; (m) litigation settlement, net of insurance recoveries; (n) sale transaction fees; (o) provision or benefit for taxes on income (loss) and (p) cumulative effect of accounting change, net of tax.

The tables below show selected segment financial information (in millions, except shipments which are in kt). For additional financial information related to our operating segments. See Note 19 — Segment, Geographical Area and Major Customer and Major Supplier Information to our accompanying audited consolidated financial statements.

Selected Operating Results	North			South
Year Ended March 31, 2010	America	Europe	Asia	America	Eliminations	Total

Successor
Net sales	$3,292	$2,975	$1501	$948	$(43)	$8,673
Shipments (kt)
Rolled products	1,029	803	532	344	—	2,708
Ingot products	34	81	2	29	—	146

Total shipments	1,063	884	534	373	—	2,854

Selected Operating Results	North			South
Year Ended March 31, 2009	America	Europe	Asia	America	Eliminations	Total

Successor
Net sales	$3,930	$3,718	$1,536	$1,007	$(14)	$10,177
Shipments (kt)
Rolled products	1,067	910	447	346	—	2,770
Ingot products	42	99	13	19	—	173

Total shipments	1,109	1,009	460	365	—	2,943

The following table reconciles changes in Segment income for the year ended March 31, 2010 as compared to the year ended March 31, 2009 (in millions):

	North			South
Changes in Segment Income	America	Europe	Asia	America

Segment income — year ended March 31, 2009	$82	$236	$86	$139
Volume:
Rolled products	(26)	(104)	34	2
Other	4	2	(2)	2
Conversion premium and product mix	78	58	40	54
Conversion costs(A)	75	54	40	6
Metal price lag	73	(49)	(82)	3
Foreign exchange	27	27	48	(30)
Other changes(B)	7	23	2	(65)

Segment income — year ended March 31, 2010	$320	$247	$166	$111

(A)	Conversion costs include expenses incurred in production such as direct and indirect labor, energy, freight, scrap usage, alloys and hardeners, coatings, alumina and melt loss. Fluctuations in this component reflect cost efficiencies during the period as well as cost inflation (deflation).

(B)	Other changes include selling, general & administrative costs and research and development for all segments and certain other items which impact one or more regions, including such items as the impact of purchase accounting and metal price ceiling contracts. Significant fluctuations in these items are discussed below.

North America

As of March 31, 2010, North America manufactured aluminum sheet and light gauge products through 11 plants, including two dedicated recycling facilities. Important end-use applications include beverage cans, containers and packaging, automotive and other transportation applications, building products and other industrial applications.

North America experienced a reduction in demand in the second half of fiscal 2009 as all industry sectors were impacted by the economic downturn. While shipments for fiscal 2010 were down 4% as compared to a year ago, fourth quarter 2010 represented an 11% increase over the same period a year ago and a 13% increase over our seasonally low third quarter. Net sales for fiscal 2010 were down $638 million, or 16%, as compared to fiscal 2009 primarily reflecting lower average LME prices as well as the reduced volumes discussed above. Prices under certain can contracts are determined based on a six month price average and therefore do not reflect the recent increases in LME prices. Can shipments represent approximately 70% of our flat rolled shipments in North America.

Segment income for fiscal 2010 was $320 million, up $238 million as compared to the prior year period. Improved conversion premiums and product mix, reductions in conversion costs, favorable metal price lag and favorable impact of foreign exchange all had a positive impact on segment income. Conversion cost improvements relate to reductions in a number of cost categories, including energy, melt loss, production labor and repairs and maintenance as compared to the prior year period. Other changes include a $98 million favorable impact related to metal price ceilings contracts which expired on December 31, 2009, partially offset by an $81 million reduction to the net favorable impact of acquisition related fair value adjustments and a $10 million reduction in the benefit from used beverage cans.

To consolidate corporate functions and enhance organizational effectiveness, we announced a plan to relocate our North American headquarters from Cleveland, Ohio to Atlanta, Georgia, where the Company’s executive offices are located. This move is expected to occur over the next six months with a completion date no later than December 31, 2010. In connection with the relocation of the North American headquarters, we expect to incur approximately $21 million in restructuring and other charges to be recorded in fiscal years 2010 and 2011. Included in these charges are approximately $6 million in one-time employee termination costs; approximately $6 million in other employee related costs, including relocation; approximately $5 million of expense associated with contract and lease terminations; and approximately $4 million of expense associated with asset write-downs and accelerated depreciation. We recorded $4 million in fiscal 2010 related to one-time termination benefits and other employee related costs.

In response to reductions in demand in fiscal 2009, we announced a Voluntary Separation Program (VSP) available to salaried employees in North America and the Corporate office, aimed at reducing staffing levels. This VSP plan was supplemented by an Involuntary Severance Program (ISP). Through the VSP and ISP, we eliminated approximately 120 positions during the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010.

Europe

As of March 31, 2010, our European segment provided European markets with value-added sheet and light gauge products through 13 aluminum operating facilities, including one dedicated recycling facility. Europe serves a broad range of aluminum rolled product end-use markets in various applications including can, automotive, lithographic, foil products and painted products.

Europe experienced a reduction in demand in all industry sectors with flat rolled shipments and net sales down 12% and 20%, respectively, compared to the prior year. While shipments for fiscal 2010 were down compared to a year ago, fourth quarter 2010 represented a 21% increase over the same period a year ago and a 21% increase over our seasonally low third quarter. Net sales for fiscal 2010 were down $743 million, as compared to fiscal 2009 reflecting the volume decrease as well as lower average LME prices.

Segment income for fiscal 2010 was $247 million, up $11 million as compared to the prior year. Improved conversion premium and product mix, reductions in conversion costs and the favorable impact of foreign exchange more than offset the impact of volume reduction and the negative metal price lag. Other changes reflect a favorable impact of $25 million from fixed forward priced contracts.

In late fiscal 2009, we began a number of restructuring actions across Europe, including the closure of our plant in Rogerstone, United Kingdom effective April 2009. The closure of the Rogerstone plant resulted in the elimination of 440 positions. Other cost reductions were implemented in 2009 and throughout 2010 through capacity and staff reductions at plants in France, Germany, Switzerland and Italy.

Asia

As of March 31, 2010, Asia operated three manufacturing facilities with production balanced between foil, construction and industrial, and beverage and food can end-use applications.

The Asian economies, fueled by government stimulus programs, have been recovering rapidly since our first quarter of fiscal 2010. We expect growth in China’s economy to benefit export-oriented neighboring countries as they participate in demand for finished goods and infrastructure projects in China. Flat rolled shipments are up 19% as compared to the prior year and have been consistent each quarter this year. We expect customer demand to continue at these levels for the near term. Net sales were down 2% as the decrease in the average LME more than offset volume and conversion premium increases.

Segment income increased from $86 million in fiscal 2009 to $166 million for fiscal 2010 due to improvements in volume, conversion premiums and reductions in conversion costs, partially offset by the unfavorable metal price lag. As shown above in the Foreign Exchange Impact discussion, the U.S. dollar strengthened during fiscal 2009, and weakened during fiscal 2010, resulting in a favorable year-over-year foreign exchange impact.

In response to reduced demand in the fourth quarter of fiscal 2009, we eliminated 34 positions in Asia related to a voluntary retirement program. Also during fiscal 2009, we recorded an impairment charge of approximately $5 million in Novelis Korea due to the obsolescence of certain production related fixed assets.

South America

Our operations in South America manufacture various aluminum rolled products for the beverage and food can, construction and industrial and transportation end-use markets. As of March 31, 2010, our South American operations included two rolling plants in Brazil along with two smelters, bauxite mines and power generation facilities. We ceased the production of commercial grade alumina at our Ouro Preto facility effective May 2009 as the decline in alumina prices made alumina production economically unfeasible at this facility. For the foreseeable future, the plant will purchase alumina through third parties.

Flat rolled and total shipments were flat as compared to the prior year period, while net sales decreased 6% as compared to the prior year due to lower average LME prices, partially offset by increases in pricing. Can shipments represent over 80% of our flat rolled shipments in South America.

Segment income for South America decreased $28 million as compared to the prior year period. This decrease in segment income is due to a $59 million decrease in the smelter benefit compared to the prior year period and a $7 million reduction in the benefit associated with used beverage cans, included in Other changes in the table above. These reductions in segment income were partially offset by improvements in conversion premiums on new contracts and reductions in conversion costs.

Reconciliation of segment results to Net income

Costs such as depreciation and amortization, interest expense and unrealized gains (losses) on changes in the fair value of derivatives are not utilized by our chief operating decision maker in evaluating segment performance. The table below reconciles income from reportable segments to Net income attributable to our common shareholder for the years ended March 31, 2010 and 2009 (in millions).

	Year Ended March 31,
	2010	2009
	Successor	Successor

North America	$320	$82
Europe	247	236
Asia	166	86
South America	111	139
Corporate and other	(90)	(57)
Depreciation and amortization	(384)	(439)
Interest expense and amortization of debt issuance costs	(175)	(182)
Interest income	11	14
Unrealized gains (losses) on change in fair value of derivative instruments, net	578	(519)
Impairment of goodwill	—	(1,340)
Gain on extinguishment of debt	—	122
Restructuring charges, net	(14)	(95)
Adjustment to eliminate proportional consolidation	(51)	(226)
Other costs, net	8	11

Income (loss) before income taxes	727	(2,168)
Income tax provision (benefit)	262	(246)

Net income (loss)	465	(1,922)
Net income (loss) attributable to noncontrolling interests	60	(12)

Net income (loss) attributable to our common shareholder	$405	$(1,910)

Corporate and other includes functions that are managed directly from our corporate office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. These expenses have not been allocated to the regions. Corporate and other costs increased from $57 million to $90 million primarily due to higher incentive compensation in fiscal 2010 as compared to the prior period when business conditions declined.

Depreciation and amortization decreased $55 million from the prior year period primarily due to certain fixed assets that became fully depreciated during the first quarter of fiscal 2010.

Interest expense and amortization of debt issuance costs decreased primarily due to lower average interest rates on our variable rate debt. Taking into account the effect of interest rate swaps, approximately 26% of our debt was variable rate as of March 31, 2010.

Unrealized gains on the change in fair value of derivative instruments represent the mark to market accounting for changes in the fair value of our derivatives that do not receive hedge accounting treatment. In fiscal 2010, the $578 million of unrealized gains consists of (i) $504 million reversal of previously recognized losses upon settlement of derivatives and (ii) $74 million of unrealized gains relating to mark to market adjustments on metal and currency derivatives. We recorded $519 million of unrealized losses in fiscal 2009.

We recorded a $1.3 billion impairment charge related to goodwill in fiscal 2009. This charge, along with a $160 million impairment charge related to our investment in the Aluminum Norf GmbH (Norf) joint venture, reflected the global economic environment at the time and the related market increase in the cost of capital.

The gain on extinguishment of debt related to the purchase of our 7.25% senior notes with a principal value of $275 million with the proceeds of an additional term loan with a face value of $220 million and an estimated fair value of $165 million. See “Liquidity and Capital Resources” below for additional discussion about the accounting for this purchase.

Restructuring charges in fiscal 2010 primarily relate to previously announced restructuring actions initiated in fiscal 2009 related to voluntary and involuntary separation programs for salaried employees in North America, Europe and Corporate aimed at reducing staff levels. Fiscal 2010 also includes $4 million related to the relocation of our North American headquarters to Atlanta, Georgia. Restructuring charges for fiscal 2009 includes the costs associated with the closure of our plant in Rogerstone, United Kingdom and the related employee and environmental costs. See also “Segment Review” discussion above as well as Note 2 — Restructuring Programs to our accompanying audited consolidated financial statements.

Adjustment to eliminate proportional consolidation was $51 million for fiscal 2010 as compared to $226 million in fiscal 2009. This adjustment typically relates to depreciation and amortization and income taxes at our Norf joint venture. Income taxes related to our equity method investments are reflected in the carrying value of the investment and not in our consolidated income tax provision. The adjustment in fiscal 2010 also includes a non-recurring after-tax benefit of $10 million from the refinement of our methodology for recording depreciation and amortization on the step up in our basis in the underlying assets of an investee. The prior year includes a $160 million pre-tax impairment charge related to our investment in Norf.

We have experienced significant fluctuations in income tax expense and the corresponding effective tax rate. The primary factors contributing to the effective tax rate differing from the statutory Canadian rate include:

•	Our functional currency in Canada and Brazil is the U.S. dollar and the company holds significant U.S. dollar denominated debt in these locations. As the value of the local currencies strengthens and weakens against the U.S. dollar, unrealized gains or losses are created in those locations for tax purposes, while the underlying gains or losses are not recorded in our income statement.

•	During fiscal 2009, Canadian legislation was enacted allowing us to elect to determine our Canadian taxable income in U.S. dollars. Our election was effective April 1, 2008, and such U.S. dollar taxable gains and losses no longer exist in Canada as of that date.

•	We have significant net deferred tax liabilities in Brazil that are remeasured to account for currency fluctuations as the taxes are payable in local currency.

•	Our income is taxed at various statutory tax rates in varying jurisdictions. Applying the corresponding amounts of income and loss to the various tax rates results in differences when compared to our Canadian statutory tax rate.

•	We record increases and decreases to valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses.

For fiscal 2010, we recorded a $262 million income tax provision on our pre-tax income of $742 million, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of 35%. Our effective tax rate differs from the expense at the Canadian statutory rate primarily due to the following factors: (1) $19 million expense for pre-tax foreign currency gains or losses with no tax effect and the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, (2) a $38 million expense for exchange remeasurement of deferred income taxes, (3) a $7 million expense for the effects of enacted tax rate changes on cumulative taxable temporary differences, (4) a $9 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions and (5) a $10 million benefit related to a decrease in uncertain tax positions.

For fiscal 2009, we recorded a $246 million income tax benefit on our pre-tax loss of $2.0 billion, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of 12%. Our effective tax rate differs from the benefit at the Canadian statutory rate primarily due to the following factors: (1) $415 million related to a non-deductible goodwill impairment charge, (2) a $48 million benefit for exchange remeasurement of deferred income taxes, (3) a $61 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, (4) a $33 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions and (5) a $2 million expense related to an increase in uncertain tax positions.

During fiscal 2010, the statute of limitations lapsed with respect to unrecognized tax benefits related to potential withholding taxes and cross-border intercompany pricing of services. As a result, we recognized a reduction in unrecognized tax benefits of $28 million, including a decrease in accrued interest of $5 million, recorded as a reduction to the income tax provisions in the consolidated statement of operations and comprehensive income (loss).

Year Ended March 31, 2009 Compared With the Year Ended March 31, 2008 (Twelve Months Combined Non-GAAP)

Positive trends in the demand for aluminum products and inflationary movement in average LME prices during the first six months of fiscal 2009 were reversed sharply in the second half of our fiscal year. For the year ended March 31, 2009, we realized a net loss attributable to our common shareholder of $1.9 billion on net sales of $10.2 billion, compared to the year ended March 31, 2008 when we realized a Net loss attributable to our common shareholder of $150 million on net sales of $11.2 billion. The reduction in sales is due to the decrease in the average LME price as well as a reduction in demand for flat rolled products in most regions during the last six months of fiscal 2009.

Cost of goods sold (exclusive of depreciation and amortization) decreased $1.0 billion, or 10%, and stayed flat as a percentage of net sales as compared to the fiscal 2008 period. Selling, general and administrative expenses decreased $95 million, or 24%, primarily due to reductions in professional fees and employee-related costs, including incentive compensation associated with the Arrangement. The fiscal 2009 results include non-cash asset impairment charges totaling $1.5 billion.

The current year was also impacted by $519 million in non-cash unrealized losses on derivative instruments and $95 million in restructuring charges, as compared to $3 million in unrealized losses for fiscal 2008. These negative factors were partially offset by a $122 million gain on the extinguishment of debt. We also recorded an income tax benefit of $246 million on our net loss in fiscal 2009, as compared to a $87 million income tax provision in fiscal 2008. These items are discussed in further detail below.

Segment Review (on a combined non-GAAP basis)

The tables below show selected segment financial information (in millions, except shipments which are in kt).

Selected Operating Results	North			South
Year Ended March 31, 2009	America	Europe	Asia	America	Eliminations	Total

Successor
Net sales	$3,930	$3,718	$1,536	$1,007	$(14)	$10,177
Shipments (kt)
Rolled products	1,067	910	447	346	—	2,770
Ingot products	42	99	13	19	—	173

Total shipments	1,109	1,009	460	365	—	2,943

Selected Operating Results	North			South
Year Ended March 31, 2008	America	Europe	Asia	America	Eliminations	Total

Combined
Net sales	$4,110	$4,341	$1,829	$1,024	$(58)	$11,246
Shipments (kt)
Rolled products	1,102	1,071	491	324	—	2,988
Ingot products	64	35	39	24	—	162

Total shipments	1,166	1,106	530	348	—	3,150

The following table reconciles changes in Segment income for the year ended March 31, 2008 to the year ended March 31, 2009:

	North			South
Changes in Segment Income (in millions)	America	Europe	Asia	America

Successor
Segment income — year ended March 31, 2008	$242	$273	$52	$161
Volume:
Rolled products	(28)	(156)	(35)	5
Other	—	(3)	(4)	(9)
Conversion premium and product mix	22	68	26	(3)
Conversion costs(1)	(57)	13	(14)	(37)
Metal price lag	(87)	66	63	(1)
Foreign exchange	(26)	(40)	(10)	14
Other changes(2)	16	15	8	9

Segment income — year ended March 31, 2009	$82	$236	$86	$139

(1)	Conversion costs include expenses incurred in production such as direct and indirect labor, energy, freight, scrap usage, alloys and hardeners, coatings, alumina and melt loss. Fluctuations in this component reflect cost efficiencies during the period as well as cost inflation (deflation).

(2)	Other changes include selling, general & administrative costs and research and development for all segments and certain other items which impact one or more regions, including such items as the impact of purchase accounting and metal price ceiling contracts. Significant fluctuations in these items are discussed below.

North America

Net sales for fiscal 2009 were down $171 million, or 4%, as compared to the fiscal 2008 period due to lower volume and a lower average LME price. While shipments were down 5% for fiscal 2009 as compared to fiscal 2008, shipments in the second half of fiscal 2009 were down 16% as compared to the first half of the year.

Segment income for fiscal 2009 was $82 million, down $160 million as compared to the prior year, due to the negative impact of metal price lag, conversion costs, volume decreases and foreign exchange fluctuations related to our operations in Canada. The negative impact of conversion costs relates to increases in energy costs and freight as compared to fiscal 2008.

Other changes reflect $11 million in acquisition-related stock compensation expense in the fiscal 2008 period, and an $18 million favorable impact related to metal price ceiling contracts in fiscal 2009 as compared to fiscal 2008. Selling, general and administrative costs were down $22 million as compared to the prior year as the cost reduction initiatives have begun to favorably impact results. These favorable changes were partially offset by a $23 million reduction in the net favorable impact of acquisition-related fair value adjustments and a $13 million reduction in the benefit associated with recycling used beverage cans.

Europe

Flat rolled shipments and net sales decreased 15% and 14%, respectively, in fiscal 2009 compared to fiscal 2008. The volume reduction had a $404 million unfavorable impact on net sales, with the remaining decrease reflecting the impact of lower LME prices and a stronger U.S. dollar. Demand for specialty, painted and light gauge products was down for fiscal 2009 as a result of the weak construction market, as well as reductions in demand for automotive products. Increases in beverage can and lithographic shipments in the first six months of fiscal 2009 were reversed in the second half of the fiscal year, resulting in year-over-year declines in both sectors.

Segment income for fiscal 2009 was $236 million, as compared to $273 million in the fiscal 2008 period. Volume and foreign currency remeasurement unfavorably impacted Segment income but these impacts were partially offset by favorable conversion premiums, metal price lag and conversion costs. The favorable impact of conversion costs relates to a reduction in labor costs, partially offset by increases in energy costs as compared to the prior year.

Other changes reflect a $13 million net favorable impact of income and expense items associated with acquisition-related fair value adjustments and $6 million of stock compensation expense in the prior year.

In the fourth quarter of 2009, we announced a number of restructuring actions across Europe, including the closure of our plant in Rogerstone, United Kingdom effective April 30, 2009. The closure of the Rogerstone plant resulted in the elimination of 440 positions, and we recorded approximately $20 million in severance-related costs. We also recorded $20 million in environmental remediation expenses and $3 million in other exit related costs related to the closure of this plant. We also recorded $12 million in non-cash fixed asset impairments, an $8 million write-down of parts and supplies, and a $3 million reduction to reserves associated with unfavorable contracts established as part of the Arrangement.

Asia

Total shipments and net sales decreased 13% and 16%, respectively, in fiscal 2009 with the largest shipment reductions in beverage can products, followed by electronics, construction and general purpose foil products. The volume reduction had a $242 million unfavorable impact on net sales with the remaining decrease reflecting the impact of lower LME prices.

The improvement in Segment income of $34 million from the year ended March 31, 2008 to the year ended March 31, 2009 was due to the favorable impact of metal price lag, improved conversion premiums and product mix, partially offset by the volume decreases, increases to conversion costs and foreign currency remeasurement. The conversion cost increases were primarily related to increases in energy costs as compared to the fiscal 2008 period.

In response to reduced demand, we eliminated 34 positions in Asia in the fourth quarter of fiscal 2009 and recorded approximately $1 million in severance-related costs related to a voluntary retirement program. Also, during the year ended March 31, 2009, we recorded an impairment charge of approximately $5 million in Novelis Korea due to the obsolescence of certain production related fixed assets.

South America

Total shipments increased 5% in fiscal 2009 over in fiscal 2008, with rolled products shipments up 7%, but net sales was flat in fiscal 2008 as compared to fiscal 2008 due to lower LME prices.

Segment income for South America decreased $22 million as compared to fiscal 2008. Conversion costs increased due to cost inflation for energy, alumina, alloys and hardeners. Other changes reflect a $9 million net favorable impact of income and expense items associated with acquisition-related fair value adjustments, a $6 million reduction in selling, general and administrative expenses and $3 million of stock compensation expense in fiscal 2008. These positive impacts were partially offset by an $11 million decrease in the smelter benefit as the benefit from our smelter operations in South America declines as average LME prices decrease.

On January 26, 2009, we announced that we would cease the production of alumina at our Ouro Preto facility in May 2009. This resulted in the reduction of approximately 290 positions, including 150 employees and 140 contractors, and we recorded restructuring charges totaling $2 million related to severance in the fourth quarter of fiscal 2009. Other exit costs include less than $1 million related to the idling of the refinery. Other activities related to the facility, including electric power generation and the production of primary aluminum, will continue unaffected.

Reconciliation of segment results to Net income

The table below reconciles Income from reportable segments to Net loss attributable to our common shareholder for the years ended March 31, 2009 and 2008 (in millions).

	Year Ended March 31,
	2009	2008
	Successor	Combined

North America	$82	$242
Europe	236	273
Asia	86	52
South America	139	161
Corporate and other(1)	(57)	(84)
Depreciation and amortization	(439)	(403)
Interest expense and amortization of debt issuance costs	(182)	(241)
Interest income	14	19
Unrealized losses on change in fair value of derivative instruments, net	(519)	(3)
Impairment of goodwill	(1,340)	—
Gain on extinguishment of debt	122	—
Adjustment to eliminate proportional consolidation(2)	(226)	(43)
Restructuring charges, net	(95)	(7)
Other costs, net	11	(26)

Loss before income taxes	(2,168)	(60)
Income tax provision (benefit)	(246)	87

Net loss	(1,922)	(147)
Net income (loss) attributable to noncontrolling interests	(12)	3

Net loss attributable to our common shareholder	$(1,910)	$(150)

(1)	Corporate and Other includes functions that are managed directly from our corporate office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. These expenses have not been allocated to the regions.

(2)	Our financial information for our segments (including Segment income) includes the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile Income from reportable segments to net loss attributable to our common shareholder, the proportional Segment income of these non-consolidated affiliates is removed from Income from reportable segments, net of our share of their net after-tax results, which is reported as equity in net (income) loss of non-consolidated affiliates on our condensed consolidated statements of operations. See Note 8 — Investment in and Advances to Non-Consolidated Affiliates and Related Party Transactions to our accompanying audited consolidated financial statements for further information about these non-consolidated affiliates.

Corporate and other expenses declined in fiscal 2009 versus fiscal 2008 primarily due to $22 million of stock compensation expenses associated with the Arrangement which were recognized in fiscal 2008 and lower incentive compensation expenses in fiscal 2009.

Depreciation and amortization increased $36 million primarily due to the increases in basis of our property, plant and equipment and intangible assets resulting from the Arrangement in the first quarter of fiscal 2008.

Interest expense and amortization of debt issuance costs decreased primarily due to lower average interest rates on our variable rate debt. As of March 31, 2009, approximately 29% of our debt was variable rate.

Unrealized losses on the change in fair value of derivative instruments represent the mark-to-market accounting for changes in the fair value of our derivatives that do not receive hedge accounting treatment. In the year ended March 31, 2009, these unrealized losses increased primarily attributable to falling LME prices. Our principal exposure to LME prices is related to derivatives on fixed forward price contracts. We hedge these contracts by purchasing aluminum futures contracts and these contracts decrease in value in periods of declining LME prices.

We recorded a $1.3 billion impairment charge related to goodwill in fiscal 2009.

The gain on extinguishment of debt related to the purchase of our 7.25% senior notes with a principal value of $275 million using the proceeds of an additional term loan with a face value of $220 million and an estimated fair value of $165 million. See “Liquidity and Capital Resources” below for additional discussion about the accounting for this purchase.

The adjustment to eliminate proportional consolidation includes a $160 million impairment charge related to our investment in our Norf joint venture. Excluding this impairment charge, the adjustment to eliminate proportional consolidation increased from $43 million in fiscal 2008 to $66 million in fiscal 2009 primarily related to our Norf joint venture due to a change in the statutory tax rate in Germany that was reflected in the prior year period. Income taxes related to our equity method investments, such as Norf, are reflected in the carrying value of the investment and not in our consolidated income tax provision.

Other costs, net for fiscal 2009 includes a $26 million non-cash gain on reversal of a legal accrual, as well as a $9 million charge for a tax settlement in Brazil. Sale transaction fees of $32 million associated with the Arrangement were recorded in fiscal 2008.

For the year ended March 31, 2009, we recorded a $246 million income tax benefit on our pre-tax loss of $2.0 billion, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of 12%. Our effective tax rate differs from the benefit at the Canadian statutory rate primarily due to the following factors: (1) $415 million related to a non-deductible goodwill impairment charge, (2) a $48 million benefit for exchange remeasurement of deferred income taxes, (3) a $61 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, (4) a $33 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions and (5) a $2 million expense related to an increase in uncertain tax positions.

For the year ended March 31, 2008, we recorded a $87 million income tax provision on our pre-tax loss of $86 million, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of (101)%. Our effective tax rate differs from the benefit at the Canadian statutory rate primarily due to the following factors: (1) a $62 million provision for (a) pre-tax foreign currency gains or losses with no tax effect and (b) the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, (2) a $30 million increase for exchange remeasurement of deferred income taxes, (3) a $17 million benefit from the effects of enacted tax rate changes on cumulative taxable temporary differences, (4) a $7 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, and (5) a $17 million increase in uncertain tax positions recorded under the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48).

Liquidity and Capital Resources

We believe we have adequate liquidity to meet our operational and capital requirements for the foreseeable future. Our primary sources of liquidity are cash and cash equivalents, borrowing availability under our revolving credit facility and cash generated by operating activities. As described in greater detail below, we completed a debt offering for $185 million of new senior notes during the second quarter of fiscal 2010.

During fiscal 2010, our liquidity position increased $636 million despite continued low levels of demand in the automotive, construction and industrial markets and net cash outflows to settle derivative positions. This reflects our continued efforts to preserve liquidity through cost and capital spending controls and effective management of working capital. Risks associated with supplier terms, customer credit and broker hedging capacity, have been managed successfully with minimal negative impact on our business. We expect our liquidity position to continue to improve during fiscal 2011 primarily due to continued improvements in financial performance including cash savings from restructuring programs, partially offset by higher working capital requirements due to higher LME prices.

Significant declines in the price of aluminum in the second half of fiscal 2009 had a negative impact on our liquidity position and increased the effect of timing issues related to the settlement of aluminum forward contracts versus cash collections from our customers. We enter into derivative instruments to hedge forecasted purchases and sales of aluminum.

Available Liquidity

Our estimated liquidity as of March 31, 2010 and 2009 is as follows (in millions):

	March 31,
	2010	2009
	Successor	Successor

Cash and cash equivalents	$437	$248
Overdrafts	(14)	(11)
Gross availability under the ABL facility	603	233
Borrowing availability limitation due to fixed charge coverage ratio	—	(80)

Total liquidity	$1,026	$390

At March 31, 2010, we had cash and cash equivalents of $437 million. Additionally, we had $603 million in remaining availability under our revolving credit line and letter of credit facility (ABL Facility). Borrowings under the ABL Facility are generally based on 85% of eligible accounts receivable and 65 to 70% of eligible inventories. Under the ABL Facility, if our excess availability, as defined therein, is less than 10% of the lender commitments under the ABL Facility or 10% of our borrowing base, we are required to maintain a minimum fixed charge coverage ratio of 1 to 1. As of March 31, 2009, our fixed charge coverage ratio was less than 1 to 1, resulting in a reduction of availability under our ABL Facility of $80 million as of that date.

As of March 31, 2010, our fixed charge coverage ratio was greater than 2 to 1 and we are not subject to this availability limitation.

The cash and cash equivalents balance above includes cash held in foreign countries in which we operate. These amounts are generally available to satisfy the obligations of the Company on a short-term basis, subject to regulatory requirements, in the form of a dividend or inter-company loan.

Free cash flow

Free cash flow (which is a non-GAAP measure) consists of: (a) net cash provided by (used in) operating activities, (b) plus net cash provided by (used in) investing activities and (c) less net proceeds from sales of assets. Management believes that Free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and other value creation opportunities. However, Free cash flow does not necessarily represent cash available for discretionary activities, as certain debt service obligations must be funded out of Free cash flow. Our method of calculating Free cash flow may not be consistent with that of other companies.

The following table shows the reconciliation from Net cash provided by (used in) operating activities to Free cash flow, the ending balances of cash and cash equivalents and the change between periods (in millions).

				Change
				2010	2009
	Year Ended March 31,			versus	versus
	2010	2009	2008	2009	2008
	Successor	Successor	Combined

Net cash provided by (used in) operating activities	$844	$(220)	$171	$1,064	$(391)
Net cash provided by (used in) investing activities	(484)	(127)	(92)	(357)	(35)
Less: Proceeds from sales of assets	(5)	(5)	(8)	—	3

Free cash flow	$355	$(352)	$71	$707	$(423)

Ending cash and cash equivalents	$437	$248	$326	$189	$(78)

Free cash flow increased more than $700 million in fiscal 2010 as compared to fiscal 2009, when operations consumed cash at a higher rate due to slowing business conditions and higher working capital levels associated with rapidly changing aluminum prices and the timing of payments made to suppliers, to brokers to settle derivative positions and the timing of cash receipts from our customers. The changes of each component of free cash flow are described in greater detail below.

In 2008, Free cash flow was used primarily to increase our overall liquidity and pay for costs associated with the Arrangement. Although our total debt increased from March 31, 2007 by $82 million, this was more than offset by an increase in our cash and cash equivalents of $198 million.

Operating Activities

Net cash provided by operating activities in fiscal 2010 significantly improved as compared to net cash used in the fiscal 2009 due to higher net income and improved working capital management, including favorable impacts from customer forfaiting and extended payment terms from suppliers.

Cash flow from operations for the year ended March 31, 2010 benefitted from cash receipts of $75 million related to customer-directed derivatives, as compared to $81 million of cash outflow for the year ended March 31, 2009. We have an existing beverage can sheet umbrella agreement with certain North American bottlers (BCS agreement). Pursuant to the BCS agreement, an agent for the bottlers directs the can fabricators to source a percentage of their requirements for beverage can body, end and tab stock from us. Under the BCS agreement, the bottlers’ agent has the right to request that we hedge the exposure to the price the bottlers will ultimately pay for aluminum. We treat this arrangement as a derivative for accounting purposes. Upon receiving such requests, we enter into corresponding derivative instruments indexed to the LME price of aluminum with third party brokers. We settle the positions with the brokers at maturity and net settle the economic benefit or loss arising from the pricing requests, which may not occur for up to 13 months.

As of March 31, 2010, we had settled approximately $29 million of net derivative losses for which we had not yet been reimbursed under the BCS agreement. Collection of these receivables occurred during the first quarter of fiscal 2011.

We have historically maintained forfaiting and factoring arrangements in Asia and South America that provided additional liquidity in those segments. The economic conditions negatively impacted our ability to forfait our customer receivables as well as our suppliers’ ability to provide extended payment terms, which resulted in reductions in operating cash flow at the end of fiscal 2009 in these regions.

In our discussion of metal price ceilings, we disclosed that certain customer contracts contained a fixed metal price ceiling beyond which the cost of aluminum could not be passed through to the customer. During the years ended March 31, 2010, 2009 and 2008, we were unable to pass through approximately $10 million, $176 million and $230 million, respectively, of metal purchase costs associated with sales under these contracts. Net cash provided by operating activities was negatively impacted by the same amount, adjusted for timing difference between customer receipts and vendor payments and offset partially by reduced income taxes for the duration of these contracts. The last metal price ceiling contract expired on December 31, 2009.

Net cash used in operating activities for fiscal 2008 was unfavorably impacted by one-time costs associated with or triggered by the Arrangement including: (1) $72 million paid in share-based compensation payments, (2) $42 million paid for sale transaction fees and (3) $25 million in bonus payments for the 2006 calendar year and the period from January 1, 2007 through May 15, 2007.

Dividends paid to our noncontrolling interests, primarily in our Asia operating segment, were $13 million, $6 million and $8 million for fiscal 2010, 2009 and 2008, respectively.

Investing Activities

The following table presents information regarding our Net cash used in investing activities (in millions).

				Change
				2010	2009
	Year Ended March 31,			versus	versus
	2010	2009	2008	2009	2008
	Successor	Successor	Combined

Capital expenditures	$(101)	$(145)	$(202)	$44	$57
Proceeds from sales of assets	5	5	8	—	(3)
Changes to investment in and advances to non-consolidated affiliates	3	20	25	(17)	(5)
Proceeds from related parties loans receivable, net	4	17	18	(13)	(1)
Net proceeds (outflow) from settlement of derivative instruments	(395)	(24)	59	(371)	(83)

Net cash used in investing activities	$(484)	$(127)	$(92)	$(357)	$(35)

The majority of our capital expenditures for fiscal 2010, 2009 and 2008 have been for projects devoted to product quality, technology, productivity enhancement and increased capacity. In response to the economic downturn, we reduced our capital spending in the second half of fiscal 2009, with a focus on preserving maintenance and safety and maintained that level of spending throughout fiscal 2010. We expect that our total annual capital expenditures for fiscal 2011 to be between $240 and $250 million, including approximately $66 million related to our previously announced expansion in South America. Capital expenditures in fiscal 2008 relate primarily to the construction of Novelis Fusiontm ingot casting lines in our European and Asian segments as well as improvements to our Yeongju, Korea hot mill.

The majority of proceeds from asset sales in fiscal 2010 relate to asset sales in Europe. The majority of proceeds from asset sales in fiscal 2009 and 2008 are from the sale of land in Kingston, Ontario.

Proceeds from loans receivable, net during all periods are primarily comprised of payments we received related to a loan due from our non-consolidated affiliate, Norf.

The settlement of derivative instruments resulted in an outflow of $395 million in fiscal 2010 as compared to $24 million in fiscal 2009 and $59 million in cash contributed in fiscal 2008. The net outflow in fiscal 2010 was primarily related to metal derivatives. Based on the aluminum price forward curve as of March 31, 2010, we forecast approximately $70 million of cash inflows related to the settlement of metal derivative instruments in fiscal 2011.

Financing Activities

The following table presents information regarding our Net cash provided by (used in) financing activities (in millions).

				Change
				2010	2009
	Year Ended March 31,			versus	versus
	2010	2009	2008	2009	2008
	Successor	Successor	Combined

Proceeds from issuance of common stock	$—	$—	$92	$—	$(92)
Proceeds from issuance of debt	181	354	1,250	(173)	(896)
Principal repayments	(162)	(235)	(1,010)	73	775
Short-term borrowings, net	(193)	176	(181)	(369)	357
Dividends	(13)	(6)	(8)	(7)	2
Debt issuance costs	(1)	(3)	(39)	2	36
Proceeds from the exercise of stock options	—	—	1	—	(1)

Net cash provided by (used in) financing activities	$(188)	$286	$105	$(474)	$181

Credit Agreements and Predecessor Financing

In connection with our spin-off from Alcan, we entered into senior secured credit facilities (Old Credit Facilities) providing for aggregate borrowings of up to $1.8 billion. The Old Credit Facilities consisted of (1) a $1.3 billion seven-year senior secured term loan B facility, bearing interest at London Interbank Offered Rate (LIBOR) plus 1.75% (which was subject to change based on certain leverage ratios), all of which was borrowed on January 10, 2005, and (2) a $500 million five-year multi-currency revolving credit and letters of credit facility.

On April 27, 2007, our lenders consented to the sixth amendment of our Old Credit Facilities. The amendment included increasing the term loan B facility by $150 million. We utilized the additional funds available under the term loan B facility to reduce the outstanding balance of our $500 million revolving credit facility. The additional borrowing capacity under the revolving credit facility was used to fund working capital requirements and certain costs associated with the Arrangement, including the cash settlement of share-based compensation arrangements and lender fees. Additionally, the amendment included a limited waiver of the change of control Event of Default (as defined in the Old Credit Facilities), which effectively extended the requirement to repay the Old Credit Facilities to July 11, 2007.

On May 25, 2007, we entered into a Bank and Bridge Facilities Commitment with affiliates of UBS Securities LLC and ABN AMRO Incorporated to provide backstop assurance for the refinancing of our existing indebtedness following the Arrangement. The commitments from UBS Securities LLC and ABN AMRO Incorporated, provided by the banks on a 50%-50% basis, consisted of the following: (1) a senior secured term loan of up to $1.1 billion; (2) a senior secured asset-based revolving credit facility of up to

$900 million and (3) a commitment to issue up to $1.2 billion of unsecured senior notes, if necessary. The commitment contained terms and conditions customary for facilities of this nature.

On July 6, 2007, we entered into new senior secured credit facilities with a syndicate of lenders led by affiliates of UBS Securities LLC and ABN AMRO Incorporated providing for aggregate borrowings of up to $1.8 billion, consisting of (1) a $960 million seven-year Term Loan Facility that can be increased by up to $400 million subject to the satisfaction of certain conditions and (2) an $800 million five-year multi-currency ABL Facility. The proceeds from the Term Loan Facility of $960 million, drawn in full at the time of closing, and an initial draw of $324 million under the ABL Facility were used to pay off our Old Credit Facilities, pay for debt issuance costs of the senior secured credit facilities and provide for additional working capital. Mandatory minimum principal amortization payments under the Term Loan Facility are $2.95 million per calendar quarter. The first minimum principal amortization payment was made on September 30, 2007. Additional mandatory prepayments are required to be made for certain collateral liquidations, asset sales, debt and preferred stock issuances, equity issuances, casualty events and excess cash flow (as defined in the senior secured credit facilities). Any unpaid principal is due in full on July 6, 2014.

Under the Term Loan Facility, loans characterized as alternate base rate borrowings bear interest annually at a rate equal to the alternate base rate (which is the greater of (a) the base rate in effect on a given day and (b) the federal funds effective rate in effect on a given day, plus 0.50%) plus a margin of 1.00%. Loans characterized as Eurocurrency borrowings bear interest at an annual rate equal to the adjusted LIBOR rate for the interest period in effect, plus a margin of 2.00%. Generally, for both the Term Loan Facility and ABL Facility, interest rates reset periodically, and interest is payable on a periodic basis depending on the type of loan.

Borrowings under the ABL Facility are generally based on 85% of eligible accounts receivable and 65% to 70% of eligible inventories. Commitment fees ranging from 0.25% to 0.375% are based on average daily amounts outstanding under the ABL Facility during a fiscal quarter and are payable quarterly.

Substantially all of our assets are pledged as collateral under the senior secured credit facilities. The senior secured credit facilities are also guaranteed by substantially all of our restricted subsidiaries that guarantee our 7.25% Senior Notes. The senior secured credit facilities also include customary affirmative and negative covenants. Under the ABL Facility, if our excess availability, as defined under the ABL Facility, is less than 10% of the lender commitments under the ABL Facility or 10% of our borrowing base, we are required to maintain a minimum fixed charge coverage ratio of 1 to 1.

In March 2009, we purchased $275 million of 7.25% senior notes with the net proceeds of an additional term loan under the Term Loan Facility with a face value of $220 million. The additional term loan was recorded at a fair value of $165 million determined using a discounted cash flow model. The difference between the fair value and the face value of the new term loan will be accreted over the life of the term loan using the effective interest method, resulting in additional non-cash interest expense.

11.5% Senior Notes

On August 11, 2009, we issued $185 million aggregate principal face amount of 11.5% senior unsecured notes at an effective rate of 12.0% (11.5% Senior Notes). The 11.5% Senior Notes rank equally with all of our existing and future unsecured senior indebtedness. The 11.5% Senior Notes were issued at a discount resulting in gross proceeds of $181 million. The net proceeds of this offering were used to repay a portion of the ABL Facility and $95 million outstanding under the unsecured credit facility from an affiliate of the Aditya Birla Group. On January 12, 2010, we completed the exchange offer required by the registration rights agreement related to the 11.5% Senior Notes.

7.25% Senior Notes

On February 3, 2005, we issued $1.4 billion aggregate principal amount of senior unsecured debt securities. The senior notes were priced at par, bear interest at 7.25% and mature on February 15, 2015. The 7.25% senior notes are guaranteed by all of our Canadian and U.S. restricted subsidiaries, certain of our foreign restricted subsidiaries and our other restricted subsidiaries that guarantee our senior secured credit facilities and that guarantee the old notes.

Under the indenture that governs the 7.25% senior notes, we are subject to certain restrictive covenants applicable to incurring additional debt and providing additional guarantees, paying dividends beyond certain amounts and making other restricted payments, sales and transfers of assets, certain consolidations or mergers, and certain transactions with affiliates.

Pursuant to the terms of the indenture governing our 7.25% senior notes, we were obligated, within 30 days of closing of the Arrangement, to make an offer to purchase the 7.25% senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date the 7.25% senior notes were purchased. Consequently, we commenced a tender offer on May 16, 2007 to repurchase all of the outstanding 7.25% senior notes at the prescribed price. This offer expired on July 3, 2007 with holders of approximately $1 million of principal presenting their 7.25% senior notes pursuant to the tender offer.

As described above, in March 2009, we entered into a transaction in which we purchased 7.25% senior notes with a face value of $275 million with the net proceeds of an additional floating rate term loan with a face value of $220 million.

Short-Term Borrowings and Lines of Credit

As of March 31, 2010, our short-term borrowings were $75 million consisting of (1) $61 million of short-term loans under our ABL facility, (2) an $8 million short-term loan in Italy and (3) $6 million in bank overdrafts. As of March 31, 2010, $17 million of our ABL facility was utilized for letters of credit and we had $603 million in remaining availability under this revolving credit facility.

As of March 31, 2010, we had an additional $138 million outstanding under letters of credit in Korea not included in the ABL Facility. The weighted average interest rate on our total short-term borrowings was 1.71% and 2.75% as of March 31, 2010 and 2009, respectively.

As a result of the Arrangement, we were required to refinance our existing credit facility in fiscal 2008. Additionally, in 2008 we refinanced debt in Asia due to its scheduled maturity. See Note 10 — Debt to our accompanying audited consolidated financial statements for additional information regarding our financing activities.

During the first quarter of fiscal 2008, we also amended our then existing senior secured credit facilities to increase their capacity by $150 million. We used these proceeds to reduce the outstanding balance of our then existing revolving credit facility, thus increasing our borrowing capacity. This additional capacity, along with $92 million of cash received from the issuance of additional shares indirectly to Hindalco, allowed us to fund general working capital requirements and certain costs associated with the Arrangement including the cash settlement of share-based compensation arrangements and lender fees. In July 2007, we refinanced our senior secured credit facilities.

Korean Bank Loans

In November 2004, Novelis Korea Limited (Novelis Korea), formerly Alcan Taihan Aluminium Limited, entered into a Korean won (KRW) 40 billion ($40 million) floating rate long-term loan due November 2007. We immediately entered into an interest rate swap to fix the interest rate at 4.80%. In August 2007, we refinanced this loan with a floating rate short-term borrowing in the amount of $40 million due by August 2008. We recognized a loss on extinguishment of debt of less than $1 million in connection with this refinancing. Additionally, we immediately entered into an interest rate swap and cross currency swap for the new loan through a 3.94% fixed rate KRW 38 billion ($38 million) loan.

In December 2004, we entered into (1) a $70 million floating rate loan and (2) a KRW 25 billion ($25 million) floating rate loan, both due in December 2007. We immediately entered into an interest rate and cross currency swap on the $70 million floating rate loan through a 4.55% fixed rate KRW 73 billion ($73 million) loan and an interest rate swap on the KRW 25 billion floating rate loan to fix the interest rate at

4.45%. In October 2007, we entered into a $100 million floating rate loan due October 2010 and immediately repaid the $70 million loan. In December 2007, we repaid the KRW 25 billion loan from the proceeds of the $100 million floating rate loan. Additionally, we immediately entered into an interest rate swap and cross currency swap for the $100 million floating rate loan through a 5.44% fixed rate KRW 92 billion ($92 million) loan.

We repaid a KRW 10 billion ($8 million) bank loan during May 2009 and a KRW 50 billion ($43 million) bank loan during February 2010.

Unsecured Credit Facility

In February 2009, to assist in maintaining adequate liquidity levels, we entered into an unsecured credit facility of $100 million (the Unsecured Credit Facility) with a scheduled maturity date of January 15, 2015 from an affiliate of the Aditya Birla group. During fiscal 2010, we drew an additional $3 million on the Unsecured Credit Facility. As discussed above, this facility was repaid and retired using the proceeds from the 11.5% Senior Notes.

Interest Rate Swaps

As of March 31, 2010, we have interest rate swaps to fix the variable LIBOR interest rate on $520 million of our floating rate Term Loan Facility. We are still obligated to pay any applicable margin, as defined in our senior secured credit facilities. Interest rate swaps related to $400 million at an effective weighted average interest rate of 4.0% expired March 31, 2010. In January 2009, we entered into two interest rate swaps to fix the variable LIBOR interest rate on an additional $300 million of our floating Term Loan facility at a rate of 1.49%, plus any applicable margin. These interest rate swaps are effective from March 31, 2009 through March 31, 2011. In April 2009, we entered into an additional $220 million interest rate swap at a rate of 1.97%, which is effective through April 30, 2012.

We have a cross-currency interest rate swap in Korea to convert our $100 million variable rate bank loan to KRW 92 billion at a fixed rate of 5.44%. The swap expires October 2010, concurrent with the maturity of the loan.

As of March 31, 2010 approximately 74% of our debt was fixed rate and approximately 26% was variable-rate.

Issuance of Additional Common Stock

On June 22, 2007, we issued 2,044,122 additional shares to AV Aluminum for $44.93 per share resulting in an additional equity contribution of $92 million. This contribution was equal in amount to certain payments made by Novelis related to change in control compensation to certain employees and directors, lender fees and other transaction costs incurred by the company.

OFF-BALANCE SHEET ARRANGEMENTS

In accordance with SEC rules, the following qualify as off-balance sheet arrangements:

•	any obligation under certain derivative instruments;

•	any obligation under certain guarantees or contracts;

•	a retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets and

•	any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.

The following discussion addresses the applicable off-balance sheet items for our Company.

Derivative Instruments

See Note 14 — Financial Instruments and Commodity Contracts to our accompanying audited consolidated financial statements for a full description of derivative instruments.

Guarantees of Indebtedness

We have issued guarantees on behalf of certain of our subsidiaries and non-consolidated affiliates, including certain of our wholly-owned subsidiaries and Norf, which is a fifty percent (50%) owned joint venture that does not meet the requirements for consolidation.

In the case of our wholly-owned subsidiaries, the indebtedness guaranteed is for trade accounts payable to third parties. Some of the guarantees have annual terms while others have no expiration and have termination notice requirements. Neither we nor any of our subsidiaries or non-consolidated affiliates holds any assets of any third parties as collateral to offset the potential settlement of these guarantees.

Since we consolidate wholly-owned and majority-owned subsidiaries in our consolidated financial statements, all liabilities associated with trade payables and short-term debt facilities for these entities are already included in our consolidated balance sheets.

The following table discloses information about our obligations under guarantees of indebtedness of others as of March 31, 2010 (in millions). We did not have any obligations under guarantees of indebtedness related to our majority-owned subsidiaries as of March 31, 2010.

	Maximum	Liability
	Potential Future	Carrying
	Payment	Value

Wholly-owned Subsidiaries	$121	$35
Aluminium Norf GmbH	14	—

We have no retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets.

Other Arrangements

Forfaiting of Trade Receivables

Novelis Korea Limited forfaits trade receivables in the ordinary course of business. These trade receivables are typically outstanding for 60 to 120 days. Forfaiting is a non-recourse method to manage credit and interest rate risks. Under this method, customers contract to pay a financial institution. The institution assumes the risk of non-payment and remits the invoice value (net of a fee) to us after presentation of a proof of delivery of goods to the customer. We do not retain a financial or legal interest in these receivables, and they are not included in our consolidated balance sheets.

Factoring of Trade Receivables

Our Brazilian operations factor, without recourse, certain trade receivables that are unencumbered by pledge restrictions. Under this method, customers are directed to make payments on invoices to a financial institution, but are not contractually required to do so. The financial institution pays us any invoices it has approved for payment (net of a fee). We do not retain financial or legal interest in these receivables, and they are not included in our consolidated balance sheets.

Summary Disclosures of Forfaited and Factored Financial Amounts

The following tables summarize our forfaiting and factoring amounts (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Receivables forfaited	$423	$570	$507	$51
Receivables factored	$149	$70	$75	$—
Forfaiting expense	$2	$5	$6	$1
Factoring expense	$1	$1	$1	$—

	March 31,
	2010	2009
	Successor	Successor

Forfaited receivables outstanding	$83	$71
Factored receivables outstanding	$34	$—

The amount of forfaited receivables outstanding increased as of March 31, 2010 as compared to March 31, 2009 primarily due to the increase in the LME price from March 31, 2009 to March 31, 2010 which resulted in a larger amount of receivables available for forfaiting, as well as tightening in the credit markets.

Other

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of March 31, 2010 and 2009, we were not involved in any unconsolidated SPE transactions.

CONTRACTUAL OBLIGATIONS

We have future obligations under various contracts relating to debt and interest payments, capital and operating leases, long-term purchase obligations, and postretirement benefit plans. The following table presents our estimated future payments under contractual obligations that exist as of March 31, 2010, based on undiscounted amounts (in millions). The future cash flow commitments that we may have related to derivative contracts are not estimable and are therefore not included. Furthermore, due to the difficulty in determining the timing of settlements, the table excludes $39 million of uncertain tax positions. See Note 17 — Income Taxes to our accompanying audited consolidated financial statements.

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Debt(A)	$2,561	$112	$24	$2,425	$—
Interest on long-term debt(B)	621	137	262	222	—
Capital leases(C)	65	8	14	13	30
Operating leases(D)	102	21	32	25	24
Purchase obligations(E)	8,500	3,011	3,140	2,010	339
Unfunded pension plan benefits(F)	131	10	21	25	75
Other post-employment benefits(F)	109	7	16	20	66
Funded pension plans(F)	41	41	—	—	—

Total	$12,130	$3,347	$3,509	$4,740	$534

(A)	Includes only principal payments on our Senior Notes, term loans, revolving credit facilities and notes payable to banks and others. These amounts exclude payments under capital lease obligations.

(B)	Interest on our fixed rate debt is estimated using the stated interest rate. Interest on our variable-rate debt is estimated using the rate in effect as of March 31, 2010 and includes the effect of current interest rate swap agreements. Actual future interest payments may differ from these amounts based on changes in floating interest rates or other factors or events. These amounts include an estimate for unused commitment fees. Excluded from these amounts are interest related to capital lease obligations, the amortization of debt issuance and other costs related to indebtedness.

(C)	Includes both principal and interest components of future minimum capital lease payments. Excluded from these amounts are insurance, taxes and maintenance associated with the property.

(D)	Includes the minimum lease payments for non-cancelable leases for property and equipment used in our operations. We do not have any operating leases with contingent rents. Excluded from these amounts are insurance, taxes and maintenance associated with the properties and equipment.

(E)	Includes agreements to purchase goods (including raw materials and capital expenditures) and services that are enforceable and legally binding on us, and that specify all significant terms. Some of our raw material purchase contracts have minimum annual volume requirements. In these cases, we estimate our future purchase obligations using annual minimum volumes and costs per unit that are in effect as of March 31, 2010. Due to volatility in the cost of our raw materials, actual amounts paid in the future may differ from these amounts. Excluded from these amounts are the impact of any derivative instruments and any early contract termination fees, such as those typically present in energy contracts.

(F)	Obligations for postretirement benefit plans are estimated based on actuarial estimates using benefit assumptions for, among other factors, discount rates, rates of compensation increases and healthcare cost trends. Payments for unfunded pension plan benefits and other post-employment benefits are estimated through 2020. For funded pension plans, estimating the requirements beyond fiscal 2011 is not practical, as it depends on the performance of the plans’ investments, among other factors.

DIVIDENDS

No dividends have been declared since October 26, 2006. Future dividends are at the discretion of the board of directors and will depend on, among other things, our financial resources, cash flows generated by our business, our cash requirements, restrictions under the instruments governing our indebtedness, being in compliance with the appropriate indentures and covenants under the instruments that govern our indebtedness that would allow us to legally pay dividends and other relevant factors.

ENVIRONMENT, HEALTH AND SAFETY

We strive to be a leader in environment, health and safety (EHS). Our EHS system is aligned with ISO 14001, an international environmental management standard, and OHSAS 18001, an international occupational health and safety management standard. All of our facilities are expected to implement the necessary management systems to support ISO 14001 and OHSAS 18001 certifications. As of March 31, 2010, all of our manufacturing facilities worldwide were ISO 14001 certified, 31 facilities were OHSAS 18001 certified and 29 have dedicated quality improvement management systems.

Our capital expenditures for environmental protection and the betterment of working conditions in our facilities were $2 million in fiscal 2010. We expect these capital expenditures will be approximately $5 million and $3 million in fiscal 2011 and 2012, respectively. In addition, expenses for environmental protection (including estimated and probable environmental remediation costs as well as general environmental protection costs at our facilities) were $32 million in fiscal 2010, and are expected to be $28 million and $42 million in fiscal 2011 and 2012. Generally, expenses for environmental protection are recorded in Cost of goods sold. However, significant remediation costs that are not associated with on-going operations are recorded in Other (income) expenses, net.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors we believe to be relevant at the time we prepared our consolidated financial statements. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 1 — Business and Summary of Significant Accounting Policies to our accompanying consolidated financial statements. We believe the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, as they require management to make difficult, subjective or complex judgments, and to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting policies and related disclosures with the Audit Committee of our board of directors.

Derivative Financial Instruments

We use derivative instruments to manage our exposure to the risk of fluctuations in our operations and cash flows as a result of changes in commodity prices, foreign currency exchange rates, energy prices and interest rates. Derivative instruments we use are primarily commodity forward and option contracts, foreign currency forward contracts and interest swaps.

We are exposed to changes in aluminum prices through arrangements where the customer has received a fixed price commitment from us. We attempt to manage this risk by hedging future purchases of metal required for these firm commitments. In addition, we hedge a portion of our future production. To the extent that these exposures are not fully hedged, we are exposed to gains and losses when changes occur in the market price of aluminum. A 10% change in the market value of aluminum as of March 31, 2010 would result in an increase or decrease in the fair value of our hedges of specific arrangements and future production by approximately $12 million.

Short-term exposures to changing foreign currency exchange rates occur due to operating cash flows denominated in foreign currencies. We manage this risk with forward currency swap contracts and currency exchange options. Our most significant foreign currency exposures relate to the euro, Brazilian real and the Korean won. We assess market conditions and determine an appropriate amount to hedge based on pre-determined policies.

To the extent that foreign currency operating cash flows are not fully hedged, we are exposed to foreign exchange gains and losses which could impact our earnings and cash flows. A 10% instantaneous appreciation of all foreign exchange rates against the U.S. dollar would reduce the fair value of our currency derivatives by approximately $11 million.

We are exposed to changes in interest rates due to our financing, investing and cash management activities. We may enter into interest rate swap contracts to protect against our exposure to changes in future interest rates, which requires deciding how much of the exposure to hedge based on our sensitivity to variable-rate fluctuations.

To the extent that our interest rates on floating rate debt are not fully hedged, we are exposed to the impacts of changing interest rates on our interest costs and cash flows. In the event that we do not hedge a floating rate debt a movement in market interest rates could impact our interest cost. A 10% change in the market interest rate as of March 31, 2010 would increase or decrease the fair value of our interest rate hedges by $1 million. A 12.5 basis point change in market interest rates as of March 31, 2010 would increase or decrease our unhedged interest cost on floating rate debt by approximately $1 million.

The majority of our derivative contracts are valued using industry-standard models that use observable market inputs as their basis, such as time value, forward interest rates, volatility factors, and current (spot) and forward market prices for foreign exchange rates. See Note 15 — Fair Value of Assets and Liabilities to our accompanying consolidated audited financial statements for discussion on fair value of derivative instruments.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets of acquired companies. As a result of the Arrangement, we estimated fair value of the identifiable net assets of acquired companies using a number of factors, including the application of multiples and discounted cash flow estimates. We have allocated goodwill to our operating segments in North America, Europe and South America, which are also reporting units for purposes of performing our goodwill impairment testing as follows (in millions):

March 31, 2010
Successor

North America	$288
Europe	181
South America	142

$611

Goodwill is not amortized; instead, it is tested for impairment annually or more frequently if indicators of impairment exist. On an ongoing basis, absent any impairment indicators, we perform our goodwill impairment testing as of the last day of February of each year.

We test consolidated goodwill for impairment using a fair value approach at the reporting unit level. We use our operating segments as our reporting units and perform our goodwill impairment test in two steps. Step one compares the fair value of each reporting unit (operating segment) to its carrying amount. If step one indicates that the carrying value of the reporting unit exceeds the fair value, the second step is performed to measure the amount of impairment, if any.

For purposes of our step one analysis, our estimate of fair value for each reporting unit is based on a combination of (1) quoted market prices/relationships (the market approach), (2) discounted cash flows (the income approach) and (3) a stock price build-up approach (the build-up approach). The estimated fair value for each reporting unit is within the range of fair values yielded under each approach. The approach to determining fair value for all reporting units is consistent given the similarity of our operations in each region.

Under the market approach, the fair value of each reporting unit is determined based upon comparisons to public companies engaged in similar businesses. Under the income approach, the fair value of each reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions including markets and market share, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. We estimate future cash flows for each of our reporting units based on our projections for the respective reporting unit. These projected cash flows are discounted to the present value using a weighted average cost of capital (discount rate). The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions. For our annual impairment test conducted in the fourth quarter of fiscal 2010, we used a discount rate of 10.3% for all reporting units, a decrease of 1.7% from the rate used in our prior year impairment test. An increase or decrease of 0.5% in the discount rate impacted the estimated fair value by $25-75 million, depending on the relative size of the reporting unit. The projections are based on both past performance and the expectations of future performance and assumptions used in our current operating plan. We use specific revenue growth assumptions for each reporting unit, based on history and economic conditions, ranging from 2.5% to 3.5% growth through 2015.

Under the build-up approach, which is a variation of the market approach, we estimate the fair value of each reporting unit based on the estimated contribution of each of the reporting units to Hindalco’s total business enterprise value.

We performed our annual testing for goodwill impairment as of the last day of February 2010 and no goodwill impairment was identified. The fair values of the reporting units exceeded their respective carrying amounts as of February 28, 2010 by 94% for North America, by 56% for Europe and by 23% for South America.

Equity Investments

We invest in a number of public and privately-held companies, primarily through joint ventures and consortiums. If they are not consolidated, these investments are accounted for using the equity method and include our investment in Norf. As a result of the Arrangement, investments in and advances to affiliates as of May 16, 2007 were adjusted to reflect fair value.

We review equity investments for impairment whenever certain indicators are present suggesting that the carrying value of an investment is not recoverable. This analysis requires a significant amount of judgment to identify events or circumstances indicating that an equity investment may be impaired. Once an impairment indicator is identified, we must determine if an impairment exists, and if so, whether the impairment is other than temporary, in which case the equity investment would be written down to its estimated fair value.

Impairment of Intangible Assets

Our other intangible assets of $746 million as of March 31, 2010 consist of tradenames, technology, customer relationships and favorable energy and supply contracts and are amortized over 3 to 20 years. As of March 31, 2010, we do not have any intangible assets with indefinite useful lives. We consider the potential impairment of these other intangibles assets in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) (Codification) No. 360, Property, Plant and Equipment. For tradenames and technology, we utilize a relief-from-royalty method. All other intangible assets are assessed using the income approach. As a result of these assessments, no impairment was indicated.

Impairment of Long Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the assets contained in our financial statements may not be recoverable. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows are less than the carrying value of the asset, we calculate and recognize an impairment loss. If we recognize an impairment loss, the adjusted carrying amount of the asset is based on the discounted estimated future cash flows and will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated over the remaining useful life of that asset.

Our impairment loss calculations require management to apply judgments in estimating future cash flows to determine asset fair values, including forecasting useful lives of the assets and selecting the discount rate that represents the risk inherent in future cash flows. We recorded impairment charges on long-lived assets of $1 million, $18 million (including $17 million classified as Restructuring charges, net), and $1 million during the years ended March 31, 2010, 2009 and 2008, respectively.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to additional impairment losses that could be material to our results of operations.

Pension and Other Postretirement Plans

We account for our pensions and other postretirement benefits in accordance with ASC 715, Compensation — Retirement Benefits (ASC 715). Liabilities and expense for pension plans and other postretirement benefits are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets, and several assumptions related to the employee workforce (salary increases, medical costs, retirement age, and mortality).

The actuarial models use an attribution approach that generally spreads the financial impact of changes to the plan and actuarial assumptions over the average remaining service lives of the employees in the plan. Changes in liability due to changes in actuarial assumptions such as discount rate, rate of compensation increases and mortality, as well as annual deviations between what was assumed and what was experienced by the plan are treated as gains or losses. Gains and losses are amortized over the group’s average future service life of the employees. The average future service for pension plans and other postretirement benefit plans is 11.7 and 12.2 years respectively. The principle underlying the required attribution approach is that employees render service over their average remaining service lives on a relatively smooth basis and, therefore, the accounting for benefits earned under the pension or non-pension postretirement benefits plans should follow the same relatively smooth pattern.

Our pension obligations relate to funded defined benefit pension plans we have established in the United States, Canada, Switzerland and the United Kingdom, unfunded pension benefits primarily in Germany, and unfunded lump sum indemnities payable upon retirement to employees of businesses in France, Malaysia, Italy and partially funded lump sum indemnities in South Korea. Pension benefits are generally based on the employee’s service and either on a flat rate for years of service or on the highest average eligible compensation before retirement. Our other postretirement benefit obligations include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

All net actuarial gains and losses are generally amortized over the expected average remaining service life of the employees. The costs and obligations of pension and other postretirement benefits are calculated based on assumptions including the long-term rate of return on pension assets, discount rates for pension and other postretirement benefit obligations, expected service period, salary increases, retirement ages of employees and healthcare cost trend rates. These assumptions bear the risk of change as they require significant judgment and they have inherent uncertainties that management may not be able to control.

The most significant assumption used to calculate pension and other postretirement obligations is the discount rates used to determine the present value of benefits. It is based on spot rate yield curves and individual bond matching models for pension and other postretirement plans in Canada and the United States, and on published long-term high quality corporate bond indices in other countries, at the end of each fiscal year. Adjustments were made to the index rates based on the duration of the plans’ obligations for each country. The weighted average discount rate used to determine the pension benefit obligation was 5.5% as of March 31, 2010, compared to 6.0% and 5.8% for March 31, 2009 and 2008, respectively. The weighted average discount rate used to determine the other postretirement benefit obligation was 5.6% as of March 31, 2010, compared to 6.2% and 6.1% for March 31, 2009 and 2008, respectively. The weighted average discount rate used to determine the net periodic benefit cost is the rate used to determine the benefit obligation in the previous year.

As of March 31, 2010, an increase in the discount rate of 0.5%, assuming inflation remains unchanged, would result in a decrease of $100 million in the pension and other postretirement obligations and in a decrease of $12 million in the net periodic benefit cost. A decrease in the discount rate of 0.5% as of March 31, 2010, assuming inflation remains unchanged, would result in an increase of $100 million in the pension and other postretirement obligations and in an increase of $12 million in the net periodic benefit cost. The calculation of the estimate of the expected return on assets and additional discussion regarding pension and other postretirement plans is described in Note 12 — Postretirement Benefit Plans to our accompanying consolidated financial statements. The weighted average expected return on assets was 6.7% for 2010, 6.9% for 2009, and 7.3% for 2008. The expected return on assets is a long-term assumption whose accuracy can only be measured over a long period based on past experience. A variation in the expected return on assets by 0.5% as of March 31, 2010 would result in a variation of approximately $4 million in the net periodic benefit cost.

Income Taxes

We account for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, deferred tax assets are also recorded with respect to net operating losses and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The ultimate recovery of certain of our deferred tax assets is dependent on the amount and timing of taxable income that we will ultimately generate in the future and other factors such as the interpretation of tax laws. This means that significant estimates and judgments are required to determine the extent that valuation allowances should be provided against deferred tax assets. We have provided valuation allowances as of March 31, 2010 aggregating $219 million against such assets based on our current assessment of future operating results, timing and nature of realizing deferred tax liabilities, tax planning strategies and tax carrybacks.

By their nature, tax laws are often subject to interpretation. Further complicating matters is that in those cases where a tax position is open to interpretation, differences of opinion can result in differing conclusions as to the amount of tax benefits to be recognized under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes. ASC 740 utilizes a two-step approach for evaluating tax positions. Recognition (Step 1) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (Step 2) is only addressed if Step 1 has been satisfied. Under Step 2, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Consequently, the level of evidence and documentation necessary to support a position prior to being given recognition and measurement within the financial statements is a matter of judgment that depends on all available evidence.

As of March 31, 2010 the total amount of unrecognized benefits that, if recognized, would affect the effective income tax rate in future periods based on anticipated settlement dates is $39 million. Although management believes that the estimates and judgments discussed herein are reasonable, actual results could differ, which could result in gains or losses that could be material.

Assessment of Loss Contingencies

We have legal and other contingencies, including environmental liabilities, which could result in significant losses upon the ultimate resolution of such contingencies. Environmental liabilities that are not legal asset retirement obligations are accrued on an undiscounted basis when it is probable that a liability exists for past events.

We have provided for losses in situations where we have concluded that it is probable that a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in determining the likelihood of future events and estimating the financial statement impact of such events. If further developments or resolution of a contingent matter are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period related to an existing contingency.

RECENTLY ISSUED ACCOUNTING STANDARDS

See Note 1 — Business and Summary of Significant Accounting Policies to our accompanying audited consolidated financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and expected effects on results of operations and financial condition.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in commodity prices (primarily aluminum, electricity and natural gas), foreign currency exchange rates and interest rates that could impact our results of operations and financial condition. We manage our exposure to these and other market risks through regular operating and financing activities and derivative financial instruments. We use derivative financial instruments as risk management tools only, and not for speculative purposes. Except where noted, the derivative contracts are marked-to-market and the related gains and losses are included in earnings in the current accounting period.

By their nature, all derivative financial instruments involve risk, including the credit risk of non-performance by counterparties. All derivative contracts are executed with counterparties that, in our judgment, are creditworthy. Our maximum potential loss may exceed the amount recognized in the accompanying March 31, 2010 consolidated balance sheet.

The decision of whether and when to execute derivative instruments, along with the duration of the instrument, can vary from period to period depending on market conditions and the relative costs of the instruments. The duration is always linked to the timing of the underlying exposure, with the connection between the two being regularly monitored.

Commodity Price Risks

We have commodity price risk with respect to purchases of certain raw materials including aluminum, electricity, natural gas and transport fuel.

Aluminum

Most of our business is conducted under a conversion model that allows us to pass through increases or decreases in the price of aluminum to our customers. Nearly all of our products have a price structure with two components: (i) a pass through aluminum price based on the LME plus local market premiums and (ii) a “conversion premium” based on the conversion cost to produce the rolled product and the competitive market conditions for that product.

A key component of our conversion model is the use of derivative instruments on projected aluminum requirements to preserve our conversion margin. We enter into forward metal purchases simultaneous with the sales contracts that contain fixed metal prices. These forward metal purchases directly hedge the economic risk of future metal price fluctuation associated with these contracts. The recognition of unrealized gains and losses on metal derivative positions typically precedes customer delivery and revenue recognition under the related fixed forward priced contracts. The timing difference between the recognition of unrealized gains and losses on metal derivatives and recognition of revenue impacts income (loss) before income taxes and net income (loss). Gains and losses on metal derivative contracts are not recognized in segment income until realized.

Metal price lag exposes us to potential losses in periods of falling aluminum prices. We sell short-term LME futures contracts to reduce our exposure to this risk. We expect the gain or loss on the settlement of the derivative to offset the effect of changes in aluminum prices on future product sales. These hedges generally generate losses in periods of increasing aluminum prices.

Sensitivities

We estimate that a 10% decline in LME aluminum prices would result in a $12 million pre-tax loss related to the change in fair value of our aluminum contracts as of March 31, 2010.

Energy

We use several sources of energy in the manufacture and delivery of our aluminum rolled products. For the year ended March 31, 2010, natural gas and electricity represented approximately 89% of our energy consumption by cost. We also use fuel oil and transport fuel. The majority of energy usage occurs at our casting centers, at our smelters in South America and during the hot rolling of aluminum. Our cold rolling facilities require relatively less energy.

We purchase our natural gas on the open market, which subjects us to market pricing fluctuations. We seek to stabilize our future exposure to natural gas prices through the use of forward purchase contracts. Natural gas prices in Europe, Asia and South America have historically been more stable than in the United States. As of March 31, 2010, we have a nominal amount of forward purchases outstanding related to natural gas.

A portion of our electricity requirements are purchased pursuant to long-term contracts in the local regions in which we operate. A number of our facilities are located in regions with regulated prices, which affords relatively stable costs. In South America, we own and operate hydroelectric facilities that meet approximately 27% of our total electricity requirements in that segment. Additionally, we have entered into an electricity swap in North America to fix a portion of the cost of our electricity requirements.

We purchase a nominal amount of heating oil forward contracts to hedge against fluctuations in the price of our transport fuel.

Fluctuating energy costs worldwide, due to the changes in supply and international and geopolitical events, expose us to earnings volatility as such changes in such costs cannot immediately be recovered under existing contracts and sales agreements, and may only be mitigated in future periods under future pricing arrangements.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of March 31, 2010, given a 10% decline in spot prices for energy contracts ($ in millions).

	Change in	Change in
	Price	Fair Value

Electricity	(10)%	$(1)
Natural Gas	(10)%	(2)
Heating Oil	(10)%	—

Foreign Currency Exchange Risks

Exchange rate movements, particularly the euro, the Brazilian real and the Korean won against the U.S. dollar, have an impact on our operating results. In Europe, where we have predominantly local currency selling prices and operating costs, we benefit as the euro strengthens, but are adversely affected as the euro weakens. In Korea, where we have local currency selling prices for local sales and U.S. dollar denominated selling prices for exports, we benefit slightly as the won weakens, but are adversely affected as the won strengthens, due to a slightly higher percentage of exports compared to local sales. In Brazil, where we have predominately U.S. dollar selling prices and metal costs and local currency operating costs, we benefit as the local currency weakens, but are adversely affected as the local currency strengthens. Foreign currency contracts may be used to hedge the economic exposures at our foreign operations.

It is our policy to minimize functional currency exposures within each of our key regional operating segments. As such, the majority of our foreign currency exposures are from either forecasted net sales or forecasted purchase commitments in non-functional currencies. Our most significant non-U.S. dollar functional currency operating segments are Europe and Asia, which have the euro and the Korean won as their functional currencies, respectively. South America is U.S. dollar functional with Brazilian real transactional exposure.

We face translation risks related to the changes in foreign currency exchange rates. Amounts invested in our foreign operations are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Net sales and expenses in our foreign operations’ foreign currencies are translated based on an average exchange rate for the period. The resulting translation adjustments are recorded as a component of Accumulated other comprehensive income (loss) in the Shareholders’ equity section of the accompanying consolidated balance sheets.

Any negative impact of currency movements on our currency contracts to hedge foreign currency commitments to purchase or sell goods and services would be offset by an equal and opposite favorable exchange impact on the commitments being hedged. For a discussion of accounting policies and other information relating to currency contracts, see Note 1 — Business and Summary of Significant Accounting Policies and Note 14 — Financial Instruments and Commodity Contracts to our accompanying audited consolidated financial statements.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of March 31, 2010, given a 10% change in rates ($ in millions).

	Change in	Change in
	Exchange Rate	Fair Value

Currency measured against the U.S. dollar
Brazilian real	(10)%	$(20)
Euro	10%	(40)
Korean won	10%	(5)
Canadian dollar	10%	(5)
British pound	(10)%	(1)
Swiss franc	10%	(4)

Loans to and investments in European operations have been hedged with EUR 135 million of cross-currency swaps. We designated these as net investment hedges. While this has no impact on our cash flows, subsequent changes in the value of currency related derivative instruments that are not designated as hedges are recognized in Gain (loss) on change in fair value of derivative instruments, net in our consolidated statement of operations.

We estimate that a 10% increase in the value of the euro against the US Dollar would result in an $18 million potential pre-tax loss on these derivatives as of March 31, 2010.

Interest Rate Risks

As of March 31, 2010, including fixed for float swaps, approximately 74% of our debt obligations were at fixed rates. Due to the nature of fixed-rate debt, there would be no significant impact on our interest expense or cash flows from either a 10% increase or decrease in market rates of interest.

We are subject to interest rate risk related to our floating rate debt. For every 12.5 basis point increase in the interest rates on our outstanding variable rate debt as of March 31, 2010, which includes $631 million of term loan debt, net of pay fixed interest rate swaps, and other variable rate debt of $66 million, our annual pre-tax income would be reduced by approximately $1 million. From time to time, we have used interest rate swaps to manage our debt cost. In Korea, we entered into interest rate swaps to fix the interest rate on various floating rate debt. See Note 10 — Debt to our accompanying audited consolidated financial statements for further information.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of March 31, 2010, given a 10% change in the benchmark USD LIBOR interest rate ($ in millions).

	Change in	Change in
	Rate	Fair Value

Interest Rate Contracts
North America	(10)%	$(1)
Asia	(10)%	—

Item 8.	Financial Statements and Supplementary Data

Management’s Responsibility Report

Novelis’ management is responsible for the preparation, integrity and fair presentation of the financial statements and other information used in this Annual Report on Form 10-K. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include, where appropriate, estimates based on the best judgment of management. Financial and operating data elsewhere in the Annual Report on Form 10-K are consistent with that contained in the accompanying financial statements.

Novelis’ policy is to maintain an effective system of internal control over financial reporting and disclosure controls and procedures. Such systems are designed to provide reasonable assurance that the financial information is accurate and reliable and that Company assets are adequately accounted for and safeguarded. The Board of Directors oversees the Company’s systems of internal control over financial reporting and disclosure controls and procedures through its Audit Committee, which is comprised of directors who are not employees. The Audit Committee meets regularly with representatives of the Company’s independent registered public accounting firm and management, including internal audit staff, to satisfy themselves that Novelis’ policy is being followed. The Audit Committee has engaged PricewaterhouseCoopers LLP as the independent registered public accounting firm.

The financial statements have been reviewed by the Audit Committee and, together with the other required information in this Annual Report on Form 10-K, approved by the Board of Directors. In addition, the financial statements have been audited by PricewaterhouseCoopers LLP whose reports are provided below.

/s/ Philip Martens	/s/ Steven Fisher

PHILIP MARTENS President and Chief Operating Officer	STEVEN FISHER Chief Financial Officer

December 6, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Novelis Inc.:

In our opinion, the accompanying consolidated balance sheets as of March 31, 2010 and March 31, 2009 and the related consolidated statements of operations, comprehensive income (loss), shareholder’s equity and cash flows for the years ended March 31, 2010 and March 31, 2009, and for the period from May 16, 2007 to March 31, 2008 present fairly, in all material respects, the financial position of Novelis Inc. and its subsidiaries (Successor) at March 31, 2010 and March 31, 2009, and the results of their operations and their cash flows for the years ended March 31, 2010 and March 31, 2009, and the period from May 16, 2007 to March 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for minority interests (now termed noncontrolling interests) to conform to ASC 810, Consolidations, in fiscal year 2010.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PricewaterhouseCoopers LLP

Atlanta, Georgia
May 27, 2010, except for the effects of the amalgamation of AV Aluminum Inc. and Novelis Inc. discussed in Note 1 to the consolidated financial statements, as to which the date is December 6, 2010.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Novelis Inc.:

In our opinion, the accompanying consolidated statements of operations, comprehensive income (loss), shareholder’s equity and cash flows for the period from April 1, 2007 to May 15, 2007 present fairly, in all material respects, the results of operations and cash flows of Novelis Inc. and its subsidiaries (Predecessor) for the period from April 1, 2007 to May 15, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for minority interests (now termed noncontrolling interests) to conform to ASC 810, Consolidations, (ASC 810) effective in fiscal 2010 and retrospectively adjusted the financial statements for the period April 1, 2007 to May 15, 2007.

/s/  PricewaterhouseCoopers LLP

Atlanta, Georgia

June 29, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of ASC 810 discussed in Note 1, as to which the date is August 5, 2009

Novelis Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

			May 16,	April 1,
			2007	2007
	Year Ended	Year Ended	Through	Through
	March 31,	March 31,	March 31,	May 15,
	2010	2009	2008	2007
	Successor	Successor	Successor	Predecessor
Net sales	$8,673	$10,177	$9,965	$1,281

Cost of goods sold (exclusive of depreciation and amortization shown below)	7,213	9,276	9,063	1,209
Selling, general and administrative expenses	337	294	298	91
Depreciation and amortization	384	439	375	28
Research and development expenses	38	41	46	6
Interest expense and amortization of debt issuance costs	175	182	214	27
Interest income	(11)	(14)	(18)	(1)
(Gain) loss on change in fair value of derivative instruments, net	(194)	556	(22)	(20)
Impairment of goodwill	—	1,340	—	—
Gain on extinguishment of debt	—	(122)	—	—
Restructuring charges, net	14	95	6	1
Equity in net (income) loss of non-consolidated affiliates	15	172	(25)	(1)
Other (income) expenses, net	(25)	86	(6)	35

	7,946	12,345	9,931	1,375

Income (loss) before income taxes	727	(2,168)	34	(94)
Income tax provision (benefit)	262	(246)	83	4

Net income (loss)	465	(1,922)	(49)	(98)
Net income (loss) attributable to noncontrolling interests	60	(12)	4	(1)

Net income (loss) attributable to our common shareholder	$405	$(1,910)	$(53)	$(97)

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares)

	March 31,
	2010	2009
	Successor	Successor

ASSETS
Current assets
Cash and cash equivalents	$437	$248
Accounts receivable (net of allowances of $4 and $2 as of March 31, 2010 and 2009, respectively)
— third parties	1,143	1,049
— related parties	24	25
Inventories, net	1,083	793
Prepaid expenses and other current assets	39	51
Fair value of derivative instruments	197	119
Deferred income tax assets	12	216

Total current assets	2,935	2,501
Property, plant and equipment, net	2,632	2,780
Goodwill	611	582
Intangible assets, net	749	806
Investment in and advances to non-consolidated affiliates	709	719
Fair value of derivative instruments, net of current portion	7	72
Deferred income tax assets	5	4
Other long-term assets
— third parties	93	80
— related parties	21	23

Total assets	$7,762	$7,567

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$116	$59
Short-term borrowings	75	264
Accounts payable
— third parties	1,076	725
— related parties	53	48
Fair value of derivative instruments	110	640
Accrued expenses and other current liabilities	436	516
Deferred income tax liabilities	34	—

Total current liabilities	1,900	2,252
Long-term debt, net of current portion
— third parties	2,480	2,409
— related party	—	91
Deferred income tax liabilities	497	469
Accrued postretirement benefits	499	495
Other long-term liabilities	376	342

	5,752	6,058

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 and 1,412,046 shares issued and outstanding as of March 31, 2010 and 2009, respectively	—	—
Additional paid-in capital	3,530	3,530
Accumulated deficit	(1,558)	(1,963)
Accumulated other comprehensive income (loss)	(103)	(148)

Total equity of our common shareholder	1,869	1,419
Noncontrolling interests	141	90

Total equity	2,010	1,509

Total liabilities and equity	$7,762	$7,567

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

			May 16,	April 1,
			2007	2007
	Year Ended	Year Ended	Through	Through
	March 31,	March 31,	March 31,	May 15,
	2010	2009	2008	2007
	Successor	Successor	Successor	Predecessor
OPERATING ACTIVITIES
Net income (loss)	$465	$(1,922)	$(49)	$(98)
Adjustments to determine net cash provided by (used in) operating activities:
Depreciation and amortization	384	439	375	28
(Gain) loss on change in fair value of derivative instruments, net	(194)	556	(22)	(20)
Non-cash restructuring charges, net	2	22	—	—
Gain on extinguishment of debt	—	(122)	—	—
Deferred income taxes	229	(331)	(5)	(18)
Write-off and amortization of fair value adjustments, net	(134)	(233)	(221)	—
Impairment of goodwill	—	1,340	—	—
Equity in net (income) loss of non-consolidated affiliates	15	172	(25)	(1)
Foreign exchange remeasurement on debt	(20)	26	—	—
Gain on reversal of accrued legal claim	(3)	(26)	—	—
Other, net	11	8	12	5
Changes in assets and liabilities (net of effects from acquisitions and divestitures):
Accounts receivable	(46)	73	177	(21)
Inventories	(264)	466	208	(76)
Accounts payable	311	(643)	(18)	(62)
Other current assets	14	(6)	(8)	(7)
Other current liabilities	47	(63)	(35)	42
Other noncurrent assets	(15)	17	(30)	(1)
Other noncurrent liabilities	42	7	42	(1)

Net cash provided by (used in) operating activities	844	(220)	401	(230)

INVESTING ACTIVITIES
Capital expenditures	(101)	(145)	(185)	(17)
Proceeds from sales of assets	5	5	8	—
Changes to investment in and advances to non-consolidated affiliates	3	20	24	1
Proceeds from related party loans receivable, net	4	17	18	—
Net proceeds from settlement of derivative instruments	(395)	(24)	41	18

Net cash provided by (used in) investing activities	(484)	(127)	(94)	2

FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	—	92	—
Proceeds from issuance of debt
— third parties	177	263	1,100	150
— related parties	4	91	—	—
Principal repayments
— third parties	(67)	(235)	(1,009)	(1)
— related parties	(95)	—	—	—
Short-term borrowings, net	(193)	176	(241)	60
Dividends	(13)	(6)	(1)	(7)
Debt issuance costs	(1)	(3)	(37)	(2)
Proceeds from the exercise of stock options	—	—	—	1

Net cash provided by (used in) financing activities	(188)	286	(96)	201

Net increase (decrease) in cash and cash equivalents	172	(61)	211	(27)
Effect of exchange rate changes on cash balances held in foreign currencies	17	(17)	13	1
Cash and cash equivalents — beginning of period	248	326	102	128

Cash and cash equivalents — end of period	$437	$248	$326	$102

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY
(In millions, except number of shares)

	Equity of our Common Shareholder
					Accumulated
				Retained	Other
			Additional	Earnings/	Comprehensive	Non-
	Common Stock		Paid-in	(Accumulated	Income (Loss)	Controlling	Total
	Shares	Amount	Capital	Deficit)	(AOCI)	Interests	Equity

Balance as of March 31, 2007	75,357,660	$—	$428	$(263)	$10	$152	$327
Predecessor
Activity for April 1, 2007 through May 15, 2007:
Net loss attributable to our common shareholder	—	—	—	(97)	—	—	(97)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(1)	(1)
Issuance of common stock from the exercise of stock options	57,876	—	1	—	—	—	1
Conversion of share-based compensation plans from equity-based plans to liability-based plans	—	—	(7)	—	—	—	(7)
Currency translation adjustment, net of tax benefit of $4 included in AOCI	—	—	—	—	35	1	36
Change in fair value of effective portion of hedges, net of tax of $— in AOCI	—	—	—	—	(1)	—	(1)
Postretirement benefit plans:
Amortization of net actuarial loss	—	—	—	—	(1)	—	(1)

Balance as of May 15, 2007	75,415,536	$—	$422	$(360)	$43	$152	$257

(Continued)

Novelis Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY — (Continued)
(In millions, except number of shares)

					Accumulated
				Retained	Other
			Additional	Earnings/	Comprehensive	Non-
	Common Stock		Paid-in	(Accumulated	Income (Loss)	Controlling	Total
	Shares	Amount	Capital	Deficit)	(AOCI)	Interests	Equity

Successor
Balance as of May 16, 2007	1,000,000	$—	$2,505	$—	$—	$152	$2,657
Activity for May 16, 2007 through March 31, 2008:
Assumption of debt by AV Minerals in exchange for common shares	361,675	—	900	—	—	—	900
Net income (loss) attributable to our common shareholder	—	—	—	(53)	—	—	(53)
Net income attributable to noncontrolling interests	—	—	—	—	—	4	4
Issuance of additional common stock	36,908	—	92	—	—	—	92
Currency translation adjustment, net of tax of $ — in AOCI	—	—	—	—	59	(6)	53
Postretirement benefit plans:
Change in pension and other benefits, net of tax benefit of $4 included in AOCI	—	—	—	—	(13)	—	(13)
Noncontrolling interests cash dividends	—	—	—	—	—	(1)	(1)

Balance as of March 31, 2008	1,398,583	—	3,497	(53)	46	149	3,639
Fiscal 2009 Activity:
Net loss attributable to our common shareholder	—	—	—	(1,910)	—	—	(1,910)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(12)	(12)
Forgiveness of interest on intercompany note	9,347	—	23	—	—	—	23
Payment of income taxes by AV Metals on behalf of Novelis Inc.	4,116	—	10	—	—	—	10
Currency translation adjustment, net of tax of $ — in AOCI	—	—	—	—	(122)	(41)	(163)
Change in fair value of effective portion of hedges, net of tax benefit of $11 included in AOCI	—	—	—	—	(19)	—	(19)
Postretirement benefit plans:
Change in pension and other benefits, net of tax benefit of $31 included in AOCI	—	—	—	—	(53)	—	(53)
Noncontrolling interests cash dividends	—	—	—	—	—	(6)	(6)

Balance as of March 31, 2009	1,412,046	—	3,530	(1,963)	(148)	90	1,509
Fiscal 2010 Activity:
Net income attributable to our common shareholder	—	—	—	405	—	—	405
Net income attributable to noncontrolling interests	—	—	—	—	—	60	60
Share consolidation	(1,411,046)	—	—	—	—	—	—
Currency translation adjustment, net of tax of $ — in AOCI	—	—	—	—	54	21	75
Change in fair value of effective portion of hedges, net of tax benefit of $5 included in AOCI	—	—	—	—	(8)	—	(8)
Postretirement benefit plans:
Change in pension and other benefits, net of tax provision of $10 included in AOCI	—	—	—	—	(1)	—	(1)
Noncontrolling interests cash dividends	—	—	—	—	—	(30)	(30)

Balance as of March 31, 2010	1,000	$—	$3,530	$(1,558)	$(103)	$141	$2,010

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

			May 16,	April 1,
	Year	Year	2007	2007
	Ended	Ended	Through	Through
	March 31,	March 31,	March 31,	May 15,
	2010	2009	2008	2007
	Successor	Successor	Successor	Predecessor
Net income (loss) attributable to our common shareholder	$405	$(1,910)	$(53)	$(97)

Other comprehensive income (loss):
Currency translation adjustment	54	(122)	59	31
Change in fair value of effective portion of hedges, net	(13)	(30)	—	(1)
Postretirement benefit plans:
Change in pension and other benefits	9	(84)	(17)	—
Amortization of net actuarial loss	—	—	—	(1)

Other comprehensive income (loss) before income tax effect	50	(236)	42	29
Income tax provision (benefit) related to items of other comprehensive income (loss)	5	(42)	(4)	(4)

Other comprehensive income (loss), net of tax	45	(194)	46	33

Comprehensive income (loss) attributable to our common shareholder	450	(2,104)	(7)	(64)

Net income (loss) attributable to noncontrolling interests	60	(12)	4	(1)

Other comprehensive income (loss):
Currency translation adjustment	21	(41)	(6)	1

Other comprehensive income (loss), net of tax	21	(41)	(6)	1

Comprehensive income (loss) attributable to noncontrolling interests	81	(53)	(2)	—

Comprehensive income (loss)	$531	$(2,157)	$(9)	$(64)

See accompanying notes to the consolidated financial statements.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References herein to “Novelis,” the “Company,” “we,” “our,” or “us” refer to Novelis Inc. and its subsidiaries unless the context specifically indicates otherwise. References herein to “Hindalco” refer to Hindalco Industries Limited. In October 2007, the Rio Tinto Group purchased all the outstanding shares of Alcan, Inc. References herein to “Alcan” refer to Rio Tinto Alcan Inc.

Organization and Description of Business

Novelis Inc., formed in Canada on September 21, 2004, and its subsidiaries, is the world’s leading aluminum rolled products producer based on shipment volume. We produce aluminum sheet and light gauge products for the beverage and food can, transportation, construction and industrial, and foil products markets. As of March 31, 2010, we had operations on four continents: North America; South America; Asia; and Europe, through 31 operating plants and four research facilities in 11 countries. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, alumina refining, primary aluminum smelting and power generation facilities that are integrated with our rolling plants in Brazil.

On May 18, 2004, Alcan announced its intention to transfer its rolled products businesses into a separate company and to pursue a spin-off of that company to its shareholders. The spin-off occurred on January 6, 2005, following approval by Alcan’s board of directors and shareholders, and legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held.

Acquisition of Novelis Common Stock and Predecessor and Successor Reporting

On May 15, 2007, the Company was acquired by Hindalco through its indirect wholly-owned subsidiary pursuant to a plan of arrangement (the Arrangement) at a price of $44.93 per share. The aggregate purchase price for all of the Company’s common shares was $3.4 billion and Hindalco also assumed $2.8 billion of Novelis’ debt for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares were indirectly held by Hindalco.

Our acquisition by Hindalco was recorded in accordance with the business combination accounting standards at that time. In the accompanying consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and have been allocated to the assets acquired and liabilities assumed. Due to the impact of push down accounting, the Company’s consolidated financial statements and certain notes separate the Company’s presentation into two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the periods up to, and including, the May 15, 2007 acquisition date (labeled “Predecessor”) and (2) the periods after that date (labeled “Successor”). The accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

Amalgamation of AV Aluminum Inc. and Novelis Inc.

Effective September 29, 2010, in connection with an internal restructuring transaction, pursuant to articles of amalgamation under the Canada Business Corporations Act, we were amalgamated (the “Amalgamation”) with our direct parent AV Aluminum Inc., a Canadian corporation (“AV Aluminum”), to form an amalgamated corporation named Novelis Inc., also a Canadian corporation.

As a result of the Amalgamation, we continue our corporate existence, and the amalgamated Novelis Inc. remains liable for all of our and AV Aluminum’s obligations and we continue to own all of our respective property. Since AV Aluminum was a holding company whose sole asset was the shares of the pre-amalgamated Novelis Inc. our business, management, board of directors and corporate governance procedures following the Amalgamation are identical to those of Novelis Inc. immediately prior to the Amalgamation. Novelis Inc., like AV Aluminum before the Amalgamation, remains an indirect, wholly-owned

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsidiary of Hindalco. We have retrospectively recast all periods presented to reflect the amalgamated companies.

As of March 31, 2010 and 2009, the Amalgamation increased our previously reported Additional paid-in capital by $33 million, and reduced our Accumulated deficit by $33 million. The Amalgamation had no impact on our consolidated statements of operations for the years ended March 31, 2010 and 2009 or our consolidated statements of cash flows for the years ended March 31, 2010 and 2009. As of March 31, 2008, the Amalgamation increased our Accrued expenses and other current liabilities by $33 million and reduced our Accumulated deficit by $33 million. For the period from May 16, 2007 through March 31, 2008, the Amalgamation increased our Interest expense and amortization of debt issuance costs by $23 million and increased our Income tax provision by $10 million, thus, reducing our Net income attributable to our common shareholder by $33 million on our consolidated statement of operations for that period. The Amalgamation did not change our net operating, investing or financing activities on our consolidated statements of cash flows for the period from May 16, 2007 through March 31, 2008. The Amalgamation did not impact our consolidated statements of operations or our consolidated statements of cash flows for the period from April 1, 2007 through May 15, 2007.

Consolidation Policy

Our consolidated financial statements include the assets, liabilities, revenues and expenses of all wholly-owned subsidiaries, majority-owned subsidiaries over which we exercise control and entities in which we have a controlling financial interest or are deemed to be the primary beneficiary. We eliminate all significant intercompany accounts and transactions from our consolidated financial statements.

We use the equity method to account for our investments in entities that we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Consolidated net income (loss) attributable to our common shareholder includes our share of the net earnings (losses) of these entities. The difference between consolidation and the equity method impacts certain of our financial ratios because of the presentation of the detailed line items reported in the consolidated financial statements for consolidated entities, compared to a two-line presentation of equity method investments and net losses.

We use the cost method to account for our investments in entities that we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies. These investments are recorded at the lower of their cost or fair value.

Use of Estimates and Assumptions

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The principal areas of judgment relate to (1) the fair value of derivative financial instruments; (2) impairment of goodwill; (3) impairments of long lived assets, intangible assets and equity investments; (4) actuarial assumptions related to pension and other postretirement benefit plans; (5) income tax reserves and valuation allowances and (6) assessment of loss contingencies, including environmental and litigation reserves. Future events and their effects cannot be predicted with certainty, and accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations. Actual results could differ from the estimates we have used.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Risks and Uncertainties

We are exposed to a number of risks in the normal course of our operations that could potentially affect our financial position, results of operations, and cash flows.

Laws and regulations

We operate in an industry that is subject to a broad range of environmental, health and safety laws and regulations in the jurisdictions in which we operate. These laws and regulations impose increasingly stringent environmental, health and safety protection standards and permitting requirements regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, the remediation of environmental contamination, post-mining reclamation and working conditions for our employees. Some environmental laws, such as the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, and comparable state laws, impose joint and several liability for the cost of environmental remediation, natural resource damages, third party claims, and other expenses, without regard to the fault or the legality of the original conduct.

The costs of complying with these laws and regulations, including participation in assessments and remediation of contaminated sites and installation of pollution control facilities, have been, and in the future could be, significant. In addition, these laws and regulations may also result in substantial environmental liabilities associated with divested assets, third party locations and past activities. In certain instances, these costs and liabilities, as well as related action to be taken by us, could be accelerated or increased if we were to close, divest of or change the principal use of certain facilities with respect to which we may have environmental liabilities or remediation obligations. Currently, we are involved in a number of compliance efforts, remediation activities and legal proceedings concerning environmental matters, including certain activities and proceedings arising under U.S. Superfund and comparable laws in other jurisdictions where we have operations.

We have established reserves for environmental remediation activities and liabilities where appropriate. However, the cost of addressing environmental matters (including the timing of any charges related thereto) cannot be predicted with certainty, and these reserves may not ultimately be adequate, especially in light of potential changes in environmental conditions, changing interpretations of laws and regulations by regulators and courts, the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, our potential liability to remediate sites for which provisions have not been previously established and the adoption of more stringent environmental laws. Such future developments could result in increased environmental costs and liabilities and could require significant capital expenditures, any of which could have a material adverse effect on our financial position or results of operations or cash flows. Furthermore, the failure to comply with our obligations under the environmental laws and regulations could subject us to administrative, civil or criminal penalties, obligations to pay damages or other costs, and injunctions or other orders, including orders to cease operations. In addition, the presence of environmental contamination at our properties could adversely affect our ability to sell a property, receive full value for a property or use a property as collateral for a loan.

Some of our current and potential operations are located or could be located in or near communities that may regard such operations as having a detrimental effect on their social and economic circumstances. Environmental laws typically provide for participation in permitting decisions, site remediation decisions and other matters. Concern about environmental justice issues may affect our operations. Should such community objections be presented to government officials, the consequences of such a development may have a material adverse impact upon the profitability or, in extreme cases, the viability of an operation. In addition, such developments may adversely affect our ability to expand or enter into new operations in such location or elsewhere and may also have an effect on the cost of our environmental remediation projects.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We use a variety of hazardous materials and chemicals in our rolling processes, as well as in our smelting operations in Brazil and in connection with maintenance work on our manufacturing facilities. Because of the nature of these substances or related residues, we may be liable for certain costs, including, among others, costs for health-related claims or removal or re-treatment of such substances. Certain of our current and former facilities incorporate asbestos-containing materials, a hazardous substance that has been the subject of health-related claims for occupation exposure. In addition, although we have developed environmental, health and safety programs for our employees, including measures to reduce employee exposure to hazardous substances, and conduct regular assessments at our facilities, we are currently, and in the future may be, involved in claims and litigation filed on behalf of persons alleging injury predominantly as a result of occupational exposure to substances at our current or former facilities. It is not possible to predict the ultimate outcome of these claims and lawsuits due to the unpredictable nature of personal injury litigation. If these claims and lawsuits, individually or in the aggregate, were finally resolved against us, our financial position, results of operations and cash flows could be adversely affected.

Materials and labor

In the aluminum rolled products industry, our raw materials are subject to continuous price volatility. We may not be able to pass on the entire cost of the increases to our customers or offset fully the effects of higher raw material costs, other than metal, through productivity improvements, which may cause our profitability to decline. In addition, there is a potential time lag between changes in prices under our purchase contracts and the point when we can implement a corresponding change under our sales contracts with our customers. As a result, we could be exposed to fluctuations in raw materials prices, including metal, since, during the time lag period, we may have to temporarily bear the additional cost of the change under our purchase contracts, which could have a material adverse effect on our financial position, results of operations and cash flows. Significant price increases may result in our customers’ substituting other materials, such as plastic or glass, for aluminum or switch to another aluminum rolled products producer, which could have a material adverse effect on our financial position, results of operations and cash flows.

We consume substantial amounts of energy in our rolling operations, our cast house operations and our Brazilian smelting operations. The factors that affect our energy costs and supply reliability tend to be specific to each of our facilities. A number of factors could materially adversely affect our energy position including, but not limited to: (a) increases in the cost of natural gas; (b) increases in the cost of supplied electricity or fuel oil related to transportation; (c) interruptions in energy supply due to equipment failure or other causes and (d) the inability to extend energy supply contracts upon expiration on economical terms. A significant increase in energy costs or disruption of energy supplies or supply arrangements could have a material adverse impact on our financial position, results of operations and cash flows.

Approximately 69% of our employees are represented by labor unions under a large number of collective bargaining agreements with varying durations and expiration dates. We may not be able to satisfactorily renegotiate our collective bargaining agreements when they expire. In addition, existing collective bargaining agreements may not prevent a strike or work stoppage at our facilities in the future, and any such work stoppage could have a material adverse effect on our financial position, results of operations and cash flows.

Geographic markets

We are, and will continue to be, subject to financial, political, economic and business risks in connection with our global operations. We have made investments and carry on production activities in various emerging markets, including Brazil, Korea and Malaysia, and we market our products in these countries, as well as China and certain other countries in Asia. While we anticipate higher growth or attractive production opportunities from these emerging markets, they also present a higher degree of risk than more developed markets. In addition to the business risks inherent in developing and servicing new markets, economic

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conditions may be more volatile, legal and regulatory systems less developed and predictable, and the possibility of various types of adverse governmental action more pronounced. In addition, inflation, fluctuations in currency and interest rates, competitive factors, civil unrest and labor problems could affect our revenues, expenses and results of operations. Our operations could also be adversely affected by acts of war, terrorism or the threat of any of these events as well as government actions such as controls on imports, exports and prices, tariffs, new forms of taxation, or changes in fiscal regimes and increased government regulation in the countries in which we operate or service customers. Unexpected or uncontrollable events or circumstances in any of these markets could have a material adverse effect on our financial position, results of operations and cash flows.

Other risks and uncertainties

In addition, refer to Note 15 — Fair Value of Assets and Liabilities and Note 18 — Commitments and Contingencies for a discussion of financial instruments and commitments and contingencies.

Reclassifications and adjustments

Certain reclassifications of the prior period amounts and presentation have been made to conform to the presentation adopted for the current period. In order to present the impact of all customer-directed derivatives and associated trading activities as operating activities on the consolidated statements of cash flows, we corrected our presentation by reclassifying this activity from investing activities to operating activities. This resulted in a reduction to operating cash flow and an increase to investing cash flow of approximately $16 million and $4 million for the year ended March 31, 2009 and the period from May 16, 2007 through March 31, 2008, respectively. This reclassification did not have any impact on total cash or on the balance sheet, income statement or related disclosures.

For the years ended March 31, 2010 and 2009, the period from May 16, 2007 through March 31, 2008, and the period from April 1, 2007 through May 15, 2007, we reclassified $23 million, $25 million, $21 million and $4 million, respectively, from Selling, general and administrative expenses to Costs of goods sold (exclusive of depreciation and amortization).

During the second quarter of fiscal 2010, we identified an immaterial error in our consolidated annual and interim financial statements included in previously filed Forms 10-Q and Forms 10-K for fiscal 2008 and 2009. The error relates to deferred income taxes recorded in connection with purchase accounting in South America. We believe the correction of this error to be both quantitatively and qualitatively immaterial to our annual results for fiscal 2010 or to any of our previously issued financial statements. As a result, we did not adjust any prior period amounts. There was no impact to Income (loss) before income taxes and noncontrolling interests or cash flows from operating activities for any periods. We reflected the correction of this error in the interim financial statements for the second quarter of 2010. As of and for the year ended March 31, 2010, the impact of the correction was an increase to goodwill of $29 million, an increase to deferred tax liabilities of $25 million and a reduction of our income tax expense of $4 million. Due to the fact that our South American subsidiaries are US dollar functional, the deferred tax liabilities fluctuate with changes in the exchange rate. This fluctuation is recorded as an increase or decrease to income tax expense.

In the consolidated balance sheet as of March 31, 2009, we reclassified $19 million from Property, plant and equipment, net to Intangible assets, net related capitalized software. The reclassification had no impact on total assets, total liabilities, total equity, net income (loss) or cash flows as previously presented.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue recognition

We recognize sales when the revenue is realized or realizable, and has been earned. We record sales when a firm sales agreement is in place, delivery has occurred and collectability of the fixed or determinable sales price is reasonably assured.

We recognize product revenue, net of trade discounts and allowances, in the reporting period in which the products are shipped and the title and risk of ownership pass to the customer. We generally ship our product to our customers FOB (free on board) destination point. Our standard terms of delivery are included in our contracts of sale, order confirmation documents and invoices. We sell most of our products under contracts based on a “conversion premium,” which is subject to periodic adjustments based on market factors. As a result, the aluminum price risk is largely absorbed by the customer. In situations where we offer customers fixed prices for future delivery of our products, we may enter into derivative instruments for all or a portion of the cost of metal inputs to protect our profit on the conversion of the product. In addition, through December 31, 2009, certain of our sales contracts provided for a ceiling over which metal prices could not be contractually passed through to the customer. We partially mitigate the risk of this metal price exposure through the purchase of derivative instruments.

We record tolling revenue when the revenue is realized or realizable, and has been earned. Tolling refers to the process by which certain customers provide metal to us for conversion to rolled product. We do not take title to the metal and, after the conversion and return shipment of the rolled product to the customer, we charge them for the value-added conversion cost and record these amounts in Net sales.

Shipping and handling amounts we bill to our customers are included in Net sales and the related shipping and handling costs we incur are included in Cost of goods sold (exclusive of depreciation and amortization).

Cost of goods sold (exclusive of depreciation and amortization)

Cost of goods sold (exclusive of depreciation and amortization) includes all costs associated with inventories, including the procurement of materials, the conversion of such materials into finished product, and the costs of warehousing and distributing finished goods to customers. Material procurement costs include inbound freight charges as well as purchasing, receiving, inspection and storage costs. Conversion costs include the costs of direct production inputs such as labor and energy, as well as allocated overheads from indirect production centers and plant administrative support areas. Warehousing and distribution expenses include inside and outside storage costs, outbound freight charges and the costs of internal transfers.

Selling, general and administrative expenses

Selling, general and administrative expenses include selling, marketing and advertising expenses; salaries, travel and office expenses of administrative employees and contractors; legal and professional fees; software license fees; and bad debt expenses.

Cash and cash equivalents

Cash and cash equivalents includes investments that are highly liquid and have maturities of three months or less when purchased. The carrying values of cash and cash equivalents approximate their fair value due to the short-term nature of these instruments.

We maintain amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts receivable

Our accounts receivable are geographically dispersed. We do not obtain collateral relating to our accounts receivable. We do not believe there are any significant concentrations of revenues from any particular customer or group of customers that would subject us to any significant credit risks in the collection of our accounts receivable. We report accounts receivable at the estimated net realizable amount we expect to collect from our customers.

Additions to the allowance for doubtful accounts are made by means of the provision for doubtful accounts. We write-off uncollectible accounts receivable against the allowance for doubtful accounts after exhausting collection efforts.

For each of the periods presented, we performed an analysis of our historical cash collection patterns and considered the impact of any known material events in determining the allowance for doubtful accounts. In performing the analysis, the impact of any adverse changes in general economic conditions was considered, and for certain customers we reviewed a variety of factors including: past due receivables; macro-economic conditions; significant one-time events and historical experience. Specific reserves for individual accounts may be established due to a customer’s inability to meet their financial obligations, such as in the case of bankruptcy filings or the deterioration in a customer’s operating results or financial position. As circumstances related to customers change, we adjust our estimates of the recoverability of the accounts receivable.

Derivative Instruments

We utilize derivative instruments to manage our exposure to changes in commodity prices, foreign currency exchange rates and interest rates. The fair values of all derivative instruments are recognized as assets or liabilities at the balance sheet date. Changes in the fair value of these instruments are recognized as (Gain) loss on change in fair value of derivative instruments, net and included in our consolidated statements of operations or included in Accumulated other comprehensive income (loss) (AOCI) on our consolidated balance sheet, depending on the nature or use of the derivative and whether it qualifies for hedge accounting treatment under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, Derivatives and Hedging.

Gains and losses on derivative instruments qualifying as cash flow hedges are included, to the extent the hedges are effective, in AOCI, until the underlying transactions are recognized as gains or losses and included in our consolidated statements of operations. Gains and losses on derivative instruments used as hedges of our net investment in foreign operations are included, net of taxes, to the extent the hedges are effective, in AOCI as part of the cumulative translation adjustment (CTA). The ineffective portions of cash flow hedges and hedges of net investments in foreign operations, if any, are recognized as gains or losses and included in our consolidated statements of operations, in (Gain) loss on change in fair value of derivative instruments, net in the current period.

Inventories

We carry our inventories at the lower of their cost or market value, reduced by reserves for excess and obsolete items. We use the “average cost” method to determine cost.

Property, plant and equipment

We record land, buildings, leasehold improvements and machinery and equipment at cost. We record assets under capital lease obligations at the lower of their fair value or the present value of the aggregate future minimum lease payments as of the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the estimated useful life of the assets or the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. As a result of the Arrangement, land,

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

building, leasehold improvements and machinery and equipment as of May 16, 2007 were adjusted to reflect fair value.

The ranges of estimated useful lives are as follows:

Years

Buildings	30 to 40
Leasehold improvements	7 to 20
Machinery and equipment	2 to 25
Furniture, fixtures and equipment	3 to 10
Equipment under capital lease obligations	6 to 15

As noted above, our machinery and equipment have useful lives of 2 to 25 years. Most of our large scale machinery, including hot mills, cold mills, continuous casting mills, furnaces and finishing mills have useful lives of 15-25 years. Supporting machinery and equipment, including automation and work rolls, have useful lives of 2-15 years.

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and improvements that increase the estimated useful life of an asset, and when material, we capitalize interest on major construction and development projects while in progress.

We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement or disposal, the asset cost and related accumulated depreciation balances are removed from the respective accounts, and the resulting net amount, after consideration of any proceeds, is included as a gain or loss in Other (income) expenses, net in our consolidated statements of operations.

We account for operating leases under the provisions of ASC 840, Leases. These pronouncements require us to recognize escalating rents, including any rent holidays, on a straight-line basis over the term of the lease for those lease agreements where we receive the right to control the use of the entire leased property at the beginning of the lease term.

Goodwill

We account for goodwill under the guidance in ASC 805 and ASC 350, Intangibles — Goodwill and Other (ASC 350).

We test goodwill for impairment using a fair value approach at the reporting unit level. We use our operating segments as our reporting units. We test for impairment at least annually during the fourth quarter of each fiscal year, unless some triggering event occurs that would require an impairment assessment.

We use the present value of estimated future cash flows to establish the estimated fair value of our reporting units as of the testing dates. This approach includes many assumptions related to future growth rates, discount factors and tax rates, among other considerations. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods. When available and as appropriate, we use comparative market multiples to corroborate the estimated fair value. If the carrying amount of a reporting unit’s goodwill were to exceed its estimated fair value, the second step of the impairment test must be performed in order to determine the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recognized in an amount equal to that excess in Impairment of goodwill in our consolidated statements of operations.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology of ASC 350.

Long-Lived Assets and Other Intangible Assets

In accordance with ASC 350, we amortize the cost of intangible assets over their respective estimated useful lives to their estimated residual value.

Under the guidance in ASC 360, Property, Plant and Equipment, we assess the recoverability of long-lived assets (excluding goodwill) and definite-lived intangible assets, whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset (groups) to the expected, undiscounted future net cash flows to be generated by that asset (groups), or, for identifiable intangible assets, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets is based on the present value of estimated future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair value of the asset, which is generally determined as the present value of estimated future cash flows or as the appraised value. Impairments of long-lived assets have been included in Restructuring charges, net and Other income (expense), net in the consolidated statement of operations.

If the carrying amount of an intangible asset were to exceed its fair value, we would recognize an impairment charge in Other (income) expenses, net in our consolidated statements of operations. No impairments of other intangible assets have been identified during any of the periods presented.

We continue to amortize long-lived assets to be disposed of other than by sale. We carry long-lived assets to be disposed of by sale in our consolidated balance sheets at the lower of net book value or the fair value less cost to sell, and we cease depreciation.

Investment in and Advances to Non-Consolidated Affiliates

Management assesses the potential for other-than-temporary impairment of our equity method and cost method investments. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including the present value of estimated future cash flows, estimates of sales proceeds, and external appraisals. If an investment is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Guarantees

We account for certain guarantees in accordance with ASC 460, Guarantees (ASC 460). ASC 460 requires that a guarantor recognize a liability for the fair value of obligations undertaken at the inception of a guarantee.

Financing Costs and Interest Income

We amortize financing costs and premiums, and accrete discounts, over the remaining life of the related debt using the “effective interest amortization” method. The related income or expense is included in Interest expense and amortization of debt issuance costs in our consolidated statements of operations. We record discounts or premiums as a direct deduction from, or addition to, the face amount of the financing.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures (ASC 820), defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. ASC 820 also applies to measurements under other accounting pronouncements, such as ASC 825, Financial Instruments (ASC 825) that require or permit fair value measurements. ASC 825 requires disclosures of the fair value of financial instruments. Our financial instruments include: cash and cash equivalents; certificates of deposit; accounts receivable; accounts payable; foreign currency, energy and interest rate derivative instruments; cross-currency swaps; metal option and forward contracts; related party notes receivable and payable; letters of credit; short-term borrowings and long-term debt.

The carrying amounts of cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and current related party notes receivable and payable approximate their fair value because of the short-term maturity and highly liquid nature of these instruments. The fair value of our letters of credit is deemed to be the amount of payment guaranteed on our behalf by third party financial institutions. We determine the fair value of our short-term borrowings and long-term debt based on various factors including maturity schedules, call features and current market rates. We also use quoted market prices, when available, or the present value of estimated future cash flows to determine fair value of short-term borrowings and long-term debt. When quoted market prices are not available for various types of financial instruments (such as currency, energy and interest rate derivative instruments, swaps, options and forward contracts), we use standard pricing models with market-based inputs, which take into account the present value of estimated future cash flows.

Pensions and Postretirement Benefits

We account for our pensions and other postretirement benefits in accordance with ASC 715, Compensation — Retirement Benefits (ASC 715). ASC 715 requires us to recognize the funded status of our benefit plans as a net asset or liability, with an offsetting adjustment to AOCI in shareholder’s equity. The funded status is calculated as the difference between the fair value of plan assets and the benefit obligation. Prior to and including the three months ended March 31, 2007, we used a December 31 measurement date for our pension and postretirement plans. As a result of our acquisition by Hindalco and the application of push down accounting, our pension and postretirement plans were remeasured as of May 16, 2007. For the years ended March 31, 2010, 2009 and 2008, we used March 31 as the measurement date.

We use standard actuarial methods and assumptions to account for our pension and other postretirement benefit plans. Pension and postretirement benefit obligations are actuarially calculated using management’s best estimates of expected service periods, salary increases and retirement ages of employees. Pension and postretirement benefit expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market value and the straight-line amortization of net actuarial gains and losses and adjustments due to plan amendments. Generally, all net actuarial gains and losses are amortized over the expected average remaining service lives of plan participants.

Our pension obligations relate to funded defined benefit pension plans in the U.S., Canada, Switzerland and the U.K., unfunded pension plans in Germany, and unfunded lump sum indemnities in France, South Korea, Malaysia and Italy. Our other postretirement obligations include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

Noncontrolling Interests in Consolidated Affiliates

These financial statements reflect the retrospective application of ASC 810, Consolidations (ASC 810), subparagraph 10-65-1, Transition Related to FASB Statement No. 160, Noncontrolling Interests in Consolidated

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Statements — an amendment of ARB No. 51, and No. 164, Not-for-Profit Entities: Mergers and Acquisitions for all periods presented. ASC 810 establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the condensed consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently.

Our consolidated financial statements include all assets, liabilities, revenues and expenses of less-than- 100%-owned affiliates that we control or for which we are the primary beneficiary. We record a noncontrolling interest for the allocable portion of income or loss to which the noncontrolling interest holders are entitled based upon their ownership share of the affiliate. Distributions made to the holders of noncontrolling interests are charged to the respective noncontrolling interest balance.

Losses attributable to the noncontrolling interest in an affiliate may exceed our interest in the affiliate’s equity. The excess, and any further losses attributable to the noncontrolling interest, shall be attributed to those interests. The noncontrolling interest shall continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. As of March 31, 2010, we have no such losses.

Environmental Liabilities

We record accruals for environmental matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. We adjust these accruals periodically as assessment and remediation efforts progress or as additional technical or legal information become available. Accruals for environmental liabilities are stated at undiscounted amounts. Environmental liabilities are included in our consolidated balance sheets in Accrued expenses and other current liabilities and Other long-term liabilities, depending on their short- or long-term nature. Any receivables for related insurance or other third party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in our consolidated balance sheets in Prepaid expenses and other current assets.

Costs related to environmental contamination treatment and clean-up are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued in the period in which such costs are determined to be probable and estimable.

Litigation Reserves

ASC 450, Contingencies (ASC 450), requires that we accrue for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. We expense professional fees associated with litigation claims and assessments as incurred.

Income Taxes

We provide for income taxes using the asset and liability method as required by ASC 740, Income Taxes (ASC 740). This approach recognizes the amount of income taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates. Under ASC 740, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient taxable income through various sources.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation

In accordance with ASC 718, Compensation — Stock Compensation (ASC 718), we recognize compensation expense for a share-based award over an employee’s requisite service period based on the award’s grant date fair value, subject to adjustment.

We adopted ASC 718 using the modified prospective method, which requires companies to record compensation cost beginning with the effective date based on the requirements of ASC 718 for all share-based payments granted after the effective date of ASC 718. All awards granted to employees prior to the effective date of ASC 718 that remained unvested at the adoption date continued to be expensed over the remaining service period. Additionally, we determined that all of our compensation plans settled in cash are considered liability based awards. As such, liabilities for awards under these plans are required to be measured at each reporting date until the date of settlement. The Black-Scholes model was used to determine the fair value of these awards.

Cash flows resulting from tax benefits for deductions in excess of compensation cost recognized are classified within financing cash flows.

Foreign Currency Translation

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the assets and liabilities of foreign operations, whose functional currency is other than the U.S. dollar (located in Europe and Asia), are translated to U.S. dollars at the period end exchange rates and revenues and expenses are translated at average exchange rates for the period. Differences arising from the translation of assets and liabilities are included in the currency translation adjustment (CTA) component of AOCI. If there is a reduction in our ownership in a foreign operation, the relevant portion of the CTA is recognized in Other (income) expenses, net.

For all operations, the monetary items denominated in currencies other than the functional currency are remeasured at period-end exchange rates and transaction gains and losses are included in Other (income) expenses, net in our consolidated statements of operations. Non-monetary items are remeasured at historical rates.

Research and Development

We incur costs in connection with research and development programs that are expected to contribute to future earnings, and charge such costs against income as incurred. Research and development costs consist primarily of salaries and administrative costs.

Restructuring Activities

Restructuring charges, net include employee severance and benefit costs, impairments of assets, and other costs associated with exit activities. We apply the provisions of ASC 420, Exit or Disposal Cost Obligations (ASC 420) relating to one-time termination benefits. Severance costs accounted for under ASC 420 are recognized when management with the proper level of authority has committed to a restructuring plan and communicated those actions to employees. Impairment losses are based upon the estimated fair value less costs to sell, with fair value estimated based on existing market prices for similar assets. Other exit costs include environmental remediation costs and contract termination costs, primarily related to equipment and facility lease obligations. At each reporting date, we evaluate the accruals for restructuring costs to ensure the accruals are still appropriate.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Customer Directed Derivatives

We classify all customer directed derivatives and associated trading activities as operating activities in our consolidated statement of cash flows. Cash flows provided by (used in), from such derivatives, totaled $75 million and $(81) million in the years ended March 31, 2010 and 2009, respectively, and $9 million for the period from May 16, 2007 through March 31, 2008, respectively. There were no customer directed derivatives in the period from April 1, 2007 through May 15, 2007.

Recently Adopted Accounting Standards

The following accounting standards have been adopted by us during the twelve months ended March 31, 2010.

In June 2009, the FASB approved its Codification as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification which changes the referencing of accounting standards is effective for interim or annual periods ending after September 15, 2009. As the codification is not intended to change or alter existing US GAAP, this standard had no impact on our consolidated financial position, results of operations and cash flows.

We adopted the authoritative guidance in the Accounting Standards Update (ASU) No. 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06). ASU 2010-06 amends ASC Topic 820, Fair Value Measurements by adding additional disclosure requirements about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This standard had no impact on our consolidated financial position, results of operations and cash flows, but did require certain additional footnote disclosures.

We adopted the authoritative guidance in ASC 715, Compensation — Retirement Benefits, which requires that an employer disclose the following information about the fair value of plan assets: (1) how investment allocation decisions are made, including the factors that are pertinent to understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. At initial adoption, application of this standard would not be required for earlier periods that are presented for comparative purposes. This standard had no impact on our consolidated financial position, results of operations and cash flows, but did require certain additional footnote disclosures.

We adopted the authoritative guidance in ASC 810, Consolidation, which establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of condensed consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. We adopted this accounting standard effective April 1, 2009, and applied this standard prospectively, except for the presentation and disclosure requirements, which have been applied retrospectively.

Recently Issued Accounting Standards

The following new accounting standards have been issued, but have not yet been adopted by us as of March 31, 2010, as adoption is not required until future reporting periods.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2009, the FASB issued ASU No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU No. 2009-17 is intended (1) to address the effects on certain provisions of the accounting standard dealing with consolidation of variable interest entities, as a result of the elimination of the qualifying special-purpose entity concept in ASU No. 2009-16, Transfers and Servicing: Accounting for Transfers of Financial Assets, and (2) to clarify questions about the application of certain key provisions related to consolidation of variable interest entities, including those in which accounting and disclosures do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. ASU No. 2009-17 will be effective for fiscal years beginning after November 15, 2009. We do not anticipate this standard will have any impact on our consolidated financial position, results of operations and cash flows.

We have determined that all other recently issued accounting standards will not have a material impact on our consolidated financial position, results of operations or cash flows, or do not apply to our operations.

2.	RESTRUCTURING PROGRAMS

Restructuring charges, net for fiscal 2010 and fiscal 2009 of $14 million and $95 million, respectively, includes $2 million and $22 million, respectively, of non-cash charges discussed in greater detail below. The following table summarizes our restructuring accrual activity by region (in millions).

		North		South		Restructuring
	Europe	America	Asia	America	Corporate	Reserves

Predecessor
Balance as of March 31, 2007	$36	$—	$—	$—	$—	$36
April 1, 2007 to May 15, 2007 Activity:
Provisions, net	1	—	—	—	—	1
Cash payments	(1)	—	—	—	—	(1)
Adjustments — other	1	—	—	—	—	1

Balance as of May 15, 2007	37	—	—	—	—	37

Successor
May 16, 2007 to March 31, 2008 Activity:
Provisions, net	2	4	—	—	—	6
Cash payments	(20)	—	—	—	—	(20)
Adjustments — other	1	—	—	—	—	1

Balance as of March 31, 2008	20	4	—	—	—	24
Fiscal 2009 Activity:
Provisions, net	53	16	1	2	1	73
Cash payments	(8)	(5)	(1)	—	—	(14)
Adjustments — other	(4)	1	—	—	—	(3)

Balance as of March 31, 2009	61	16	—	2	1	80
Fiscal 2010 Activity:
Provisions, net	8	5	—	(1)	—	12
Cash payments	(46)	(11)	—	(2)	(1)	(60)
Adjustments — other	5	—	—	1	—	6

Balance as of March 31, 2010	$28	$10	$—	$—	$—	$38

Europe

In the second half of fiscal 2009, we initiated a number of restructuring actions throughout Europe to reduce labor and overhead costs through capacity and staff reductions. Most significantly, in March 2009, we announced the closure of our aluminum sheet mill in Rogerstone, South Wales, U.K. Operations ceased in April 2009, resulting in the elimination of 440 positions. The total amount expected to be incurred in

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

connection with this closure is $63 million, of which $60 million was recorded in the fiscal 2009. We recorded an additional $3 million of net costs related to on-going maintenance of the Rogerstone facility, write-down of additional plant assets and adjustments of reserves established in fiscal 2009. The components of restructuring charges related to Rogerstone for the year ended March 31, 2010 and 2009 are as follows (in millions):

	Year Ended
	March 31,
	2010	2009
	Successor	Successor

Severance related costs	$(2)	$20
Environmental remediation expense	1	20
Fixed asset impairments(A)	—	12
Write-down of parts, supplies and scrap(A)	2	8
Reduction of reserve associated with unfavorable contract(A)	—	(3)
Other exit costs	2	3

	$3	$60

(A)	These non-cash items are not included in the restructuring provision table above but have been reflected as reductions to the respective balance sheet accounts.

Also in March 2009, we announced plans to streamline operations at plants in France and Germany. At our facility in Rugles, located in Upper Normandy, France, we eliminated approximately 80 positions. The facility continues the operation of its three major processes, including continuous casting, foil rolling, and finishing. For the year ended March 31, 2009, we recorded $9 million in severance-related costs. We also recorded $1 million in severance costs at our Ohle, Germany facility related to the elimination of 13 positions.

In fiscal 2010, we made additional staff reductions at plants in Italy, Switzerland and Germany, resulting in additional one-time terminations charges of $4 million. We also incurred $4 million of environmental and other costs at our Borgofranco facility, which was closed in March 2006.

For the year ended March 31, 2010, we made the following payments relating to restructuring programs in Europe: $30 million in severance payments, $10 million in payments for environmental remediation and $6 million of other payments.

North America

In March 2008, management approved the closure of our light gauge converter products facility in Louisville, Kentucky. The closure was intended to bring the capacity of our North American operations in line with local market demand. As a result of the closure, we recognized approximately $5 million in restructuring charges during the quarter ended March 31, 2008. Our Louisville facility closed in June 2008.

In November 2008, we announced a Voluntary Separation Program (VSP) available to salaried employees in North America and the Corporate office aimed at reducing staff levels. This VSP supplemented a pre-existing Involuntary Severance Program (ISP). We eliminated approximately 120 positions and recorded $16 million in severance-related costs for the VSP and ISP programs for the year ended March 31, 2009. This program continued into fiscal 2010, with an additional $1 million in severance costs recorded under the voluntary and involuntary separation programs.

To consolidate corporate functions and enhance organizational effectiveness, we announced a plan to relocate our North American headquarters from Cleveland, Ohio to Atlanta, Georgia, where the Company’s corporate offices are located. This move is expected to occur over the next six months with a completion date

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

no later than December 31, 2010. We recorded $4 million in fiscal 2010 for severance charges representing one-time termination benefits under our existing separation program.

We made $11 million in severance payments related to the fiscal 2009 plan for the year ended March 31, 2010.

South America

In January 2009, we announced that we would cease production of alumina at our Ouro Preto facility in Brazil effective May 2009. The global economic crisis and the dramatic drop in alumina prices made alumina production at Ouro Preto economically unfeasible. For the foreseeable future, the Ouro Preto facility will purchase alumina through third-parties. Approximately 290 positions were eliminated at Ouro Preto, including 150 employees and 140 contractors. For the year ended March 31, 2009, we recorded approximately $2 million in severance-related costs. Other exit costs include less than $1 million related to the idling of the refinery. Other activities related to the facility, including electric power generation and the production of primary aluminum, will continue unaffected.

We made $1 million in severance payments and $1 million in payments related to other exit costs. We reduced the remaining $1 million reserve related to severance in the third quarter. In December 2009, we completed all restructuring actions initiated in fiscal 2009.

Asia

In February 2009, we recorded approximately $1 million in severance-related costs related to a voluntary retirement program in Asia which eliminated 34 positions. Also, during the year ended March 31, 2009, we recorded an impairment charge of approximately $5 million in Novelis Korea due to the obsolescence of certain production related fixed assets. These impairment charge is not included in the restructuring provision table above but was reflected as reductions to the respective balance sheet account.

3.	ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Trade accounts receivable	$1,080	$1,002
Other accounts receivable	67	49

Accounts receivable — third parties	1,147	1,051
Allowance for doubtful accounts — third parties	(4)	(2)

	1,143	1,049
Other accounts receivable — related parties	24	25

Accounts receivable, net	$1,167	$1,074

Allowance for Doubtful Accounts

The allowance for doubtful accounts is management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on known uncollectible accounts, historical experience and other currently available evidence. As of March 31, 2010 and 2009, our allowance for doubtful accounts represented approximately 0.4% and 0.2%, respectively, of gross accounts receivable.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Activity in the allowance for doubtful accounts is as follows (in millions).

	Balance at	Additions	Accounts
	Beginning	Charged to	Recovered/	Foreign Exchange	Balance at
	of Period	Expense	(Written-Off)	and Other	End of Period

Predecessor
April 1, 2007 Through May 15, 2007	$29	$—	$(2)	$1	$28

Successor
May 16, 2007 Through March 31, 2008	$—	$1	$—	$—	$1
Year Ended March 31, 2009	$1	$2	$(1)	$—	$2
Year Ended March 31, 2010	$2	$2	$(1)	$1	$4

Forfaiting and Factoring of Trade Receivables

Novelis Korea Ltd.  forfaits trade receivables in the ordinary course of business. These trade receivables are typically outstanding for 60 to 120 days. Forfaiting is a non-recourse method to manage credit and interest rate risks. Under this method, customers contract to pay a financial institution. The institution assumes the risk of non-payment and remits the invoice value (net of a fee) to us after presentation of a proof of delivery of goods to the customer. We do not retain a financial or legal interest in these receivables, and they are excluded from the accompanying consolidated balance sheets. Forfaiting expenses are included in Selling, general and administrative expenses in our consolidated statements of operations.

Our Brazilian operations factor, without recourse, certain trade receivables that are unencumbered by pledge restrictions. Under this method, customers are directed to make payments on invoices to a financial institution, but are not contractually required to do so. The financial institution pays us any invoices it has approved for payment (net of a fee). We do not retain financial or legal interest in these receivables, and they are excluded from the accompanying consolidated balance sheets. Factoring expenses are included in Selling, general and administrative expenses in our consolidated statements of operations.

Summary Disclosures of Financial Amounts

The following tables summarize amounts relating to our forfaiting and factoring activities (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Receivables forfaited	$423	$570	$507	$51
Receivables factored	$149	$70	$75	$—
Forfaiting expense	$2	$5	$6	$1
Factoring expense	$1	$1	$1	$—

	March 31,
	2010	2009
	Successor	Successor

Forfaited receivables outstanding	$83	$71
Factored receivables outstanding	$34	$—

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	INVENTORIES

Inventories consist of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Finished goods	$270	$215
Work in process	431	296
Raw materials	295	207
Supplies	93	79

	1,089	797
Allowances	(6)	(4)

Inventories	$1,083	$793

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consists of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Land and property rights	$227	$213
Buildings	781	760
Machinery and equipment	2,645	2,459

	3,653	3,432
Accumulated depreciation and amortization	(1,074)	(724)

	2,579	2,708
Construction in progress	53	72

Property, plant and equipment, net	$2,632	$2,780

As of March 31, 2010, there were $242 million of fully depreciated assets included in our consolidated balance sheet. Due to the assignment of new fair values as a result of the Arrangement, we had no fully depreciated assets included in our consolidated balance sheet as of March 31, 2009.

Total depreciation expense is shown in the table below (in millions). Capitalized interest related to construction of property, plant and equipment was immaterial in the periods presented.

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Depreciation expense related to property, plant and equipment	$336	$398	$338	$28

Asset impairments

During the years ended March 31, 2010 and 2009, we recorded $1 million of impairment charges in each period, which are included in Other (income) expense, net on the consolidated statement of operations. During the year ended March 31, 2009, we also recorded impairment charges totaling $17 million related to assets in Europe and Asia which have been included in Restructuring charges, net on the consolidated statement of operations (see Note 2 — Restructuring Programs).

During the period from May 16, 2007 through March 31, 2008, we recorded an impairment charge of $1 million in Novelis Italy due to the obsolescence of certain production related fixed assets.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

We lease certain land, buildings and equipment under non-cancelable operating leases expiring at various dates through 2015, and we lease assets in Sierre, Switzerland including a 15-year capital lease through 2020 from Alcan. Operating leases generally have five to ten-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require us to pay certain maintenance and utility costs.

The following table summarizes rent expense included in our consolidated statements of operations (in millions):

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Rent expense	$24	$25	$27	$3

Future minimum lease payments as of March 31, 2010, for our operating and capital leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (in millions).

	Operating	Capital Lease
Year Ending March 31,	Leases	Obligations

2011	$21	$8
2012	17	7
2013	15	7
2014	13	7
2015	12	6
Thereafter	24	30

Total minimum lease payments	$102	65

Less: interest portion on capital lease		(19)

Principal obligation on capital leases		$46

The future minimum lease payments for capital lease obligations exclude $3 million of unamortized fair value adjustments recorded as a result of the Arrangement (see Note 10 — Debt).

Assets and related accumulated amortization under capital lease obligations as of March 31, 2010 and 2009 are as follows (in millions).

	March 31,
	2010	2009
	Successor	Successor

Assets under capital lease obligations:
Buildings	$10	$9
Machinery and equipment	67	63

	77	72
Accumulated amortization	(29)	(19)

	$48	$53

Sale of assets

There were no material sales of fixed assets during the years ended March 31, 2010 and 2009.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset Retirement Obligations

The following is a summary of our asset retirement obligation activity. The period-end balances are included in Other long-term liabilities in our consolidated balance sheets (in millions).

	Balance at
	Beginning			Balance at
	of Period	Accretion	Other	End of Period

Predecessor
April 1, 2007 Through May 15, 2007	$14	$—	$—	$14

Successor
May 16, 2007 Through March 31, 2008	$14	$2	$—	$16
Year Ended March 31, 2009	$16	$1	$(1)	$16
Year Ended March 31, 2010	$16	$1	$—	$17

6.	GOODWILL AND INTANGIBLE ASSETS

The following tables summarize the changes in our goodwill (in millions).

	March 31, 2010 — Successor
	Gross			Net
	Carrying		Accumulated	Carrying
	Amount(A)	Adjustments(B)	Impairment	Value

North America	$1,148	$—	$(860)	$288
Europe	511	—	(330)	181
South America	263	29	(150)	142

	$1,922	$29	$(1,340)	$611

	March 31, 2009 — Successor
	Gross			Net
	Carrying		Accumulated	Carrying
	Amount(A)	Adjustments(C)	Impairment	Value

North America	$1,149	$(1)	$(860)	$288
Europe	518	(7)	(330)	181
South America	263	—	(150)	113

	$1,930	$(8)	$(1,340)	$582

(A)	Represents goodwill balance, net of prior period accumulated adjustments and excluding accumulated impairments.

(B)	See Note 1 — Business and Summary of Significant Accounting Policies, Reclassifications and Adjustments.

(C)	For the year ended March 31, 2009, non-impairment adjustments include: (1) an adjustment in North America for final payment related to the transfer of pension plans in Canada for employees who elected to transfer their past service to Novelis and (2) adjustments in Europe related to tax audits.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of intangible assets were as follows (in millions).

	March 31, 2010 — Successor				March 31, 2009 — Successor
	Weighted	Gross		Net	Gross		Net
	Average	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Life	Amount	Amortization	Amount	Amount	Amortization	Amount

Tradenames	20 years	$140	$(20)	$120	$140	$(13)	$127
Technology and software	13 years	206	(57)	149	201	(38)	163
Customer-related intangible assets	20 years	464	(67)	397	459	(43)	416
Favorable energy supply contract	9.5 years	124	(42)	82	124	(28)	96
Other favorable contracts	3.3 years	15	(14)	1	13	(9)	4

	16.9 years	$949	$(200)	$749	$937	$(131)	$806

Our favorable energy supply contract and other favorable contracts are amortized over their estimated useful lives using methods that reflect the pattern in which the economic benefits are expected to be consumed. All other intangible assets are amortized using the straight-line method.

Amortization expense related to intangible assets is as follows (in millions):

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Total Amortization expense related to intangible assets	$66	$59	$56	$—
Less: Amortization expense related to intangible assets included in Cost of goods sold (exclusive of depreciation and amortization)(A)	18	18	19	—

Amortization expense related to intangible assets included in Depreciation and amortization	$48	$41	$37	$—

(A)	Relates to amortization of favorable energy and other supply contracts.

Estimated total amortization expense related to intangible assets for each of the five succeeding fiscal years is as follows (in millions). Actual amounts may differ from these estimates due to such factors as customer turnover, raw material consumption patterns, impairments, additional intangible asset acquisitions and other events.

Fiscal Year Ending March 31,

2011	$59
2012	58
2013	58
2014	58
2015	57

7.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

We have a variable interest in Logan Aluminum, Inc. (Logan) and have concluded that we are the primary beneficiary. As a result, this entity is consolidated pursuant to ASC 810, Consolidation, in all periods presented. All significant intercompany transactions and balances have been eliminated.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Logan Organization and Operations

In 1985, Alcan purchased an interest in Logan to provide tolling services jointly with ARCO Aluminum, Inc. (ARCO). Logan produces approximately one-third of the can sheet utilized in the U.S. can sheet market. According to the joint venture agreements between Alcan and ARCO, Alcan owned 40 shares of Class A common stock and ARCO owned 60 shares of Class B common stock in Logan. Each share provides its holder with one vote, regardless of class. However, Class A shareholders have the right to select four directors, and Class B shareholders have the right to select three directors. Generally, a majority vote is required for the Logan board of directors to take action. In connection with our spin-off from Alcan in January 2005, Alcan transferred all of its rights and obligations under a joint venture agreement and subsequent ancillary agreements (collectively, the JV Agreements) to us.

Logan processes metal received from Novelis and ARCO and charges the respective partner a fee to cover expenses. Logan has no equity and relies on the regular reimbursement of costs and expenses by Novelis and ARCO to fund its operations. This reimbursement is considered a variable interest as it constitutes a form of financing of the activities of Logan. Other than these contractually required reimbursements, we do not provide other additional support to Logan. Logan’s creditors do not have recourse to our general credit.

Primary Beneficiary

A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities and noncontrolling interests at fair value. Generally, the primary beneficiary is the reporting enterprise with a variable interest in the entity that is obligated to absorb the majority (greater than 50%) of the VIE’s expected loss.

Based upon a previous restructuring program, Novelis acquired the right to use the excess capacity at Logan. To utilize this capacity, we installed and have sole ownership of a cold mill at the Logan facility which enabled us to have the ability to take the majority share of production and costs. These facts qualify Novelis as Logan’s primary beneficiary under ASC 810.

Carrying Value

The following table summarizes the carrying value and classification on our consolidated balance sheets of assets and liabilities owned by the Logan joint venture and consolidated under ASC 810 (in millions). There are significant other assets used in the operations of Logan that are not part of the joint venture.

	March 31,
	2010	2009
	Successor	Successor

Current assets	$64	$64
Total assets	$130	$124
Current liabilities	$(35)	$(35)
Total liabilities	$(135)	$(135)
Net carrying value	$(5)	$(11)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	INVESTMENT IN AND ADVANCES TO NON-CONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

The following table summarizes the ownership structure and our ownership percentage of the non-consolidated affiliates in which we have an investment as of March 31, 2010, and which we account for using the equity method. We do not control our non-consolidated affiliates, but have the ability to exercise significant influence over their operating and financial policies. We have no material investments that we account for using the cost method.

		Ownership
Affiliate Name	Ownership Structure	Percentage

Aluminium Norf GmbH	Corporation	50%
Consorcio Candonga	Unincorporated Joint Venture	50%
MiniMRF LLC	Limited Liability Company	50%

The following table summarizes our share of the condensed assets, liabilities and equity of our equity method affiliates. The results include the unamortized fair value adjustments relating to our non-consolidated affiliates due to the Arrangement.

	March 31,
	2010	2009
	Successor	Successor

Assets:
Current assets	$82	$79
Non-current assets	856	802

Total assets	$938	$881

Liabilities:
Current liabilities	$61	$64
Non-current liabilities	168	98

Total liabilities	229	162
Equity:
Novelis	709	719

Total liabilities and equity	$938	$881

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes our share of the condensed results of operations of our equity method affiliates. These results include the incremental depreciation and amortization expense that we record in our equity method accounting as a result of fair value adjustments we made to our investments in non-consolidated affiliates due to the Arrangement. These results also include the $160 million impairment charge to reduce the carrying value of our investment in Aluminium Norf GmbH for the year ended March 31, 2009. The results for the year ended March 31, 2010 also include a $10 million after tax benefit from the refinement of our methodology for recording depreciation and amortization on the step-up in our basis in the underlying assets of an investee.

	Year	Year	May 16, 2007	April 1, 2007
	Ended	Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net sales	$242	$277	$282	$23
Costs, expenses and provision for taxes on income	257	289	257	22
Impairment charge	—	160	—	—

Net income (loss)	$(15)	$(172)	$25	$1

Included in the accompanying consolidated financial statements are transactions and balances arising from business we conduct with these non-consolidated affiliates, which we classify as related party transactions and balances. The following table describes the nature and amounts of transactions that we had with related parties (in millions).

	Year	Year	May 16, 2007	April 1, 2007
	Ended	Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Purchases of tolling services, electricity and inventories
Aluminium Norf GmbH(A)	$241	$257	$253	$21
Consorcio Candonga(B)	1	18	24	1

Total purchases from related parties	$242	$275	$277	$22

Interest income
Aluminium Norf GmbH(C)	$—	$—	$1	$—

(A)	We purchase tolling services (the conversion of customer-owned metal) from Aluminium Norf GmbH.

(B)	We obtain electricity from Consorcio Candonga for our operations in South America.

(C)	We earn interest income on a loan due from Aluminium Norf GmbH.

The following table describes the period-end account balances that we have with these non-consolidated affiliates, shown as related party balances in the accompanying consolidated balance sheets (in millions).

	March 31,
	2010	2009
	Successor	Successor

Accounts receivable(A)	$24	$25
Other long-term receivables(A)	$21	$23
Accounts payable(B)	$53	$48

(A)	The balances represent current and non-current portions of a loan due from Aluminium Norf GmbH.

(B)	We purchase tolling services from Aluminium Norf GmbH and electricity from Consorcio Candonga.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consists of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Accrued compensation and benefits	$165	$122
Accrued interest payable	15	12
Accrued income taxes	25	33
Current portion of fair value of can ceiling contracts	—	152
Other current liabilities	231	197

Accrued expenses and other current liabilities	$436	$516

10.	DEBT

Debt consists of the following (in millions).

	March 31, 2010					March 31, 2009
				Unamortized			Unamortized
	Interest			Fair Value	Carrying		Fair Value	Carrying
	Rates(A)		Principal	Adjustments(B)	Value	Principal	Adjustments(B)	Value
				Successor			Successor

Third party debt:
Short term borrowings	1.71%		$75	$—	$75	$264	$—	$264
Novelis Inc.
Floating rate Term Loan Facility, due July 2014	2.25	%(C)	292	—	292	295	—	295
11.5% Senior Notes, due February 2015	11.50%		185	(3)	182	—	—	—
7.25% Senior Notes, due February 2015	7.25%		1,124	41	1,165	1,124	47	1,171
Novelis Corporation
Floating rate Term Loan Facility, due July 2014	2.27	%(C)	859	(46)	813	867	(54)	813
Novelis Switzerland S.A.
Capital lease obligation, due December 2019 (Swiss francs (CHF) 50 million)	7.50%		45	(3)	42	45	(3)	42
Capital lease obligation, due August 2011 (CHF 2 million)	2.49%		1	—	1	2	—	2
Novelis Korea Limited
Bank loan, due October 2010	1.25	%(C)	100	—	100	100	—	100
Bank loan, due February 2010 (Korean won (KRW) 50 billion)	4.14%		—	—	—	37	—	37
Bank loan, due May 2009 (KRW 10 billion)	7.47%		—	—	—	7	—	7
Other
Other debt, due December 2011 through December 2012	1.00%		1	—	1	1	—	1

Total debt — third parties			2,682	(11)	2,671	2,742	(10)	2,732
Less: Short term borrowings			(75)	—	(75)	(264)	—	(264)
Current portion of long term debt			(116)	—	(116)	(59)	—	(59)

Long-term debt, net of current portion — third parties:			$2,491	$(11)	$2,480	$2,419	$(10)	$2,409

Related party debt:
Novelis Inc.
Unsecured credit facility — related party, due January 2015	13.00%		$—	$—	$—	$91	$—	$91

(A)	Interest rates are as of March 31, 2010 and exclude the effects of accretion/amortization of fair value adjustments as a result of the Arrangement and the debt exchange completed in fiscal 2009.

(B)	Debt existing at the time of the Arrangement was recorded at fair value. Additional floating rate Term Loan with a face value of $220 million issued in March 2009 was recorded at a fair value of $165 million. Additional 11.5% Senior Notes with a face value of $185 million issued in August 2009 were recorded at fair value of $181 million (see 11.5% Senior Notes below).

(C)	Excludes the effect of related interest rate swaps and the effect of accretion of fair value.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principal repayments of our total debt over the next five years and thereafter (excluding unamortized fair value adjustments and using rates of exchange as of March 31, 2010 for our debt denominated in foreign currencies) are as follows (in millions).

Year Ending March 31,	Amount

2011	$191
2012	16
2013	16
2014	16
2015	2,417
Thereafter	26

Total	$2,682

Senior Secured Credit Facilities

Our senior secured credit facilities consist of (1) a $1.15 billion seven year term loan facility maturing July 2014 (Term Loan Facility) and (2) an $800 million five-year multi-currency asset-backed revolving credit line and letter of credit facility (ABL Facility). The senior secured credit facilities include certain affirmative and negative covenants. Under the ABL Facility, if our excess availability, as defined under the borrowing, is less than 10% of the lender commitments under the ABL Facility, we are required to maintain a minimum fixed charge coverage ratio of 1 to 1. Substantially all of our assets are pledged as collateral under the senior secured credit facilities.

11.5% Senior Notes

On August 11, 2009, Novelis Inc. issued $185 million aggregate principal face amount of 11.5% senior unsecured notes at an effective rate of 12.0% (11.5% Senior Notes). The 11.5% Senior Notes were issued at a discount resulting in gross proceeds of $181 million. The net proceeds of this offering were used to repay a portion of the ABL Facility and $96 million outstanding under an unsecured credit facility from an affiliate of the Aditya Birla Group.

The 11.5% Senior Notes rank equally with all of our existing and future unsecured senior indebtedness, and are guaranteed, jointly and severally, on a senior unsecured basis, by the following:

•	all of our existing and future Canadian and U.S. restricted subsidiaries,

•	certain of our existing foreign restricted subsidiaries and

•	our other restricted subsidiaries that guarantee debt in the future under any credit facilities, provided that the borrower of such debt is our company or a Canadian or a U.S. subsidiary.

The 11.5% Senior Notes contain certain covenants and events of default, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. As of March 31, 2010, we were compliant with these covenants. Interest on the 11.5% Senior Notes is payable on February 15 and August 15 of each year and commenced on February 15, 2010. The notes will mature on February 15, 2015. On January 12, 2010, we consummated the exchange offer required by the registration rights agreement related to the 11.5% Senior Notes.

7.25% Senior Notes

On February 3, 2005, we issued $1.4 billion aggregate principal amount of senior unsecured debt securities. The senior notes were priced at par, bear interest at 7.25% and mature on February 15, 2015. The

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.25% senior notes are guaranteed by all of our Canadian and U.S. restricted subsidiaries, certain of our foreign restricted subsidiaries and our other restricted subsidiaries that guarantee our senior secured credit facilities and that guarantee the old notes.

Under the indenture that governs the 7.25% senior notes, we are subject to certain restrictive covenants applicable to incurring additional debt and providing additional guarantees, paying dividends beyond certain amounts and making other restricted payments, sales and transfers of assets, certain consolidations or mergers, and certain transactions with affiliates.

Pursuant to the terms of the indenture governing our 7.25% senior notes, we were obligated, within 30 days of closing of the Arrangement, to make an offer to purchase the 7.25% senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date the 7.25% senior notes were purchased. Consequently, we commenced a tender offer on May 16, 2007 to repurchase all of the outstanding 7.25% senior notes at the prescribed price. This offer expired on July 3, 2007 with holders of approximately $1 million of principal presenting their 7.25% senior notes pursuant to the tender offer.

In March 2009, we entered into a transaction in which we purchased 7.25% senior notes with a face value of $275 million with the net proceeds of an additional floating rate term loan with a face value of $220 million.

Short-Term Borrowings and Lines of Credit

As of March 31, 2010, our short-term borrowings were $75 million consisting of (1) $61 million of short-term loans under our ABL Facility and (2) $14 million in bank overdrafts. As of March 31, 2010, $17 million of our ABL Facility was utilized for letters of credit and we had $603 million in remaining availability under this revolving credit facility.

As of March 31, 2010, we had an additional $138 million outstanding under letters of credit in Korea not included in the ABL Facility. The weighted average interest rate on our total short-term borrowings was 1.71% and 2.75% as of March 31, 2010 and 2009, respectively.

Interest Rate Swaps

As of March 31, 2010, we have interest rate swaps to fix the variable LIBOR interest rate on $520 million of our floating rate Term Loan Facility. We are still obligated to pay any applicable margin, as defined in our senior secured credit facilities. Interest rate swaps related to $400 million at an effective weighted average interest rate of 4.0% expired March 31, 2010. In January 2009, we entered into two interest rate swaps to fix the variable LIBOR interest rate on an additional $300 million of our floating Term Loan facility at a rate of 1.49%, plus any applicable margin. These interest rate swaps are effective from March 31, 2009 through March 31, 2011. In April 2009, we entered into an additional $220 million interest rate swap at a rate of 1.97%, which is effective through April 30, 2012.

We have a cross-currency interest rate swap in Korea to convert our $100 million variable rate bank loan to KRW 92 billion at a fixed rate of 5.44%. The swap expires October 2010, concurrent with the maturity of the loan.

As of March 31, 2010 approximately 74% of our debt was fixed rate and approximately 26% was variable-rate.

Korean Bank Loans

In December 2004, we entered into (1) a $70 million floating rate loan and (2) a KRW 25 billion ($25 million) floating rate loan, both due in December 2007. We immediately entered into an interest rate and cross currency swap on the $70 million floating rate loan through a 4.55% fixed rate KRW 73 billion

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

($73 million) loan and an interest rate swap on the KRW 25 billion floating rate loan to fix the interest rate at 4.45%. In October 2007, we entered into a $100 million floating rate loan due October 2010 and immediately repaid the $70 million loan. In December 2007, we repaid the KRW 25 billion loan from the proceeds of the $100 million floating rate loan. Additionally, we immediately entered into an interest rate swap and cross currency swap for the $100 million floating rate loan through a 5.44% fixed rate KRW 92 billion ($92 million) loan.

We repaid a KRW 10 billion ($8 million) bank loan during May 2009 and a KRW 50 billion ($43 million) bank loan during February 2010.

Capital Lease Obligations

In December 2004, we entered into a fifteen-year capital lease obligation with Alcan for assets in Sierre, Switzerland, which has an interest rate of 7.5% and fixed quarterly payments of CHF 0.8 million, which is equivalent to $0.8 million at the exchange rate as of March 31, 2010.

In September 2005, we entered into a six-year capital lease obligation for equipment in Switzerland which has an interest rate of 2.49% and fixed monthly payments of CHF 0.1 million, which is equivalent to $0.1 million at the exchange rate as of March 31, 2010.

11.	SHARE-BASED COMPENSATION

Share-Based Compensation Expense

Total compensation expense for active and inactive plans related to share-based awards for the respective periods is presented in the tables below (in millions). These amounts are included in Selling, general and administrative expenses in our consolidated statements of operations.

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Active Plans:
Novelis Long-Term Incentive Plan 2009	$5.4	$—	$—	$—
Novelis Long-Term Incentive Plan 2010	3.4	—	—	—
Recognition Awards(A)	—	—	2.3	1.5

	$8.8	$—	$2.3	$1.5

(A)	One-half of the outstanding Recognition Awards vested on December 31, 2007. The remaining outstanding Recognition Awards vested on December 31, 2008.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

April 1, 2007
Through
May 15, 2007
Predecessor

Inactive Plans(A):
Novelis 2006 Incentive Plan (stock options)	$14.5
Novelis 2006 Incentive Plan (stock appreciation rights)	5.6
Novelis Conversion Plan of 2005	23.8
Stock Price Appreciation Unit Plan	(0.5)
Deferred Share Unit Plan for Non-Executive Directors	0.2
Novelis Founders Performance Awards	0.1
Total Shareholder Returns Performance Plan	—

Inactive Plants — Total Share-Based Compensation Expense	$43.7

(A)	As a result of the Arrangement, all of our share-based compensation awards that were active as of May 15, 2007 (except for our Recognition Awards) were accelerated to vest, cancelled and settled in cash.

Active Plans

Novelis Long-Term Incentive Plan

In June 2009, our board of directors authorized the Novelis Long-Term Incentive Plan FY 2010 — FY 2013 (2010 LTIP) covering the performance period from April 1, 2009 through March 31, 2013. The terms of the 2010 LTIP are the same as the Novelis Long-Term Incentive Plan FY 2009 — FY 2012 (2009 LTIP) approved in June 2008. Under the 2010 LTIP, phantom stock appreciation rights (SARs) are to be granted to certain of our executive officers and key employees. The SARs will vest at the rate of 25% per year, subject to performance criteria (see below) and expire seven years from their grant date. Each SAR is to be settled in cash based on the difference between the market value of one Hindalco share on the date of grant and the market value on the date of exercise, where market values are denominated in Indian rupees and converted to the participant’s payroll currency at the time of exercise. The amount of cash paid is limited to (i) 2.5 times the target payout if exercised within one year of vesting or (ii) 3 times the target payout if exercised after one year of vesting. The SARs do not transfer any shareholder rights in Hindalco to a participant. The SARs are classified as liability awards and are remeasured at fair value each reporting period until the SARs are settled.

The performance criterion for vesting is based on the actual overall Novelis operating earnings before interest, taxes, depreciation and amortization, as adjusted (adjusted Operating EBITDA) compared to the target adjusted Operating EBITDA established and approved each fiscal year. The minimum threshold for vesting each year is 75% of each annual target adjusted Operating EBITDA, at which point 75% of the SARs for that period would vest, with an equal pro rata amount of SARs vesting through 100% achievement of the target. Given that the performance criterion is based on an earnings target in a future period for each fiscal year, the grant date of the awards for accounting purposes is generally not established until the performance criterion has been defined. Accordingly, each of the four tranches associated with the 2010 LTIP and 2009 LTIP is deemed granted when the earnings target is determined.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below show the SARs activity under our 2010 LTIP and 2009 LTIP.

			Weighted	Weighted Average	Aggregate
			Average	Remaining	Intrinsic
	Number of		Exercise Price	Contractual Term	Value (USD in
2010 LTIP	SARs		(in Indian Rupees)	(in years)	millions)

SARs outstanding as of March 31, 2009	—		—	—	—
Granted	14,169,492	(A)	87.61
Exercised	—		—
Forfeited/Cancelled	(489,061)		85.79
Expired	—		—

SARs outstanding as of March 31, 2010	13,680,431		87.68	6.24	$29

			Weighted	Weighted Average	Aggregate
			Average	Remaining	Intrinsic
	Number of		Exercise Price	Contractual Term	Value (USD in
2009 LTIP	SARs		(in Indian Rupees)	(in years)	millions)

SARs outstanding as of March 31, 2009	20,606,906	(A)	60.50	6.22	(B	)
Granted	—		—
Exercised	—		—
Forfeited/Cancelled	(9,235,507)		60.50
Expired	—		—

SARs outstanding as of March 31, 2010	11,371,399		60.50	5.25	$21

(A)	Represents total SARs approved by the Board of Directors for grant. As noted above, due to the performance criterion based on a future earnings target, the amount deemed granted for accounting purposes is limited to the individual tranches subject to an established earnings target, which includes the current and prior fiscal years.

(B)	The aggregate intrinsic value is zero as the market value of a share of Hindalco stock was less than the SAR exercise price.

The fair value of each SAR is based on the difference between the fair value of a long call and a short call option. The fair value of each of these call options was determined using the Black-Scholes valuation method. We used historical stock price volatility data of Hindalco on the Bombay Stock Exchange to determine expected volatility assumptions. The fair value of each SAR under the 2010 LTIP and 2009 LTIP was estimated as of March 31, 2010 using the following assumptions:

	2010 LTIP	2009 LTIP

Expected volatility	53.50 - 59.10%	45.17 - 60.80%
Weighted average volatility	56.13%	54.78%
Dividend yield	0.74%	0.74%
Risk-free interest rate	6.86 - 7.44%	4.67 - 6.72%
Expected life	3.24 - 4.74 years	0.63 - 3.00 years

The fair value of the SARs is being recognized over the requisite performance and service period of each tranche, subject to the achievement of any performance criterion. Since the performance criteria for fiscal years 2011 through 2013 have not yet been established and therefore, measurement periods for SARs relating to those periods have not yet commenced, no compensation expense for those tranches has been recorded for the year ended March 31, 2010. No SARs were exercisable at March 31, 2010.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with her separation from the Company, we issued 1,000,000 SARs at an exercise price of 60.50 Indian Rupees to our former President and Chief Operating Officer. We recorded $2 million of compensation expense in the third quarter for fiscal 2010 associated with the exercise of these options on December 3, 2009 which is not included in the shared based compensation table above.

Unrecognized compensation expense related to the non-vested SARs (assuming all future performance criteria are met) is $17 million which is expected to be realized over a weighted average period of 3.51 years.

Recognition Awards

In September 2006, we entered into Recognition Agreements and granted Recognition Awards to certain executive officers and other key employees (Executives) to retain and reward them for continued dedication towards corporate objectives. Under the terms of these agreements, Executives who remained continuously employed by us through the vesting dates of December 31, 2007 and December 31, 2008 were entitled to receive one-half of their total Recognition Awards on each vesting date. The number of Recognition Awards payable under the agreements varied by Executive. As a result of the Arrangement, the Recognition Awards changed from an equity-based to a liability-based plan using the $44.93 per common share transaction price as the per share value. This change resulted in additional share-based compensation expense of $1.3 million during the period from April 1, 2007 through May 15, 2007.

One-half of the outstanding Recognition Awards vested on December 31, 2007, and were settled for approximately $3 million in cash in January 2008. The remaining outstanding Recognition Awards vested on December 31, 2008, and were settled for approximately $2 million in cash in January 2009.

Inactive Plans

As previously mentioned, as a result of the Arrangement, all of our share-based compensation awards (except for our Recognition Awards) were accelerated to vest, cancelled and settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction. The following tables summarize the activity and assumptions used to estimate fair value of the material cancelled plans.

Novelis 2006 Incentive Plan

In October 2006, our shareholders approved the Novelis 2006 Incentive Plan (2006 Incentive Plan) to effectively replace the Novelis Conversion Plan of 2005 and Stock Price Appreciation Unit Plan (both described below). Under the 2006 Incentive Plan, up to an aggregate number of 7,000,000 shares of Novelis common stock were authorized to be issued in the form of stock options, stock appreciation rights (SARs), restricted shares, restricted share units, performance shares and other share-based incentives.

2006 Stock Options

In October 2006, our board of directors authorized a grant of an aggregate of 885,170 seven-year non-qualified stock options under the 2006 Incentive Plan at an exercise price of $25.53 to certain of our executive officers and key employees.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to the Arrangement, the fair value of our premium and non-premium options was estimated using the following assumptions for the year ended December 31, 2006, the three months ended March 31, 2007 and the period from April 1, 2007 through May 15, 2007 (Predecessor):

Expected volatility	42.20 to 46.40%
Weighted average volatility	44.30%
Dividend yield	0.16%
Risk-free interest rate	4.68 to 4.71%
Expected life	1.00 to 4.75 years

As a result of the Arrangement, 825,850 premium and non-premium options under the 2006 Incentive Plan were accelerated to vest and were settled in cash for approximately $16 million.

Stock Appreciation Rights

In October 2006, our board of directors authorized a grant of 381,090 Stock Appreciation Rights (SARs) under the 2006 Incentive Plan at an exercise price of $25.53 to certain of our executive officers and key employees.

The fair value of premium and non-premium SARs under the 2006 Incentive Plan was estimated using the following assumptions:

	Three Months Ended	Year Ended
	March 31, 2007	December 31, 2006
	Predecessor	Predecessor

Expected volatility	40.70 to 44.70%	40.80 to 45.40%
Weighted average volatility	42.70%	43.10%
Dividend yield	None	0.14%
Risk-free interest rate	4.51 to 4.59%	4.67 to 4.71%
Expected life	0.57 to 4.32 years	0.83 to 4.57 years

As a result of the Arrangement, 378,360 premium and non-premium SARs were accelerated to vest and were settled in cash for approximately $7 million.

Novelis Conversion Plan of 2005

In January 2005, our board of directors adopted the Novelis Conversion Plan of 2005 (the Conversion Plan) to allow for 1,372,663 Alcan stock options held by employees of Alcan who became our employees following our spin-off from Alcan to be replaced with options to purchase 2,723,914 of our common shares.

The fair value of each option was estimated using the following assumptions for the year ended December 31, 2006, the three months ended March 31, 2007 and the period from April 1 through May 15, 2007:

Expected volatility	30.30%
Weighted-average volatility	30.30%
Dividend yield	1.56%
Risk-free interest rate	2.88 to 3.73%
Expected life	0.70 to 5.70 years

As a result of the Arrangement, 563,651 options were accelerated to vest with a total fair value of approximately $4 million and a total of 1,238,183 options were settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction for approximately $29 million.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	POSTRETIREMENT BENEFIT PLANS

Our pension obligations relate to funded defined benefit pension plans in the U.S., Canada, Switzerland and the U.K.; unfunded pension plans in Germany; unfunded lump sum indemnities in France, Malaysia and Italy; and partially funded lump sum indemnities in South Korea. Our other postretirement obligations (Other Benefits, as shown in certain tables below) include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

Some of our employees participated in defined benefit plans that were previously managed by Alcan in Canada and the U.K. In Switzerland, we continue to participate in the Rio Tinto Alcan defined benefit and defined contribution plans. The pension asset transfers of $49 million and $94 million and the pension liability transfers of $48 million and $95 million for fiscal years 2009 and 2008, respectively, relate to pension transfers from Alcan.

Employer Contributions to Plans

For pension plans, our policy is to fund an amount required to provide for contractual benefits attributed to service to date, and amortize unfunded actuarial liabilities typically over periods of 15 years or less. We also participate in savings plans in Canada and the U.S., as well as defined contribution pension plans in the U.S., U.K., Canada, Germany, Italy, Switzerland, Malaysia and Brazil. We contributed the following amounts to all plans, including the Rio Tinto Alcan plans that cover our Swiss employees (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Funded pension plans	$50	$29	$35	$4
Unfunded pension plans	11	16	19	2
Savings and defined contribution pension plans	16	16	13	2

Total contributions	$77	$61	$67	$8

During fiscal year 2011, we expect to contribute $41 million to our funded pension plans, $12 million to our unfunded pension plans and $18 million to our savings and defined contribution plans.

Investment Policy and Asset Allocation

The company’s overall investment strategy is to achieve a mix of approximately 50% of investments for long-term growth (equities, real estate) and 50% for near-term benefit payments (debt securities, other) with a wide diversification of asset categories, investment styles, fund strategies and fund managers. Since most of the defined benefit plans are closed to new entrants, we expect this strategy to gradually shift more investments toward near-term benefit payments.

Each of our funded pension plans is governed by an Investment Fiduciary, who establishes an investment policy appropriate for the pension plan. The Investment Fiduciary is responsible for selecting the asset allocation for each plan, monitoring investment managers, monitoring returns versus benchmarks and

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

monitoring compliance with the investment policy. The targeted allocation ranges by asset class, and the actual allocation percentages for each class are listed in the table below.

		Allocation in
		Aggregate as of
	Target	March 31,
Asset Category	Allocation Ranges	2010	2009
		Successor	Successor

Equity securities	35 - 60%	51%	46%
Debt securities	35 - 55%	40%	46%
Real estate	0 - 25%	4%	4%
Other	0 - 15%	5%	4%

Benefit Obligations, Fair Value of Plan Assets, Funded Status and Amounts Recognized in Financial Statements

The following tables present the change in benefit obligation, change in fair value of plan assets and the funded status for pension and other benefits (in millions), including the Swiss Pension Plan effective May 16, 2007. Other Benefits in the tables below include unfunded healthcare and life insurance benefits provided to retired employees in Canada, Brazil and the U.S.

	Pension Benefits
			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Benefit obligation at beginning of period	$945	$991	$867	$885
Service cost	35	38	40	6
Interest cost	61	57	43	6
Members’ contributions	5	9	5	—
Benefits paid	(40)	(39)	(39)	(4)
Amendments	1	—	(9)	—
Transfers/mergers	4	48	95	—
Curtailments/termination benefits	1	(2)	—	—
Actuarial (gains) losses	107	(33)	(52)	(32)
Currency (gains) losses	35	(124)	41	6

Benefit obligation at end of period	$1,154	$945	$991	$867

Benefit obligation of funded plans	$976	$787	$800	$680
Benefit obligation of unfunded plans	178	158	191	187

Benefit obligation at end of period	$1,154	$945	$991	$867

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits
			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Benefit obligation at beginning of period	$162	$171	$140	$141
Service cost	6	7	4	1
Interest cost	10	10	7	1
Benefits paid	(7)	(7)	(6)	(1)
Transfers/mergers	—	—	—	(1)
Curtailments/termination benefits	—	(3)	—	—
Actuarial (gains) losses	(6)	(14)	25	(2)
Currency (gains) losses	2	(2)	1	1

Benefit obligation at end of period	$167	$162	$171	140

Benefit obligation of funded plans	$—	$—	$—	$—
Benefit obligation of unfunded plans	167	162	171	140

Benefit obligation at end of period	$167	$162	$171	$140

	Pension Benefits
			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Change in fair value of plan assets
Fair value of plan assets at beginning of period	$598	$724	$607	$578
Actual return on plan assets	147	(102)	(14)	16
Members’ contributions	5	9	5	—
Benefits paid	(40)	(39)	(39)	(2)
Company contributions	62	45	54	12
Transfers/mergers	4	49	94	—
Currency gains (losses)	29	(88)	17	3

Fair value of plan assets at end of period	$805	$598	$724	$607

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2010		2009
	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	Successor		Successor

Funded status
Funded Status at end of period:
Assets less the benefit obligation of funded plans	$(171)	$—	$(189)	$—
Benefit obligation of unfunded plans	(178)	(167)	(158)	(162)

	$(349)	$(167)	$(347)	$(162)

As included on consolidated balance sheet
Accrued expenses and other current liabilities	(12)	(7)	(12)	(7)
Accrued postretirement benefits	(337)	(160)	(335)	(155)

	$(349)	$(167)	$(347)	$(162)

The postretirement amounts recognized in Accumulated other comprehensive income (loss), before tax effects, are presented in the table below (in millions).

	March 31,
	2010		2009
	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	Successor		Successor

Net actuarial loss	$111	$1	$118	$9
Prior service cost (credit)	(6)	—	(7)	—

Total postretirement amounts recognized in Accumulated other comprehensive loss (income)	$105	$1	$111	$9

The estimated amounts that will be amortized from Accumulated other comprehensive income (loss) into net periodic benefit cost in fiscal 2011 are $10 million for pension benefits and $ — million for other postretirement benefits, primarily related to net actuarial loss.

Accumulated Benefit Obligation in Excess of Plan Assets

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets as of March 31, 2010 and 2009 are presented in the table below (in millions).

	March 31,
	2010	2009
	Successor	Successor

Projected benefit obligation	$940	$887
Accumulated benefit obligation	$847	$784
Fair value of plan assets	$615	$549

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future Benefit Payments

Expected benefit payments to be made during the next ten fiscal years are listed in the table below (in millions).

	Pension Benefits	Other Benefits

2011	$37	$7
2012	43	8
2013	47	9
2014	52	9
2015	58	10
2016 through 2019	368	66

Total	$605	$109

Components of Net Periodic Benefit Cost

The components of net periodic benefit cost for the respective periods are listed in the table below (in millions).

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
Pension Benefits	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net periodic benefit cost
Service cost	$35	$38	$40	$6
Interest cost	61	57	43	6
Expected return on assets	(43)	(50)	(41)	(5)
Amortization
— actuarial losses	12	—	—	—
— prior service cost	(1)	(1)	—	—
Curtailment/settlement losses	1	(1)	—	—

Net periodic benefit cost	65	43	42	7
Proportionate share of non-consolidated affiliates’ deferred pension costs, net of tax	1	4	4	—

Total net periodic benefit costs recognized	$66	$47	$46	$7

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
Other Benefits	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net periodic benefit cost
Service cost	$6	$7	$4	$1
Interest cost	10	10	7	1
Amortization
— actuarial losses	1	2	—	—
Curtailment/termination benefits	—	(3)	—	—

Total net periodic benefit costs recognized	$17	$16	$11	$2

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Actuarial Assumptions and Sensitivity Analysis

The weighted average assumptions used to determine benefit obligations and net periodic benefit costs for the respective periods are listed in the table below.

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
Pension Benefits	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Weighted average assumptions used to determine benefit obligations
Discount rate	5.5%	6.0%	5.8%	5.4%
Average compensation growth	3.6%	3.6%	3.4%	3.8%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	6.1%	5.9%	5.2%	5.4%
Average compensation growth	3.4%	3.6%	3.7%	3.8%
Expected return on plan assets	6.7%	6.9%	7.3%	7.5%

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
Other Benefits	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Weighted average assumptions used to determine benefit obligations
Discount rate	5.6%	6.2%	6.1%	5.8%
Average compensation growth	3.9%	3.9%	3.9%	3.9%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	6.2%	6.1%	5.7%	5.7%
Average compensation growth	4.0%	3.9%	3.9%	3.9%

In selecting the appropriate discount rate for each plan, we generally used a country-specific, high-quality corporate bond index, adjusted to reflect the duration of the particular plan. In the U.S. and Canada, the discount rate was calculated by matching the plan’s projected cash flows with similar duration high-quality corporate bonds to develop a present value, which was then interpolated to develop a single equivalent discount rate.

In estimating the expected return on assets of a pension plan, consideration is given primarily to its target allocation, the current yield on long-term bonds in the country where the plan is established, and the historical risk premium of equity or real estate over long-term bond yields in each relevant country. The approach is consistent with the principle that assets with higher risk provide a greater return over the long-term. The expected long-term rate of return on plan assets is 6.8% in fiscal 2011.

We provide unfunded healthcare and life insurance benefits to our retired employees in Canada, the U.S. and Brazil, for which we paid $7 million in each period for the years ended March 31, 2010 and 2009, respectively; $6 million for the period from May 16, 2007 through March 31, 2008; and $1 million for the period from April 1, 2007 through May 15, 2007. The assumed healthcare cost trend used for measurement purposes is 7.5% for fiscal 2011, decreasing gradually to 5% in 2015 and remaining at that level thereafter.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A change of one percentage point in the assumed healthcare cost trend rates would have the following effects on our other benefits (in millions).

	1% Increase	1% Decrease

Sensitivity Analysis
Effect on service and interest costs	$2	$(2)
Effect on benefit obligation	$14	$(12)

In addition, we provide post-employment benefits, including disability, early retirement and continuation of benefits (medical, dental, and life insurance) to our former or inactive employees, which are accounted for on the accrual basis in accordance ASC No. 712, Compensation — Retirement Benefits. Other long-term liabilities on our consolidated balance sheets includes $19 million and $20 million as of March 31, 2010 and 2009, respectively, for these benefits.

Fair Value of Plan Assets

The following pension plan assets are measured and recognized at fair value on a recurring basis (in millions). Please see Note 15 — Fair Value of Assets and Liabilities for description of the fair value hierarchy. The US pension plan assets are invested exclusively in commingled funds and classified in Level 2. The foreign pension plan assets are invested in both direct investments (Levels 1 and 2) and commingled funds (Level 2).

US Pension Plan Assets

	March 31, 2010
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total

Successor:
Large Cap Equity	$—	$127	$—	$127
Small/Mid Cap Equity	—	35	—	35
International Equity	—	77	—	77
Fixed Income	—	166	—	166

Total	$—	$405	$—	$405

Foreign Pension Plan Assets

	March 31, 2010
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total

Successor:
Equity	$119	$47	$—	$166
Fixed Income	15	146	—	161
Real Estate	3	27	—	30
Cash	13	—	—	13
Other	9	21	—	30

Total	$159	$241	$—	$400

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	CURRENCY LOSSES (GAINS)

The following currency losses (gains) are included in the accompanying consolidated statements of operations (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net (gain) loss on change in fair value of currency derivative instruments(A)	$(72)	$(21)	$44	$(10)
Net (gain) loss on remeasurement of monetary assets and liabilities(B)	(15)	98	(2)	4

Net currency (gain) loss	$(87)	$77	$42	$(6)

(A)	Included in (Gain) loss on change in fair value of derivative instruments, net.

(B)	Included in Other (income) expenses, net.

The following currency gains (losses) are included in AOCI, net of tax (in millions).

			May 16, 2007
	Year Ended	Year Ended	Through
	March 31, 2010	March 31, 2009	March 31, 2008
	Successor	Successor	Successor

Cumulative currency translation adjustment — beginning of period	$(78)	$85	$32
Effect of changes in exchange rates	75	(163)	53

Cumulative currency translation adjustment — end of period	$(3)	$(78)	$85

14.	FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

In conducting our business, we use various derivative and non-derivative instruments to manage the risks arising from fluctuations in exchange rates, interest rates, aluminum prices and energy prices. Such instruments are used for risk management purposes only. We may be exposed to losses in the future if the counterparties to the contracts fail to perform. We are satisfied that the risk of such non-performance is remote due to our monitoring of credit exposures. Our ultimate gain or loss on these derivatives may differ from the amount recognized in the accompanying March 31, 2010 consolidated balance sheet.

The decision of whether and when to execute derivative instruments, along with the duration of the instrument, can vary from period to period depending on market conditions, the relative costs of the instruments and capacity to hedge. The duration is always linked to the timing of the underlying exposure, with the connection between the two being regularly monitored.

The current and noncurrent portions of derivative assets and the current portion of derivative liabilities are presented on the face of our accompanying consolidated balance sheets. The noncurrent portions of derivative liabilities are included in Other long-term liabilities in the accompanying consolidated balance sheets.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair values of our financial instruments and commodity contracts as of March 31, 2010 and March 31, 2009 are as follows (in millions):

	March 31, 2010
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent	Assets/(Liabilities)

Successor
Derivatives designated as hedging instruments:
Currency exchange contracts	$—	$—	$—	$(21)	$(21)
Interest rate swaps	—	—	(6)	(1)	(7)
Electricity swap	—	—	(8)	(27)	(35)

Total derivatives designated as hedging instruments	—	—	(14)	(49)	(63)

Derivatives not designated as hedging instruments:
Aluminum contracts	149	6	(80)	—	75
Currency exchange contracts	48	1	(10)	(1)	38
Energy contracts	—	—	(6)	—	(6)

Total derivatives not designated as hedging instruments	197	7	(96)	(1)	107

Total derivative fair value	$197	$7	$(110)	$(50)	$44

	March 31, 2009
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent	Assets/(Liabilities)

Successor
Derivatives designated as hedging instruments:
Currency exchange contracts	$—	$—	$—	$(11)	$(11)
Interest rate swaps	—	—	(13)	—	(13)
Electricity swap	—	—	(6)	(12)	(18)

Total derivatives designated as hedging instruments	—	—	(19)	(23)	(42)

Derivatives not designated as hedging instruments:
Aluminum contracts	99	41	(532)	(13)	(405)
Currency exchange contracts	20	31	(77)	(12)	(38)
Energy contracts	—	—	(12)	—	(12)

Total derivatives not designated as hedging instruments	119	72	(621)	(25)	(455)

Total derivative fair value	$119	$72	$(640)	$(48)	$(497)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Investment Hedges

We use cross-currency swaps to manage our exposure to fluctuating exchange rates arising from our loans to and investments in our European operations. We had cross-currency swaps of Euro 135 million as of March 31, 2010 and 2009, designated as net investment hedges. The effective portion of the change in fair value of the derivative is included in Other comprehensive income (loss) (OCI). Prior to the Arrangement, the effective portion on the derivative was included in Change in fair value of effective portion of hedges, net. After the completion of the Acquisition, the effective portion on the derivative is included in Currency translation adjustments. The ineffective portion of gain or loss on the derivative is included in (Gain) loss on change in fair value of derivative instruments, net.

The following table summarizes the amount of gain (loss) we recognized in OCI related to our net investment hedge derivatives (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Currency exchange contracts	$(11)	$169	$(82)	$(8)

Cash Flow Hedges

We own an interest in an electricity swap which we designated as a cash flow hedge of our exposure to fluctuating electricity prices. The effective portion of gain or loss on the derivative is included in OCI and is reclassified when we recognize the underlying exposure into (Gain) loss on change in fair value of derivatives, net in our accompanying consolidated statements of operations. As of March 31, 2010, the outstanding portion of this swap includes 1.6 million megawatt hours through 2017.

We use interest rate swaps to manage our exposure to changes in the benchmark LIBOR interest rate arising from our variable-rate debt. We have designated these as cash flow hedges. The effective portion of gain or loss on the derivative is included in OCI and reclassified when settled into Interest expense and amortization of debt issuance costs in our accompanying consolidated statements of operations. We had $510 million and $690 million of outstanding interest rate swaps designated as cash flow hedges as of March 31, 2010 and 2009, respectively.

For all derivatives designated as cash flow hedges, gains or losses representing hedge ineffectiveness are recognized in (Gain) loss on change in fair value of derivative instruments, net in our current period earnings. If at any time during the life of a cash flow hedge relationship we determine that the relationship is no longer effective, the derivative will no longer be designated as a cash flow hedge. This could occur if the underlying hedged exposure is determined to no longer be probable, or if our ongoing assessment of hedge effectiveness determines that the hedge relationship no longer meets the criteria we established at the inception of the hedge. Gains or losses recognized to date in AOCI would be immediately reclassified into current period earnings, as would any subsequent changes in the fair value of any such derivative.

During the next twelve months we expect to realize $14 million in effective net losses from our cash flow hedges. The maximum period over which we have hedged our exposure to cash flow variability is through 2017.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the impact on AOCI and earnings of derivative instruments designated as cash flow hedges (in millions).

Gain or (Loss)
Recognized in Income
		Gain (Loss)	(Ineffective Portion and Amount
	Gain (Loss)	Reclassified from	Excluded from
	Recognized in OCI	AOCI into Income	Effectiveness Testing)
	Year Ended	Year Ended	Year Ended
	March 31, 2010	March 31, 2010	March 31, 2010
	Successor	Successor	Successor

Energy contracts	$(13)	$5	$1
Interest rate swaps	$5	$—	$—

Gain or (Loss)
Recognized in Income
		Gain (Loss)	(Ineffective Portion and Amount
	Gain (Loss)	Reclassified from	Excluded from
	Recognized in OCI	AOCI into Income	Effectiveness Testing)
	Year Ended	Year Ended	Year Ended
	March 31, 2009	March 31, 2009	March 31, 2009
	Successor	Successor	Successor

Energy contracts	$(20)	$13	$—
Interest rate swaps	$3	$—	$—

Gain (Loss)
Recognized in Income
			Gain (Loss)		(Ineffective Portion and Amount
	Gain (Loss)		Reclassified from		Excluded from
	Recognized in OCI		AOCI into Income		Effectiveness Testing)
	May 16, 2007	April 1, 2007	May 16, 2007	April 1, 2007	May 16, 2007	April 1, 2007
	Through	Through	Through	Through	Through	Through
	March 31, 2008	May 15, 2007	March 31, 2008	May 15, 2007	March 31, 2008	May 15, 2007
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
Currency exchange contracts	$—	$4	$—	$1	$—	$—
Energy contracts	$23	$4	$8	$—	$—	$—
Interest rate swaps	$(15)	$—	$—	$—	$(1)	$—

Derivative Instruments Not Designated as Hedges

While each of these derivatives is intended to be effective in helping us manage risk, they have not been designated as hedging instruments. The change in fair value of these derivative instruments is included in (Gain) loss on change in fair value of derivative instruments, net in the accompanying consolidated statement of operations.

We use aluminum forward contracts and options to hedge our exposure to changes in the London Metal Exchange (LME) price of aluminum. These exposures arise from firm commitments to sell aluminum in future periods at fixed prices, the forecasted output of our smelter operations in South America and the forecasted metal price lag associated with firm commitments to sell aluminum in future periods at prices based on the LME. As of March 31, 2010 and 2009, we had 55 kt and 180 kt, respectively, of outstanding aluminum contracts not designated as hedges. We classify cash settlement amounts associated with these derivatives as part of investing activities in the consolidated statements of cash flows.

For certain customers, we enter into contractual relationships that entitle us to pass-through the economic effect of trading positions that we take with other third parties on our customers’ behalf. We recognize a derivative position with both the customer and the third party for these types of contracts and we classify cash

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

settlement amounts associated with these derivatives as part of operating activities in the consolidated statements of cash flows.

We use foreign exchange forward contracts and cross-currency swaps to manage our exposure to changes in exchange rates. These exposures arise from recorded assets and liabilities, firm commitments and forecasted cash flows denominated in currencies other than the functional currency of certain operations. As of March 31, 2010 and 2009, we had outstanding currency exchange contracts with a total notional amount of $1.4 billion that were not designated as hedges.

We use interest rate swaps to manage our exposure to fluctuating interest rates associated with variable-rate debt. As of March 31, 2010 and 2009, we had $10 million of outstanding interest rate swaps that were not designated as hedges.

We use heating oil swaps and natural gas swaps to manage our exposure to fluctuating energy prices in North America. As of March 31, 2010 we had no outstanding heating oil swaps that were not designated as hedges. As of March 31, 2009, we had 3.4 million gallons of heating oil swaps that were not designated as hedges. As of March 31, 2010 and 2009, we had 4.2 million MMBTUs and 3.8 million MMBTUs, respectively, of natural gas swaps that were not designated as hedges. One MMBTU is the equivalent of one decatherm, or one million British Thermal Units.

The following table summarizes the gains (losses) associated with the change in fair value of derivative instruments recognized in earnings (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Derivative Instruments Not Designated as Hedges
Aluminum contracts	$123	$(561)	$44	$7
Currency exchange contracts	72	21	(44)	10
Energy contracts	(7)	(29)	12	3

Gain (loss) recognized	188	(569)	12	20
Derivative Instruments Designated as Cash Flow Hedges
Interest rate swaps	—	—	(1)	—
Electricity swap	6	13	11	—

Gain (loss) on change in fair value of derivative instruments, net	$194	$(556)	$22	$20

15.	FAIR VALUE OF ASSETS AND LIABILITIES

We record certain assets and liabilities, primarily derivative instruments, on our consolidated balance sheets at fair value. We also disclose the fair values of certain financial instruments, including debt and loans receivable, which are not recorded at fair value. Our objective in measuring fair value is to estimate an exit price in an orderly transaction between market participants on the measurement date. We consider factors such as liquidity, bid/offer spreads and nonperformance risk, including our own nonperformance risk, in measuring fair value. We use observable market inputs wherever possible. To the extent that observable market inputs are

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not available, our fair value measurements will reflect the assumptions we used. We grade the level of the inputs and assumptions used according to a three-tier hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities that we have the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 — Unobservable inputs for which there is little or no market data, which require us to develop our own assumptions based on the best information available as what market participants would use in pricing the asset or liability.

The following section describes the valuation methodologies we used to measure our various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Derivative Contracts

For certain of our derivative contracts whose fair values are based upon trades in liquid markets, such as aluminum forward contracts and options, valuation model inputs can generally be verified and valuation techniques do not involve significant judgment. The fair values of such financial instruments are generally classified within Level 2 of the fair value hierarchy.

The majority of our derivative contracts are valued using industry-standard models that use observable market inputs as their basis, such as time value, forward interest rates, volatility factors, and current (spot) and forward market prices for foreign exchange rates. We generally classify these instruments within Level 2 of the valuation hierarchy. Such derivatives include interest rate swaps, cross-currency swaps, foreign currency forward contracts and certain energy-related forward contracts (e.g., natural gas).

We classify derivative contracts that are valued based on models with significant unobservable market inputs as Level 3 of the valuation hierarchy. These derivatives include certain of our energy-related forward contracts (e.g., electricity) and certain foreign currency forward contracts. Models for these fair value measurements include inputs based on estimated future prices for periods beyond the term of the quoted prices.

For Level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (nonperformance risk).

As of March 31, 2010 and 2009, the company did not have any Level 1 financial instruments.

The following tables present our derivative assets and liabilities which are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of March 31, 2010 and 2009 (in millions).

	March 31,
	2010		2009
	Assets	Liabilities	Assets	Liabilities
	Successor	Successor	Successor	Successor

Level 2
Aluminum contracts	$151	$(76)	$140	$(545)
Currency exchange contracts	49	(32)	51	(74)
Electricity swap	—	—	—	—
Energy contracts	—	(6)	—	(12)
Interest rate swaps	—	(7)	—	(13)

Total Level 2 Instruments	200	(121)	191	(644)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2010		2009
	Assets	Liabilities	Assets	Liabilities
	Successor	Successor	Successor	Successor

Level 3
Aluminum contracts	4	(4)	—	—
Currency exchange contracts	—	—	—	(26)
Electricity swap	—	(35)	—	(18)

Total Level 3 Instruments	4	(39)	—	(44)

Total	$204	$(160)	$191	$(688)

We recognized unrealized gains of $2 million related to Level 3 financial instruments that were still held as of March 31, 2010. These unrealized gains are included in (Gain) loss on change in fair value of derivative instruments, net.

The following table presents a reconciliation of fair value activity for Level 3 derivative contracts on a net basis (in millions).

Level 3
Derivative
Instruments(A)

Successor:
Balance as of April 1, 2008	$11
Net realized/unrealized (losses) included in earnings(B)	(10)
Net realized/unrealized (losses) included in Other comprehensive income (loss)(C)	(33)
Net purchases, issuances and settlements	(13)
Net transfers from Level 3 to Level 2	1

Balance as of March 31, 2009	(44)
Net realized/unrealized (losses) included in earnings(B)	5
Net realized/unrealized (losses) included in Other comprehensive income (loss)(C)	(17)
Net purchases, issuances and settlements	(5)
Net transfers from Level 3 to Level 2	26

Balance as of March 31, 2010	$(35)

(A)	Represents derivative assets net of derivative liabilities.

(B)	Included in (Gain) loss on change in fair value of derivative instruments, net.

(C)	Included in Change in fair value of effective portion of hedges, net.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Instruments Not Recorded at Fair Value

The table below presents the estimated fair value of certain financial instruments that are not recorded at fair value on a recurring basis (in millions). The table excludes short-term financial assets and liabilities for which we believe carrying value approximates fair value.

	March 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	Successor	Successor	Successor	Successor

Assets
Long-term receivables from related parties	$21	$21	$23	$23
Liabilities
Total debt — third parties (excluding short term borrowings)	2,596	2,432	2,468	1,400
Total debt — related party	—	—	91	93

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	OTHER (INCOME) EXPENSES, NET

Other (income) expenses, net is comprised of the following (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Exchange (gains) losses, net	$(15)	$98	$(2)	$4
Gain on reversal of accrued legal claims(A)	(3)	(26)	—	—
(Gain) loss on Brazilian tax settlement	(6)	9	—	—
Loss on disposals of property, plant and equipment, net	1	—	—	—
Sale transaction fees	—	—	—	32
Other, net	(2)	5	(4)	(1)

Other (income) expenses, net	$(25)	$86	$(6)	$35

(A)	We recognized a $26 million gain on the reversal of a previously recorded legal accrual upon settlement during the year ended March 31, 2009.

17.	INCOME TAXES

We are subject to Canadian and United States federal, state, and local income taxes as well as other foreign income taxes. The domestic (Canada) and foreign components of our Income (loss) before income taxes (and after removing our Equity in net (income) loss of non-consolidated affiliates) are as follows (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Domestic (Canada)	$(38)	$(15)	$(125)	$(45)
Foreign (all other countries)	780	(1,981)	134	(50)

Pre-tax income (loss) before equity in net (income) loss of non-consolidated affiliates	$742	$(1,996)	$9	$(95)

The components of the Income tax provision (benefit) are as follows (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Current provision (benefit):
Domestic (Canada)	$(24)	$7	$17	$—
Foreign (all other countries)	58	78	71	21

Total current	34	85	88	21

Deferred provision (benefit):
Domestic (Canada)	—	—	—	4
Foreign (all other countries)	228	(331)	(5)	(21)

Total deferred	228	(331)	(5)	(17)

Income tax provision (benefit)	$262	$(246)	$83	$4

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of the Canadian statutory tax rates to our effective tax rates are shown below (in millions, except percentages).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Pre-tax income (loss) before equity in net (income) loss on non-consolidated affiliates	$742	$(1,996)	$9	$(95)

Canadian Statutory tax rate	30%	31%	32%	33%

Provision (benefit) at the Canadian statutory rate	$223	$(619)	$3	$(31)
Increase (decrease) for taxes on income (loss) resulting from:
Non-deductible goodwill impairment	—	415	—	—
Exchange translation items	19	(4)	49	23
Exchange remeasurement of deferred income taxes	38	(48)	27	3
Change in valuation allowances	(3)	61	(6)	13
Tax credits and other allowances	(4)	(8)	(1)	—
Expense (income) items not subject to tax	1	3	5	(9)
Enacted tax rate changes	7	(7)	(18)	—
Tax rate differences on foreign earnings	(9)	(33)	9	2
Uncertain tax positions	(10)	2	18	—
Other, net	—	(8)	(3)	3

Income tax provision (benefit)	$262	$(246)	$83	$4

Effective tax rate	35%	12%	922%	(4)%

Our effective tax rate differs from the Canadian statutory rate primarily due to the following factors: (1) non-deductible impairment of goodwill; (2) pre-tax foreign currency gains or losses with no tax effect and the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, which is shown above as exchange translation items; (3) the remeasurement of deferred income taxes due to foreign currency changes, which is shown above as exchange remeasurement of deferred income taxes; (4) changes in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses; (5) the effects of enacted tax rate changes on cumulative taxable temporary differences; (6) differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions shown above as tax rate differences on foreign earnings and (7) increases or decreases in uncertain tax positions recorded under the provisions of ASC 740, Income Taxes (ASC 740).

In connection with our spin-off from Alcan we entered into a tax sharing and disaffiliation agreement that provides indemnification if certain factual representations are breached or if certain transactions are undertaken or certain actions are taken that have the effect of negatively affecting the tax treatment of the spin-off. It further governs the disaffiliation of the tax matters of Alcan and its subsidiaries or affiliates other than us, on the one hand, and us and our subsidiaries or affiliates, on the other hand. In this respect it allocates taxes accrued prior to the spin-off and after the spin-off as well as transfer taxes resulting therefrom. It also allocates obligations for filing tax returns and the management of certain pending or future tax contests and creates mutual collaboration obligations with respect to tax matters.

We enjoy the benefits of favorable tax holidays in various jurisdictions; however, the net impact of these tax holidays on our income tax provision (benefit) is immaterial.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Income Taxes

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes, and the impact of available net operating loss (NOL) and tax credit carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.

Our deferred income tax assets and deferred income tax liabilities are as follows (in millions).

	March 31,
	2010	2009
	Successor	Successor

Deferred income tax assets:
Provisions not currently deductible for tax purposes	$221	$363
Tax losses/benefit carryforwards, net	404	390
Depreciation and Amortization	86	85
Other assets	21	45

Total deferred income tax assets	732	883
Less: valuation allowance	(223)	(228)

Net deferred income tax assets	$509	$655

Deferred income tax liabilities:
Depreciation and amortization	$824	$774
Inventory valuation reserves	97	55
Other liabilities	102	75

Total deferred income tax liabilities	$1,023	$904

Total deferred income tax liabilities	$1,023	$904
Less: Net deferred income tax assets	509	655

Net deferred income tax liabilities	$514	$249

ASC 740 requires that we reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. After consideration of all evidence, both positive and negative, management concluded that it is more likely than not that we will not realize a portion of our deferred tax assets and that valuation allowances of $223 million and $228 million were necessary as of March 31, 2010 and 2009, respectively, as described below.

As of March 31, 2010, we had net operating loss carryforwards of approximately $368 million (tax effected) and tax credit carryforwards of $36 million, which will be available to offset future taxable income and tax liabilities, respectively. The carryforwards began expiring in 2010 with some amounts being carried forward indefinitely. As of March 31, 2010, valuation allowances of $88 million and $17 million had been recorded against net operating loss carryforwards and tax credit carryforwards, respectively, where it appeared more likely than not that such benefits will not be realized. The net operating loss carryforwards are predominantly in the U.S., the U.K., Canada, France, Italy, Luxembourg and Brazil.

As of March 31, 2009, we had net operating loss carryforwards of approximately $354 million (tax effected) and tax credit carryforwards of $36 million, which will be available to offset future taxable income and tax liabilities, respectively. The carryforwards begin expiring in 2009 with some amounts being carried forward indefinitely. As of March 31, 2009, valuation allowances of $117 million and $17 million had been

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded against net operating loss carryforwards and tax credit carryforwards, respectively, where it appeared more likely than not that such benefits will not be realized. The net operating loss carryforwards are predominantly in the U.S., the U.K., Canada, France, Italy, and Luxembourg.

Our valuation allowance decreased $5 million (net) during the year ended March 31, 2010. Although realization is not assured, management believes it is more likely than not that all the remaining net deferred tax assets will be realized. In the near term, the amount of deferred tax assets considered realizable could be reduced if we do not generate sufficient taxable income in certain jurisdictions.

We have undistributed earnings in our foreign subsidiaries. For those subsidiaries where the earnings are considered to be permanently reinvested, no provision for Canadian income taxes has been recorded. Upon repatriation of those earnings, in the form of dividends or otherwise, we would be subject to both Canadian income taxes (subject to an adjustment for foreign taxes paid) and withholding taxes payable to the various foreign countries. For those subsidiaries where the earnings are not considered permanently reinvested, taxes have been provided as required. The determination of the unrecorded deferred income tax liability for temporary differences related to investments in foreign subsidiaries and foreign corporate joint ventures that are considered to be permanently reinvested is not considered practicable.

Tax Uncertainties

As of March 31, 2010 and March 31, 2009, the total amount of unrecognized benefits that, if recognized, would affect the effective income tax rate in future periods based on anticipated settlement dates is $39 million and $46 million, respectively. It is reasonably possible that the expiration of the statutes of limitations or examinations by taxing authorities will result in a decrease in the unrecognized tax benefits of $1 million related to cross-border intercompany pricing of services rendered in various jurisdictions by March 31, 2011.

Separately, we are awaiting a court ruling regarding the utilization of certain operating losses. We anticipate that it is reasonably possible that this ruling will result in a $14 million decrease in unrecognized tax benefits by March 31, 2011 related to this matter. We have fully funded this contingent liability through a judicial deposit, which is included in Other long-term assets — third parties since January 2007.

Tax authorities are currently examining certain of our tax returns for fiscal years 2004 through 2008. We are evaluating potential adjustments and we do not anticipate that settlement of the examinations will result in a material payout. With few exceptions, tax returns for all jurisdictions for all tax years before 2003 are no longer subject to examination by taxing authorities.

During the year ended March 31, 2010, the statute of limitations lapsed with respect to unrecognized tax benefits related to potential withholding taxes and cross-border intercompany pricing of services. As a result, we recognized a reduction in unrecognized tax benefits of $28 million, including a decrease in accrued interest of $5 million, recorded as a reduction to the income tax provisions in the consolidated statement of operations and comprehensive income (loss).

Our continuing practice and policy is to record potential interest and penalties related to unrecognized tax benefits in our Income tax provision (benefit). As of March 31, 2010 and March 31, 2009, we had $14 million and $12 million accrued for potential interest on income taxes, respectively. For the periods from May 16, 2007 through March 31, 2008; and from April 1, 2007 through May 15, 2007, our Income tax provision included a charge for an additional $5 million and $0.4 million of potential interest, respectively.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Beginning balance	$51	$61	$47	$46
Additions based on tax positions related to the current period	4	1	2	—
Additions based on tax positions of prior years	7	3	7	—
Reductions based on tax positions of prior years	—	(3)	—	—
Settlements	(1)	(4)	—	—
Statute Lapses	(23)	(1)	—	—
Foreign Exchange	1	(6)	5	1

Ending Balance	$39	$51	$61	$47

Income Taxes Payable

Our consolidated balance sheets include income taxes payable of $70 million and $85 million as of March 31, 2010 and 2009, respectively. Of these amounts, $25 million and $33 million are reflected in Accrued expenses and other current liabilities as of March 31, 2010 and 2009, respectively.

18.	COMMITMENTS AND CONTINGENCIES

In connection with our spin-off from Alcan, we assumed a number of liabilities, commitments and contingencies mainly related to our historical rolled products operations, including liabilities in respect of legal claims and environmental matters. As a result, we may be required to indemnify Alcan for claims successfully brought against Alcan or for the defense of legal actions that arise from time to time in the normal course of our rolled products business including commercial and contract disputes, employee-related claims and tax disputes (including several disputes with Brazil’s Ministry of Treasury regarding various forms of manufacturing taxes and social security contributions). In addition to these assumed liabilities and contingencies, we may, in the future, be involved in, or subject to, other disputes, claims and proceedings that arise in the ordinary course of our business, including some that we assert against others, such as environmental, health and safety, product liability, employee, tax, personal injury and other matters. Where appropriate, we have established reserves in respect of these matters (or, if required, we have posted cash guarantees). While the ultimate resolution of, and liability and costs related to, these matters cannot be determined with certainty due to the considerable uncertainties that exist, we do not believe that any of these pending actions, individually or in the aggregate, will materially impair our operations or materially affect our financial condition or liquidity. The following describes certain legal proceedings relating to our business, including those for which we assumed liability as a result of our spin-off from Alcan.

Legal Proceedings

Coca-Cola Lawsuit.  A lawsuit was commenced against Novelis Corporation on February 15, 2007 by Coca-Cola Bottler’s Sales and Services Company LLC (CCBSS) in Georgia state court. CCBSS is a consortium of Coca-Cola bottlers across the United States, including Coca-Cola Enterprises Inc. CCBSS alleges that Novelis Corporation breached the “most favored nations” provision regarding certain pricing matters under an aluminum can stock supply agreement between the parties, and seeks monetary damages in an amount to be determined at trial and a declaration of its rights under the agreement. The dispute will likely turn on the facts that are presented to the court by the parties and the court’s finding as to how certain

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions of the agreement ought to be interpreted. If CCBSS were to prevail in this litigation, the amount of damages would likely be material. However, we have concluded that a loss from the CCBSS litigation is not probable and therefore have not recorded an accrual. In addition, we do not believe there is a reasonable possibility of a loss from the lawsuit based on information available at this time. Novelis Corporation and CCBSS have filed motions for summary judgment, and each party has filed a response to the other party’s motion. No trial date has been set.

Environmental Matters

We own and operate numerous manufacturing and other facilities in various countries around the world. Our operations are subject to environmental laws and regulations from various jurisdictions, which govern, among other things, air emissions, wastewater discharges, the handling, storage and disposal of hazardous substances and wastes, the remediation of contaminated sites, post-mining reclamation and restoration of natural resources, and employee health and safety. Future environmental regulations may be expected to impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements. The cost of meeting these requirements may be significant. Failure to comply with such laws and regulations could subject us to administrative, civil or criminal penalties, obligations to pay damages or other costs, and injunctions and other orders, including orders to cease operations. We expect that our total expenditures for capital improvements regarding environmental control facilities for the year ending March 31, 2011 will be approximately $5 million.

We are involved in proceedings under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, or analogous state provisions regarding liability arising from the usage, storage, treatment or disposal of hazardous substances and wastes at a number of sites in the United States, as well as similar proceedings under the laws and regulations of the other jurisdictions in which we have operations, including Brazil and certain countries in the European Union. Many of these jurisdictions have laws that impose joint and several liability, without regard to fault or the legality of the original conduct, for the costs of environmental remediation, natural resource damages, third party claims, and other expenses. In addition, we are, from time to time, subject to environmental reviews and investigations by relevant governmental authorities.

With respect to environmental loss contingencies, we record a loss contingency whenever such contingency is probable and reasonably estimable. The evaluation model includes all asserted and unasserted claims that can be reasonably identified. Under this evaluation model, the liability and the related costs are quantified based upon the best available evidence regarding actual liability loss and cost estimates. Except for those loss contingencies where no estimate can reasonably be made, the evaluation model is fact-driven and attempts to estimate the full costs of each claim. Management reviews the status of, and estimated liability related to, pending claims and civil actions on a quarterly basis. The estimated costs in respect of such reported liabilities are not offset by amounts related to cost-sharing between parties, insurance, indemnification arrangements or contribution from other potentially responsible parties (PRPs) unless otherwise noted.

As described further in the following paragraph, we have established procedures for regularly evaluating environmental loss contingencies, including those arising from such environmental reviews and investigations and any other environmental remediation or compliance matters. We believe we have a reasonable basis for evaluating these environmental loss contingencies, and we believe we have made reasonable estimates of the costs that are likely to be borne by us for these environmental loss contingencies. Accordingly, we have established reserves based on our reasonable estimates for the currently anticipated costs associated with these environmental matters. We estimate that the undiscounted remaining clean-up costs related to all of our known environmental matters as of March 31, 2010 will be approximately $54 million. Of this amount, $38 million is included in Other long-term liabilities, with the remaining $16 million included in Accrued expenses and other

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current liabilities in our consolidated balance sheet as of March 31, 2010. Management has reviewed the environmental matters, including those for which we assumed liability as a result of our spin-off from Rio Tinto Alcan. As a result of this review, management has determined that the currently anticipated costs associated with these environmental matters will not, individually or in the aggregate, materially impact our operations or materially adversely affect our financial condition, results of operations or liquidity.

Brazil Tax Matters

Primarily as a result of legal proceedings with Brazil’s Ministry of Treasury regarding certain taxes in South America, as of March 31, 2010 and March 31, 2009, we had cash deposits aggregating approximately $45 million and $30 million, respectively, in judicial depository accounts pending finalization of the related cases. The depository accounts are in the name of the Brazilian government and will be expended towards these legal proceedings or released to us, depending on the outcome of the legal cases. These deposits are included in Other long-term assets — third parties in our accompanying condensed consolidated balance sheets. In addition, we are involved in several disputes with Brazil’s Ministry of Treasury about various forms of manufacturing taxes and social security contributions, for which we have made no judicial deposits but for which we have established reserves ranging from $7 million to $123 million as of March 31, 2010. In total, these reserves approximate $149 million and $135 million, as of March 31, 2010 and 2009, respectively, and are included in Other long-term liabilities in our accompanying consolidated balance sheet.

On May 28, 2009, the Brazilian government passed a law allowing taxpayers to settle certain federal tax disputes with the Brazilian tax authorities, including disputes relating to a Brazilian national tax on manufactured products, through an installment program. Under the program, if a company elects to settle a tax dispute and pay the principal amount due over a specified payment period (e.g., 60, 120 or 180 months), the company will receive a discount on the interest and penalties owed on the disputed tax amount. Novelis joined the installment program in November of 2009 and notified the Brazilian government of its election to settle certain federal tax disputes pursuant to the program. On May 3, 2010, the Brazilian government enacted legislation permitting us to select a payment period under the installment program, and we will make our formal selection in the second quarter of fiscal year 2011.

Guarantees of Indebtedness

We have issued guarantees on behalf of certain of our subsidiaries and non-consolidated affiliates, including certain of our wholly-owned subsidiaries and Aluminium Norf GmbH, which is a fifty percent (50%) owned joint venture that does not meet the requirements for consolidation.

In the case of our wholly-owned subsidiaries, the indebtedness guaranteed is for trade accounts payable to third parties. Some of the guarantees have annual terms while others have no expiration and have termination notice requirements. Neither we nor any of our subsidiaries or non-consolidated affiliates holds any assets of any third parties as collateral to offset the potential settlement of these guarantees.

Since we consolidate wholly-owned and majority-owned subsidiaries in our consolidated financial statements, all liabilities associated with trade payables and short-term debt facilities for these entities are already included in our consolidated balance sheets.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table discloses information about our obligations under guarantees of indebtedness as of March 31, 2010 (in millions). We did not have obligations under guarantees of indebtedness related to our majority-owned subsidiaries as of March 31, 2010.

	Maximum	Liability
	Potential	Carrying
Type of Entity	Future Payment	Value

Wholly-owned subsidiaries	$121	$35
Aluminium Norf GmbH	14	—

We have no retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets.

19.	SEGMENT, GEOGRAPHICAL AREA, MAJOR CUSTOMER AND MAJOR SUPPLIER INFORMATION

Segment Information

Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments: North America; Europe; Asia and South America.

The following is a description of our operating segments:

•	North America. Headquartered in Cleveland, Ohio, this segment manufactures aluminum sheet and light gauge products and operates 11 plants, including two fully dedicated recycling facilities, in two countries.

•	Europe. Headquartered in Zurich, Switzerland, this segment manufactures aluminum sheet and light gauge products and operates 13 plants, including one recycling facility, in six countries.

•	Asia. Headquartered in Seoul, South Korea, this segment manufactures aluminum sheet and light gauge products and operates three plants in two countries.

•	South America. Headquartered in Sao Paulo, Brazil, this segment comprises bauxite mining, alumina refining, smelting operations, power generation, carbon products, aluminum sheet and light gauge products and operates four plants in Brazil.

Net sales and expenses are measured in accordance with the policies and procedures described in Note 1 — Business and Summary of Significant Accounting Policies.

For Segment income purposes we only include the impact of the derivative gains or losses to the extent they are settled in cash (i.e., realized) during that period.

We measure the profitability and financial performance of our operating segments based on Segment income. Segment income provides a measure of our underlying segment results that is in line with our portfolio approach to risk management. We define Segment income as earnings before (a) depreciation and amortization; (b) interest expense and amortization of debt issuance costs; (c) interest income; (d) unrealized gains (losses) on change in fair value of derivative instruments, net; (e) impairment of goodwill; (f) impairment charges on long-lived assets (other than goodwill); (g) gain on extinguishment of debt; (h) noncontrolling interests’ share; (i) adjustments to reconcile our proportional share of Segment income from non-consolidated affiliates to income as determined on the equity method of accounting (described below); (k) restructuring charges, net; (k) gains or losses on disposals of property, plant and equipment and businesses, net; (l) other costs, net; (m) litigation settlement, net of insurance recoveries; (n) sale transaction fees; (o) provision or benefit for taxes on income (loss) and (p) cumulative effect of accounting change, net of tax.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Adjustment to eliminate proportional consolidation.  The financial information for our segments includes the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile the financial information for the segments shown in the tables below to the GAAP-based measure, we must remove our proportional share of each line item that we included in the segment amounts. See Note 8 — Investment in and Advances to Non-Consolidated Affiliates and Related Party Transactions for further information about these non-consolidated affiliates.

The tables below show selected segment financial information (in millions).

Selected Segment Financial Information

Selected Operating Results	North			South	Corporate
Year Ended March 31, 2010	America	Europe	Asia	America	and Other	Eliminations	Total
(Successor)

Net sales	$3,292	$2,975	$1,501	$948	$—	$(43)	$8,673
Write-off and amortization of fair value adjustments	128	(1)	—	—	7	—	134
Depreciation and amortization	162	153	48	64	5	(48)	384
Income tax provision (benefit)	116	73	31	69	(22)	(5)	262
Capital expenditures	38	48	15	18	2	(20)	101
Total assets as of March 31, 2010	$2,726	$2,870	$965	$1,344	$49	$(192)	$7,762

Selected Operating Results	North			South	Corporate
Year Ended March 31, 2009	America	Europe	Asia	America	and Other	Eliminations	Total
(Successor)

Net sales	$3,930	$3,718	$1,536	$1,007	$—	$(14)	$10,177
Write-off and amortization of fair value adjustments	218	7	—	—	8	—	233
Depreciation and amortization	166	226	50	72	3	(78)	439
Income tax provision (benefit)	(156)	(13)	(8)	(62)	9	(16)	(246)
Capital expenditures	42	76	20	25	2	(20)	145
Total assets as of March 31, 2009	$2,973	$2,750	$732	$1,296	$50	$(234)	$7,567

Selected Operating Results	North			South	Corporate
May 16, 2007 Through March 31, 2008	America	Europe	Asia	America	and Other	Eliminations	Total
(Successor)

Net sales	$3,664	$3,831	$1,612	$908	$—	$(50)	$9,965
Write-off and amortization of fair value adjustments	242	(8)	(11)	(9)	7	—	221
Depreciation and amortization	140	176	52	62	1	(56)	375
Income tax provision (benefit)	23	(70)	1	69	26	34	83
Capital expenditures	42	98	28	28	3	(14)	185
Total assets as of March 31, 2008	$3,957	$4,355	$1,080	$1,485	$59	$(199)	$10,737

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Selected Operating Results	North			South	Corporate
April 1, 2007 Through May 15, 2007	America	Europe	Asia	America	and Other	Eliminations	Total
(Predecessor)

Net sales	$446	$510	$217	$116	$—	$(8)	$1,281
Depreciation and amortization	7	11	7	5	1	(3)	28
Income tax provision (benefit)	(19)	10	—	14	(1)	—	4
Capital expenditures	4	8	4	3	1	(3)	17

The following table shows the reconciliation from income from reportable segments to Net income (loss) attributable to our common shareholder (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
North America	$320	$82	$266	$(24)
Europe	247	236	241	32
Asia	166	86	46	6
South America	111	139	143	18
Corporate and other(A)	(90)	(57)	(46)	(38)
Depreciation and amortization	(384)	(439)	(375)	(28)
Interest expense and amortization of debt issuance costs	(175)	(182)	(214)	(27)
Interest income	11	14	18	1
Unrealized gains (losses) on change in fair value of derivative instruments, net(B)	578	(519)	(8)	5
Impairment of goodwill	—	(1,340)	—	—
Gain on extinguishment of debt	—	122	—	—
Restructuring charges, net	(14)	(95)	(6)	(1)
Adjustment to eliminate proportional consolidation	(51)	(226)	(36)	(7)
Other costs, net	8	11	5	(31)

Income (loss) before income taxes	727	(2,168)	34	(94)
Income tax provision (benefit)	262	(246)	83	4

Net income (loss)	465	(1,922)	(49)	(98)
Net income (loss) attributable to noncontrolling interests	60	(12)	4	(1)

Net income (loss) attributable to our common shareholder	$405	$(1,910)	$(53)	$(97)

(A)	Corporate and other includes functions that are managed directly from our corporate office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. These expenses have not been allocated to the regions. It also includes realized gains (losses) on corporate derivative instruments.

(B)	Unrealized gains (losses) on change in fair value of derivative instruments, net represents the portion of gains (losses) that were not settled in cash during the period. Total realized and unrealized gains (losses)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are shown in the table below and are included in the aggregate each period in (Gain) loss on change in fair value of derivative instruments, net on our consolidated statements of operations.

Gain (loss) on change in fair value of derivative instruments, net is as follows (in millions):

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Realized gains (losses) included in Segment income	$(385)	$(41)	$14	$18
Realized gains (losses) on corporate derivative instruments	1	4	16	(3)
Unrealized gains (losses)	578	(519)	(8)	5

Gains (losses) on change in fair value of derivative instruments, net	$194	$(556)	$22	$20

Geographical Area Information

We had 31 operating facilities in 11 countries as of March 31, 2010. The tables below present Net sales and Long-lived assets by geographical area (in millions). Net sales are attributed to geographical areas based on the origin of the sale. Long-lived assets are attributed to geographical areas based on asset location and exclude investments in and advances to our non-consolidated affiliates.

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net sales:
United States	$3,134	$3,685	$3,419	$427
Asia and Other Pacific	1,481	1,536	1,602	216
Brazil	947	1,006	880	109
Canada	152	243	236	19
Germany	2,041	2,439	2,508	212
United Kingdom	165	347	445	79
Other Europe	753	921	875	219

Total Net sales	$8,673	$10,177	$9,965	$1,281

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2010	2009
	Successor	Successor

Long-lived assets:
United States	$1,736	$1,902
Asia and Other Pacific	421	384
Brazil	767	768
Canada	135	171
Germany	384	415
United Kingdom	52	51
Other Europe	497	477

Total long-lived assets	$3,992	$4,168

Information about Major Customers and Primary Supplier

The table below shows our net sales to Rexam Plc (Rexam) and Anheuser-Busch InBev (Anheuser-Busch), our two largest customers, as a percentage of total Net sales.

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Rexam	16%	17%	15%	14%
Anheuser-Busch	11%	7%	7%	9%

Rio Tinto Alcan is our primary supplier of metal inputs, including prime and sheet ingot. The table below shows our purchases from Alcan as a percentage of our total combined metal purchases.

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Purchases from Alcan as a percentage of total combined metal purchases in kt(A)(B)	38%	37%	35%	34%

(A)	One kilotonne (kt) is 1,000 metric tonnes. One metric tonne is equivalent to 2,204.6 pounds.

(B)	We purchased approximately 50% of prime and sheet ingot and molten metal from Alcan for the year end March 31, 2010.

20.	SUPPLEMENTAL INFORMATION

AOCI consists of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Currency translation adjustment	$(8)	$(62)
Fair value of effective portion of hedges	(27)	(19)
Pension and other benefits	(68)	(67)

AOCI	$(103)	$(148)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Supplemental disclosures of cash flow information:
Interest paid	$158	$169	$200	$13
Income taxes paid	50	65	64	9
Dividends declared and paid	—	—	—	—

The following table shows non-cash investing and financing activities related to the Agreement.

May 16, 2007
Through
March 31, 2008
Successor

Supplemental schedule of non-cash investing and financing activities related to the Agreement:
Property, plant and equipment	$(1,344)
Goodwill	(1,625)
Intangible assets	(893)
Investment in and advances to non-consolidated affiliates	(776)
Debt	66

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	QUARTERLY RESULTS

The table below presents select operating results (in millions) and dividends per common share information by period.

	(Unaudited)
	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2009	2009	2009	2010
	Successor	Successor	Successor	Successor

Net sales	$1,960	$2,181	$2,112	$2,420
Cost of goods sold (exclusive of depreciation and amortization shown below)	1,537	1,734	1,795	2,147
Selling, general and administrative expenses	74	77	92	94
Depreciation and amortization	100	92	93	99
Research and development expenses	8	9	10	11
Interest expense and amortization of debt issuance costs	43	44	44	44
Interest income	(3)	(3)	(2)	(3)
(Gain) loss on change in fair value of derivative instruments, net	(72)	(80)	(40)	(2)
Restructuring charges, net	3	3	1	7
Equity in net (income) loss of non-consolidated affiliates	10	10	(8)	3
Other (income) expenses, net	(13)	(6)	(2)	(4)
Income tax provision (benefit)	112	87	48	15

Net income	161	214	81	9
Net income attributable to noncontrolling interests	18	19	13	10

Net income attributable to our common shareholder	$143	$195	$68	$(1)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	(Unaudited)
	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2008	2008	2008	2009
	Successor	Successor	Successor	Successor

Net sales	$3,103	$2,959	$2,176	$1,939
Cost of goods sold (exclusive of depreciation and amortization shown below)	2,837	2,797	2,030	1,612
Selling, general and administrative expenses	78	83	66	67
Depreciation and amortization	116	107	107	109
Research and development expenses	12	10	11	8
Interest expense and amortization of debt issuance costs	45	46	47	44
Interest income	(5)	(5)	(3)	(1)
(Gain) loss on change in fair value of derivative instruments, net	(65)	185	396	40
Impairment of goodwill	—	—	1,340	—
Gain on extinguishment of debt	—	—	—	(122)
Restructuring charges, net	(1)	—	15	81
Equity in net (income) loss of non-consolidated affiliates	2	(2)	166	6
Other (income) expenses, net	23	10	20	33
Income tax provision (benefit)	35	(168)	(196)	83

Net income (loss)	26	(104)	(1,823)	(21)
Net income (loss) attributable to noncontrolling interests	2	—	(9)	(5)

Net income (loss) attributable to our common shareholder	$24	$(104)	$(1,814)	$(16)

22.	SUPPLEMENTAL GUARANTOR INFORMATION

In connection with the issuance of our 7.25% Senior Notes and our 11.5% Senior Notes, certain of our wholly-owned subsidiaries, which are 100% owned within the meaning of Rule 3-10(h)(1) of Regulation S-X, provided guarantees. These guarantees are full and unconditional as well as joint and several. The guarantor subsidiaries (the Guarantors) are comprised of the majority of our businesses in Canada, the U.S., the U.K., Brazil, Portugal, Luxembourg and Switzerland, as well as certain businesses in Germany. Certain Guarantors may be subject to restrictions on their ability to distribute earnings to Novelis Inc. (the Parent). The remaining subsidiaries (the Non-Guarantors) of the Parent are not guarantors of the Senior Notes.

The following information presents condensed consolidating statements of operations, balance sheets and statements of cash flows of the Parent, the Guarantors, and the Non-Guarantors. Investments include investment in and advances to non-consolidated affiliates as well as investments in net assets of divisions included in the Parent, and have been presented using the equity method of accounting.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Year Ended March 31, 2010 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$849	$6,906	$2,468	$(1,550)	$8,673
Cost of goods sold (exclusive of depreciation and amortization shown below)	772	5,850	2,141	(1,550)	7,213
Selling, general and administrative expenses	51	226	60	—	337
Depreciation and amortization	4	289	91	—	384
Research and development expenses	26	11	1	—	38
Interest expense and amortization of debt issuance costs	114	117	8	(64)	175
Interest income	(63)	(10)	(2)	64	(11)
Gain on change in fair value of derivative instruments, net	(5)	(165)	(24)	—	(194)
Restructuring charges, net	—	8	6	—	14
Equity in net (income) loss of non-consolidated affiliates	(396)	15	—	396	15
Other (income) expenses, net	(34)	46	(37)	—	(25)

	469	6,387	2,244	(1,154)	7,946

Income (loss) before income taxes	380	519	224	(396)	727
Income tax provision (benefit)	(25)	249	38	—	262

Net income (loss)	405	270	186	(396)	465
Net income attributable to noncontrolling interests	—	—	60	—	60

Net income (loss) attributable to our common shareholder	$405	$270	$126	$(396)	$405

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Year Ended March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$1,186	$8,421	$2,647	$(2,077)	$10,177
Cost of goods sold (exclusive of depreciation and amortization shown below)	1,182	7,704	2,467	(2,077)	9,276
Selling, general and administrative expenses	9	217	68	—	294
Depreciation and amortization	16	328	95	—	439
Research and development expenses	29	10	2	—	41
Interest expense and amortization of debt issuance costs	114	134	23	(89)	182
Interest income	(78)	(15)	(10)	89	(14)
Loss on change in fair value of derivative instruments, net	5	511	40	—	556
Impairment of goodwill	—	1,340	—	—	1,340
Gain on extinguishment of debt, net	(67)	(55)	—	—	(122)
Restructuring charges, net	5	74	16	—	95
Equity in net (income) loss of non-consolidated affiliates	1,890	172	—	(1,890)	172
Other (income) expenses, net	(14)	11	89	—	86

	3,091	10,431	2,790	(3,967)	12,345

Income (loss) before income taxes	(1,905)	(2,010)	(143)	1,890	(2,168)
Income tax provision (benefit)	5	(237)	(14)	—	(246)

Net income (loss)	(1,910)	(1,773)	(129)	1,890	(1,922)
Net loss attributable to noncontrolling interests	—	—	(12)	—	(12)

Net loss attributable to our common shareholder	$(1,910)	$(1,773)	$(117)	$1,890	$(1,910)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENTS OF OPERATIONS
(In millions)

	May 16, 2007 Through March 31, 2008 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$1,300	$8,266	$2,701	$(2,302)	$9,965
Cost of goods sold (exclusive of depreciation and amortization shown below)	1,294	7,525	2,546	(2,302)	9,063
Selling, general and administrative expenses	40	189	69	—	298
Depreciation and amortization	19	294	62	—	375
Research and development expenses	27	17	2	—	46
Interest expense and amortization of debt issuance costs	147	135	34	(102)	214
Interest income	(90)	(17)	(13)	102	(18)
(Gain) loss on change in fair value of derivative instruments, net	8	(13)	(17)	—	(22)
Restructuring charges, net	—	2	4	—	6
Equity in net (income) loss of non-consolidated affiliates	(83)	(25)	—	83	(25)
Other (income) expenses, net	(33)	6	21	—	(6)

	1,329	8,113	2,708	(2,219)	9,931

Income (loss) before income taxes	(29)	153	(7)	(83)	34
Income tax provision (benefit)	24	53	6	—	83

Net income (loss)	(53)	100	(13)	(83)	(49)
Net income attributable to noncontrolling interests	—	—	4	—	4

Net income (loss) attributable to our common shareholder	$(53)	$100	$(17)	$(83)	$(53)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENTS OF OPERATIONS
(In millions)

	April 1, 2007 Through May 15, 2007 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$129	$1,020	$359	$(227)	$1,281
Cost of goods sold (exclusive of depreciation and amortization shown below)	131	965	340	(227)	1,209
Selling, general and administrative expenses	29	47	15	—	91
Depreciation and amortization	2	18	8	—	28
Research and development expenses	5	1	—	—	6
Interest expense and amortization of debt issuance costs	12	21	4	(10)	27
Interest income	(9)	(1)	(1)	10	(1)
(Gain) loss on change in fair value of derivative instruments, net	(2)	(19)	1	—	(20)
Restructuring charges, net	—	1	—	—	1
Equity in net (income) loss of non-consolidated affiliates	29	(1)	—	(29)	(1)
Other (income) expenses, net	29	8	(2)	—	35

	226	1,040	365	(256)	1,375

Income (loss) before income taxes	(97)	(20)	(6)	29	(94)
Income tax provision (benefit)	—	3	1	—	4

Net income (loss)	(97)	(23)	(7)	29	(98)
Net loss attributable to noncontrolling interests	—	—	(1)	—	(1)

Net loss attributable to our common shareholder	$(97)	$(23)	$(6)	$29	$(97)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING BALANCE SHEET
(In millions)

	As of March 31, 2010 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$22	$266	$149	$—	$437
Accounts receivable, net of allowances
— third parties	24	747	372	—	1,143
— related parties	695	312	62	(1,045)	24
Inventories	47	770	266	—	1,083
Prepaid expenses and other current assets	2	28	9	—	39
Fair value of derivative instruments	5	161	43	(12)	197
Deferred income tax assets	—	7	5	—	12

Total current assets	795	2,291	906	(1,057)	2,935
Property, plant and equipment, net	138	1,976	518	—	2,632
Goodwill	—	600	11	—	611
Intangible assets, net	6	740	3	—	749
Investments in and advances to non-consolidated affiliates	1,998	708	1	(1,998)	709
Fair value of derivative instruments, net of current portion	—	7	2	(2)	7
Deferred income tax assets	1	3	1	—	5
Other long-term assets	976	199	78	(1,139)	114

Total assets	$3,914	$6,524	$1,520	$(4,196)	$7,762

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3	$13	$100	$—	$116
Short-term borrowings
— third parties	—	61	14	—	75
— related parties	41	457	21	(519)	—
Accounts payable
— third parties	58	600	418	—	1,076
— related parties	62	350	166	(525)	53
Fair value of derivative instruments	7	102	13	(12)	110
Accrued expenses and other current liabilities	52	279	106	(1)	436
Deferred income tax liabilities	—	33	1	—	34

Total current liabilities	223	1,895	839	(1,057)	1,900
Long-term debt, net of current portion
— third parties	1,635	844	1	—	2,480
— related parties	115	929	94	(1,138)	—
Deferred income tax liabilities	—	485	12	—	497
Accrued postretirement benefits	31	349	119	—	499
Other long-term liabilities	41	333	5	(3)	376

	2,045	4,835	1,070	(2,198)	5,752

Commitments and contingencies
Shareholder’s equity
Common stock	—	—	—	—	—
Additional paid-in capital	3,530	—	—	—	3,530
Retained earnings (accumulated deficit)	(1,558)	1,818	349	(2,167)	(1,558)
Accumulated other comprehensive income (loss)	(103)	(129)	(40)	169	(103)

Total equity of our common shareholder	1,869	1,689	309	(1,998)	1,869
Noncontrolling interests	—	—	141	—	141

Total equity	1,869	1,689	450	(1,998)	2,010

Total liabilities and equity	$3,914	$6,524	$1,520	$(4,196)	$7,762

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING BALANCE SHEET
(In millions)

	As of March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$3	$175	$70	$—	$248
Accounts receivable, net of allowances
— third parties	21	761	267	—	1,049
— related parties	411	183	32	(601)	25
Inventories	31	523	239	—	793
Prepaid expenses and other current assets	4	31	16	—	51
Fair value of derivative instruments	—	145	7	(33)	119
Deferred income tax assets	—	192	24	—	216

Total current assets	470	2,010	655	(634)	2,501
Property, plant and equipment, net	151	2,139	490	—	2,780
Goodwill	—	570	12	—	582
Intangible assets, net	11	794	1	—	806
Investments in and advances to non-consolidated affiliates	1,647	719	—	(1,647)	719
Fair value of derivative instruments, net of current portion	—	46	28	(2)	72
Deferred income tax assets	1	3	—	—	4
Other long-term assets	1,028	207	96	(1,228)	103

Total assets	$3,308	$6,488	$1,282	$(3,511)	$7,567

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3	$12	$44	$—	$59
Short-term borrowings
— third parties	—	231	33	—	264
— related parties	7	330	22	(359)	—
Accounts payable
— third parties	33	458	234	—	725
— related parties	41	157	90	(240)	48
Fair value of derivative instruments	7	540	126	(33)	640
Accrued expenses and other current liabilities	34	395	90	(3)	516
Deferred income tax liabilities	—	—	—	—	—

Total current liabilities	125	2,123	639	(635)	2,252
Long-term debt, net of current portion
— third parties	1,464	844	101	—	2,409
— related parties	223	976	120	(1,228)	91
Deferred income tax liabilities	—	459	10	—	469
Accrued postretirement benefits	27	346	122	—	495
Other long-term liabilities	50	288	5	(1)	342

	1,889	5,036	997	(1,864)	6,058

Commitments and contingencies
Shareholder’s equity
Common stock	—	—	—	—	—
Additional paid-in capital	3,530	—	—	—	3,530
Retained earnings (accumulated deficit)	(1,963)	1,533	325	(1,858)	(1,963)
Accumulated other comprehensive income (loss)	(148)	(81)	(130)	211	(148)

Total equity of our common shareholder	1,419	1,452	195	(1,647)	1,419
Noncontrolling interests	—	—	90	—	90

Total equity	1,419	1,452	285	(1,647)	1,509

Total liabilities and equity	$3,308	$6,488	$1,282	$(3,511)	$7,567

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Year Ended March 31, 2010 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$(16)	$564	$296	$—	$844

INVESTING ACTIVITIES
Capital expenditures	(7)	(66)	(28)	—	(101)
Proceeds from sales of assets	—	1	4	—	5
Changes to investment in and advances to non-consolidated affiliates	—	3	—	—	3
Proceeds from loans receivable, net — related parties	—	4	—	—	4
Net proceeds from settlement of derivative instruments	(3)	(285)	(107)	—	(395)

Net cash provided by (used in) investing activities	(10)	(343)	(131)	—	(484)

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	177	—	—	—	177
— related parties	4	—	—	—	4
Principal repayments
— third parties	(3)	(13)	(51)	—	(67)
— related parties	(166)	(76)	(12)	159	(95)
Short-term borrowings, net
— third parties	—	(172)	(21)	—	(193)
— related parties	34	127	(2)	(159)	—
Dividends
— noncontrolling interests	—	—	(13)	—	(13)
Debt issuance costs	(1)	—	—	—	(1)

Net cash provided by (used in) financing activities	45	(134)	(99)	—	(188)

Net increase in cash and cash equivalents	19	87	66	—	172
Effect of exchange rate changes on cash balances held in foreign currencies	—	4	13	—	17
Cash and cash equivalents — beginning of period	3	175	70	—	248

Cash and cash equivalents — end of period	$22	$266	$149	$—	$437

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Year Ended March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$87	$(123)	$39	$(223)	$(220)

INVESTING ACTIVITIES
Capital expenditures	(8)	(100)	(37)	—	(145)
Proceeds from sales of assets	2	2	1	—	5
Changes to investment in and advances to non-consolidated affiliates	—	20	—	—	20
Proceeds from loans receivable, net — related parties	—	17	—	—	17
Net proceeds from settlement of derivative instruments	2	(93)	67	—	(24)

Net cash provided by (used in) investing activities	(4)	(154)	31	—	(127)

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	—	220	43	—	263
— related parties	91	—	—	—	91
Principal repayments
— third parties	(223)	(11)	(1)	—	(235)
— related parties	41	(89)	(152)	200	—
Short-term borrowings, net
— third parties	—	185	(9)	—	176
— related parties	2	(25)	—	23	—
Dividends
— noncontrolling interests	—	—	(6)	—	(6)
Debt issuance costs	(3)	—	—	—	(3)

Net cash provided by (used in) financing activities	(92)	280	(125)	223	286

Net increase in cash and cash equivalents	(9)	3	(55)	—	(61)
Effect of exchange rate changes on cash balances held in foreign currencies	—	(5)	(12)	—	(17)
Cash and cash equivalents — beginning of period	12	177	137	—	326

Cash and cash equivalents — end of period	$3	$175	$70	$—	$248

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	May 16, 2007 Through March 31, 2008 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$88	$359	$144	$(190)	$401

INVESTING ACTIVITIES
Capital expenditures	(11)	(143)	(31)	—	(185)
Proceeds from sales of assets	5	2	1	—	8
Changes to investment in and advances to non-consolidated affiliates	(40)	25	(1)	40	24
Proceeds from loans receivable, net — related parties	—	18	—	—	18
Net proceeds from settlement of derivative instruments	12	36	(7)	—	41

Net cash provided by (used in) investing activities	(34)	(62)	(38)	40	(94)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	92	40	—	(40)	92
Proceeds from issuance of debt	300	659	141	—	1,100
Principal repayments
— third parties	(261)	(608)	(140)	—	(1,009)
— related parties	—	(189)	31	158	—
Short-term borrowings, net
— third parties	(45)	(188)	(8)	—	(241)
— related parties	(99)	81	(14)	32	—
Dividends
— noncontrolling interests	—	—	(1)	—	(1)
Debt issuance costs	(37)	—	—	—	(37)

Net cash provided by (used in) financing activities	(50)	(205)	9	150	(96)

Net increase in cash and cash equivalents	4	92	115	—	211
Effect of exchange rate changes on cash balances held in foreign currencies	—	11	2	—	13
Cash and cash equivalents — beginning of period	8	74	20	—	102

Cash and cash equivalents — end of period	$12	$177	$137	$—	$326

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	April 1, 2007 Through May 15, 2007 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash used in operating activities	$(21)	$(181)	$(28)	$—	$(230)
INVESTING ACTIVITIES
Capital expenditures	(1)	(10)	(6)	—	(17)
Changes to investment in and advances to non-consolidated affiliates	—	1	—	—	1
Net proceeds from settlement of derivative instruments	(5)	23	—	—	18

Net cash provided by (used in) investing activities	(6)	14	(6)	—	2

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	150	—	—	150
Principal repayments	—	(1)	—	—	(1)
Short-term borrowings, net
— third parties	45	9	6	—	60
— related parties	(15)	11	4	—	—
Dividends
— noncontrolling interests	—	—	(7)	—	(7)
Debt issuance costs	(2)	—	—	—	(2)
Proceeds from the exercise of stock options	1	—	—	—	1

Net cash provided by financing activities	29	169	3	—	201

Net increase (decrease) in cash and cash equivalents	2	2	(31)	—	(27)
Effect of exchange rate changes on cash balances held in foreign currencies	—	1	—	—	1
Cash and cash equivalents — beginning of period	6	71	51	—	128

Cash and cash equivalents — end of period	$8	$74	$20	$—	$102